UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Voltari Corporation

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED MAY 23, 2019

VOLTARI CORPORATION

767 Fifth Avenue, Suite 4700

New York, New York 10153

[●], 2019

Dear Common Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Voltari Corporation, which we refer to as the “Company,” to be held at the offices of Brown Rudnick LLP, 7 Times Square, New York, NY 10036, on [●], at [●], local time, unless adjourned or postponed to a later date. Unless expressly otherwise stated (i) each reference to “stockholders” is to the holders of common stock of the Company and (ii) each reference to “shares” is to the shares of common stock of the Company.

At the special meeting, our stockholders will be asked to consider and vote on a proposal to adopt the merger agreement that the Company entered into on March 22, 2019, which we refer to as the “merger agreement,” providing for the acquisition of the Company by Starfire Holding Corporation, which we refer to as “Parent.” The acquisition will occur by means of a merger of a wholly-owned subsidiary of Parent, which we refer to as “Merger Sub,” with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent, which we refer to as the “merger.” If the merger agreement is adopted by our stockholders and the merger is completed, each share of our common stock (other than shares owned by Parent, Merger Sub, or any of their respective subsidiaries or affiliates (other than the Company and its directors and officers), all of which we collectively refer to as the “Purchaser Group,” shares owned by the Company or the Company’s subsidiaries, and shares for which appraisal rights have been properly and validly perfected and not validly withdrawn or lost) will be converted into the right to receive $0.86 in cash, without interest, which represents a premium of approximately 139% over our closing stock price on December 6, 2018, the last trading day prior to the announcement by certain of Parent’s affiliates of their initial offer to acquire all shares not owned by them, which we refer to as the “initial offer,” and a premium of approximately 48% over the purchase price proposed in the initial offer of $0.58 per share.

In addition, if the merger agreement is adopted by our stockholders and the merger is completed, each outstanding share of the Company’s 13% Redeemable Series J Preferred Stock, which we refer to as the “preferred stock,” not owned by the Purchaser Group (other than shares of preferred stock owned by the Company or the Company’s subsidiaries, and shares of preferred stock for which appraisal rights have been properly and validly perfected and not validly withdrawn or lost) will be converted into the right to receive an amount in cash equal to the “redemption price,” which consists of the liquidation preference per share of the preferred stock plus any accrued but unpaid dividends, as more specifically set forth in the Company’s certificate of incorporation, without interest.

Following the merger, Merger Sub will be a wholly-owned subsidiary of Parent, which currently owns approximately 52.69% of the issued and outstanding shares of our common stock and approximately 98.0% of the Company’s preferred stock. The proposed merger is a transaction by which the Company would be acquired by its own controlling stockholder. Accordingly such merger is a “going private transaction” under the rules of the U.S. Securities and Exchange Commission, which we refer to as the “SEC.”

To assist in evaluating the fairness of the merger to the Company and our stockholders, other than the Purchaser Group, the Board of Directors of the Company, which we refer to as the “Board,” formed a special committee of independent directors, which we refer to as the “Special Committee,” to, among other things, evaluate and negotiate a potential transaction with the Purchaser Group or any alternative strategic transaction.

The Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board, have each unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its common stockholders (other than the Purchaser Group) and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board unanimously recommends that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement.

The enclosed proxy statement describes the merger agreement, the merger and related matters. A copy of the merger agreement is also attached to the proxy statement. We urge our stockholders to read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

The common stock is the only class of stock that has the right to vote at the special meeting. The holders of preferred stock are not entitled to vote at the special meeting on any matter.

Your vote is very important, regardless of the number of shares of the Company’s common stock you own. The merger cannot be completed unless holders of (i) a majority of the aggregate voting power of the shares outstanding and entitled to vote on such proposal vote in favor of adoption of the merger agreement and (ii) a majority of the shares outstanding and entitled to vote on such proposal, and that are not owned by the Purchaser Group, vote in favor of adoption of the merger agreement. If you fail to vote on the merger agreement, the effect will be the same as a vote against adoption of the merger agreement.

If you have any questions or need assistance voting, please contact D. F. King & Co., Inc., our proxy solicitor, by calling (877) 297-1746 (toll-free).

Thank you in advance for your cooperation and continued support.

By order of the Board of Directors,

Peter K. Shea

Chairman of the Board

New York, New York

[●], 2019

The accompanying proxy statement is dated [●], 2019 and is first being mailed to stockholders on or about [●], 2019.

THIS SOLICITATION IS MADE ON BEHALF OF THE COMPANY. NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

If you have any questions or require any assistance in voting your shares of Voltari common stock, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (877) 297-1746

Email: VLTC@dfking.com

VOLTARI CORPORATION

767 Fifth Avenue, Suite 4700

New York, New York 10153

NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS

To Be Held on [●], 2019

To the Common Stockholders of Voltari Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Common Stockholders of Voltari Corporation, a Delaware corporation, which we refer to as the “Company,” will be held at the offices of Brown Rudnick LLP, 7 Times Square, New York, NY 10036, on [●], at [●], local time, unless adjourned or postponed to a later date, for the following purposes:

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 22, 2019, as it may be amended from time to time, which we refer to as the “merger agreement,” by and among the Company, Starfire Holding Corporation, a Delaware corporation, which we refer to as “Parent,” and Voltari Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent, which we refer to as “Merger Sub.” A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.

To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement (including the majority of the minority stockholder approval, as defined below) or in the absence of a quorum.

The merger agreement, the merger and the other transactions which would be effected in connection with the merger are described more fully in the attached proxy statement, and we urge you to read the attached proxy statement carefully and in its entirety. Unless expressly otherwise stated herein (i) each reference to “stockholders” is to the holders of common stock of the Company and (ii) each reference to “shares” is to the shares of common stock of the Company.

To assist in evaluating the fairness of the merger to the Company and our stockholders (other than Parent, Merger Sub, and any of their respective subsidiaries or affiliates (other than the Company and its directors and officers), all of which we collectively refer to as the “Purchaser Group”), the Board of Directors of the Company, which we refer to as the “Board,” formed a special committee of independent directors, which we refer to as the “Special Committee,” to, among other things, evaluate and negotiate a potential transaction with the Purchaser Group or any alternative strategic transaction. The Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board, have each unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its stockholders (other than the Purchaser Group) and approved and declared advisable the merger agreement and transactions contemplated by the merger agreement, including the merger. The Board made its determination after consideration of a number of factors, including the recommendation of the Special Committee, and after consultation with the Board’s legal advisors.

Your vote is very important, regardless of the number of shares of the Company’s common stock you own. The merger cannot be completed unless holders of (i) a majority of the aggregate voting power of the shares outstanding and entitled to vote on such proposal vote in favor of adoption of the merger agreement and (ii) a majority of the shares outstanding and entitled to vote on such proposal, and that are not owned by the Purchaser Group, vote in favor of adoption of the merger agreement, which we refer to as the “majority of the minority stockholder approval.” If you fail to vote on the merger agreement, the effect will be the same as a vote against adoption of the merger agreement.

The common stock is the only class of stock that has the right to vote at the special meeting. The holders of preferred stock are not entitled to vote at the special meeting on any matter.

The Board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (including the majority of the minority stockholder approval), or in the absence of a quorum.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or the internet. If your shares of common stock are held through a bank, brokerage firm or other nominee in “street-name,” only your bank, brokerage firm or other nominee can vote your shares and only upon receipt of your specific instructions. Please return the enclosed voting instruction form in the envelope provided to your bank, brokerage firm or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf. If your bank, brokerage firm or other nominee provides for voting instructions to be delivered to them by internet or telephone, instructions to do so will be included on the enclosed voting instruction form. If you fail to return your proxy card, submit your proxy by telephone or the internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Stockholders who do not vote in favor of the proposal to adopt the merger agreement and who object in writing to the merger prior to the special meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section entitled “Special Factors—Rights of Appraisal” in the accompanying proxy statement and reproduced in its entirety as Annex C to this proxy statement, will be entitled to rights of appraisal to obtain the fair value of their shares of common stock of the Company.

You may revoke your proxy before the special meeting by voting over the internet or by telephone (only your latest internet or telephone vote is counted) or by signing a new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card. In addition, you may revoke your proxy by attending the special meeting, requesting that your proxy be revoked and voting in person; however, attending the special meeting will not revoke your internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

The Board has fixed the close of business on [●], 2019 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. You will be entitled to one vote for each share of our common stock that you owned on the record date. A complete list of our stockholders of record entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

Only stockholders of record (including “street name” stockholders who can show that they beneficially owned our common stock on the record date), their duly appointed proxy holders and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, please send a written request for an admission ticket to the Company’s legal counsel at Brown Rudnick LLP, Attention: James Bedar; Brown Rudnick LLP; One Financial Center, 18th Floor; Boston, MA 02111. Please include the following information with your request: (i) a signed cover letter stating your name and complete mailing address, including daytime and evening telephone numbers; that you are requesting an admission ticket; the number of shares that you own in “street name;” and the name, address and telephone number of your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock; and (ii) an original signed “legal proxy” from your bank, brokerage firm or other nominee giving you the right to vote the shares at the special meeting.

By order of the Board of Directors,

Peter K. Shea

Chairman of the Board

New York, New York

[●], 2019

i

ii

SUMMARY

The following Summary highlights selected information contained in this proxy statement. Because this Summary may not contain all of the information that may be important to you, we encourage you to read carefully the entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as well as any other related documents filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC.” Each item in this Summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find Additional Information” beginning on page 87.

Throughout this proxy statement, we refer to:

•	Parent and Merger Sub as the “Purchaser Parties;”

•

the Purchaser Parties and any subsidiary or “affiliate” (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) of any of the Purchaser Parties (other than the Company and its directors and officers) as the “Purchaser Group” or “Purchaser Group Members;”

•	the shares of common stock of the Company as “shares,” unless expressly otherwise stated;

•	the holders of common stock of the Company as “stockholders,” unless expressly otherwise stated;

•	the shares of the Company’s common stock not owned by the Purchaser Group Members as the “unaffiliated shares;”

•	the holders of unaffiliated shares of the Company’s common stock as “unaffiliated common stockholders;”

•	the shares of the Company’s 13% Redeemable Series J Preferred Stock as “preferred stock;”

•	the holders of preferred stock of the Company as “preferred stockholders;”

•	the shares of the Company’s preferred stock not owned by the Purchaser Group Members as the “unaffiliated preferred shares;”

•	the holders of unaffiliated preferred shares as “unaffiliated preferred stockholders;” and

•

each of the Special Committee’s and the Board’s determination that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and its stockholders (other than the Purchaser Group), and its approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and its recommendation that the stockholders of the Company adopt the merger agreement as the “Special Committee recommendation” and the “Board recommendation,” respectively.

Parties to the Merger Agreement (page 54)

Voltari Corporation

767 Fifth Avenue, Suite 4700

New York, New York 10153

(212) 388-5500

Voltari Corporation, a Delaware corporation, which we refer to as “Voltari,” the “Company,” “we,” “our” or “us,” with headquarters in New York, New York, is in the business of acquiring, financing and leasing commercial real properties.

The Company’s common stock is quoted on the OTCQB Marketplace operated by the OTC Markets Group, Inc., which we refer to as the “OTCQB.”

Additional information about Voltari is contained in our public filings with the SEC that are incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 87 of this proxy statement.

Starfire Holding Corporation

100 South Bedford Road

Mt. Kisco, New York 10549

(212) 702-4300

Starfire Holding Corporation is a Delaware corporation, which we refer to as “Parent.” Mr. Carl C. Icahn, whom we refer to as “Mr. Icahn,” holds 99.4 % of the outstanding shares of Parent. High River Limited Partnership and Koala Holding LP, each of which are affiliates of Parent and Mr. Icahn, currently hold 4,739,620 shares of the Company’s common stock. Prior to the effective time (as defined in the section entitled “The Merger Agreement—When the Merger Becomes Effective” beginning on page 65) of the merger, each of High River Limited Partnership and Koala Holding LP will transfer the shares of common stock held by them to Starfire Holding Corporation in order to effect the merger.

Voltari Merger Sub LLC

767 Fifth Avenue, 47th Floor

New York, New York 10153

(212) 702-4300

Voltari Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent, which we refer to as “Merger Sub,” was formed for the purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time (as defined in the section entitled “The Merger Agreement—When the Merger Becomes Effective” beginning on page 65) of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by the merger agreement. At the effective time of the merger, Merger Sub will be merged with and into the Company at which point it will cease to exist, and upon the completion of the merger, the Company will continue as the surviving corporation and a wholly-owned subsidiary of Parent, which we refer to as the “surviving corporation.”

The Special Meeting (page 55)

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board of Directors of the Company, which we refer to as the “Board,” for use at the special meeting of the Company’s stockholders, which we refer to as the “special meeting,” to be held at the offices of Brown Rudnick LLP, 7 Times Square, New York, NY 10036, on [●], at [●], local time, or at any adjournment or postponement thereof.

Proposals to Be Voted on at the Special Meeting (pages 62-63)

At the special meeting, you will be asked to consider and vote upon the following proposals:

•	the proposal to adopt the merger agreement, which we refer to as the “merger proposal;” and

•

the proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (including the majority of the minority stockholder approval, as defined below), or in the absence of a quorum, which we refer to as the “adjournment proposal.”

Record Date and Quorum (page 55)

Only holders of record of shares of our common stock as of the close of business on [●], 2019, which we refer to as the “record date,” will be entitled to receive notice of, and to vote at, the special meeting or any adjournments thereof. Holders of preferred stock are not entitled to vote at the special meeting on any matter. As of the record date, there were 8,994,814 shares of our common stock issued, outstanding and entitled to vote, including 4,255,194 unaffiliated shares.

Holders of our common stock are entitled to one vote on each matter submitted to a vote for each share of our common stock owned at the close of business on the record date.

The presence of a majority of the outstanding shares of our common stock entitled to vote on a matter at the special meeting, in person or represented by proxy, constitutes a quorum for the transaction of business at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Abstentions (as defined in the section entitled “The Special Meeting—Vote Required” beginning on page 56) are counted as present for the purpose of determining whether a quorum is present, whereas broker non-votes (as defined in the section entitled “The Special Meeting—Vote Required” beginning on page 56) are not counted as present for the purpose of determining whether a quorum is present.

Vote Required (page 56)

Merger Proposal

Approval of the merger proposal requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding and entitled to vote on such proposal, which we refer to as the “Company stockholder approval.” Additionally, under the merger agreement, the merger cannot be completed unless unaffiliated common stockholders holding a majority of the outstanding unaffiliated shares also vote in favor of adoption of the merger agreement, which we refer to as the “majority of the minority stockholder approval” (see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 73). Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger proposal.

Adjournment Proposal

The affirmative vote of a majority of the votes cast on the matter is required for the approval of the adjournment proposal. As this proposal is not considered a “routine item,” your bank, brokerage firm or other nominee cannot vote your shares of common stock without receiving your voting instructions. Abstentions and broker non-votes will have no effect on the vote.

Voting by the Company’s Directors and Executive Officers (page 43)

At the close of business on the record date for the special meeting, the Company’s directors and executive officers beneficially owned and had the right to vote 22,854 shares of our common stock in the aggregate, which represents approximately 0.25% of the shares of our common stock entitled to vote at the special meeting.

The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock:

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal.

Voting by Purchaser Group Members (page 39)

At the close of business on the record date for the special meeting, Mr. Icahn and Parent beneficially owned and had the right to vote 4,739,620 shares of our common stock in the aggregate, which represents approximately 52.69% of the shares of our common stock entitled to vote at the special meeting.

Parent has informed the Company that they currently intend to vote all such shares of our common stock:

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal.

Proxies and Revocation (page 59)

Any stockholder of record entitled to vote at the special meeting may vote in person by appearing at the special meeting, or by submitting a proxy over the internet, by telephone, or by mail using the enclosed postage-paid envelope. If your shares of common stock are held through a bank, brokerage firm or other nominee in “street-name,” only your bank, brokerage firm or other nominee can vote your shares and only upon receipt of your specific instructions. Please return the enclosed voting instruction form in the envelope provided to your bank, brokerage firm or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf. If your bank, brokerage firm or other nominee provides for voting instructions to be delivered to them by internet or telephone, instructions to do so will be included on the enclosed voting instruction form. If you fail to submit a proxy or to vote in person at the special meeting, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the merger proposal, which will have the same effect as a vote “AGAINST” approval of the merger proposal, and your shares of our common stock will not have an effect on the adjournment proposal.

You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting, by voting over the internet or by telephone, signing a new proxy and mailing it, or attending the special meeting, requesting that your proxy be revoked and voting in person. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you may submit a new, later-dated voting instruction form or contact your bank, brokerage firm or other nominee or vote in person at the special meeting if you obtain a “legal proxy,” as described in the sections entitled “The Special Meeting—Vote Required” beginning on page 56 and “The Special Meeting—Proxies and Revocation” beginning on page 59.

The Merger (page 64)

On March 22, 2019, Voltari entered into an Agreement and Plan of Merger, as may be amended from time to time, by and among the Company, Parent and Merger Sub, which we refer to as the “merger agreement.” The merger agreement provides that Merger Sub will be merged with and into the Company, which we refer to as the “merger,” with the Company continuing as the surviving corporation. The purpose of the merger is to enable Parent to acquire 100% of the Company. If the merger is consummated, then the Company will become a privately held company and a wholly-owned subsidiary of Parent, which is indirectly controlled by Mr. Icahn.

The Merger Consideration (page 66)

In the merger, each outstanding share of our common stock will automatically be converted into the right to receive an amount in cash equal to $0.86, which we refer to as the “merger consideration,” without interest and less any applicable withholding taxes, other than shares of our common stock (i) owned by the Purchaser Group, (ii) owned by the Company or the Company’s subsidiaries, and (iii) for which appraisal rights have been properly and validly perfected and not validly withdrawn or lost, which we refer to as “dissenting common shares” and which, collectively with (i) and (ii), we refer to as “excluded common shares.” We refer to stockholders of the Company who own dissenting common shares as “dissenting common stockholders.”

Treatment of Preferred Stock (page 65)

In the merger, each outstanding share of our preferred stock will automatically be converted into the right to receive an amount in cash equal to the “redemption price,” which consists of the liquidation preference per share plus any accrued but unpaid dividends on the preferred stock, as more particularly described in our certificate of incorporation, without interest and less any applicable withholding taxes, other than shares of our preferred stock (i) owned by the Purchaser Group, (ii) owned by the Company or the Company’s subsidiaries, and (iii) for which appraisal rights have been properly and validly perfected and not validly withdrawn or lost, which we refer to as “dissenting preferred shares” and which, collectively with (i) and (ii), we refer to as “excluded preferred shares.” We refer to preferred stockholders of the Company who own dissenting preferred shares as “dissenting preferred stockholders.” We refer to dissenting common shares and dissenting preferred shares collectively as “dissenting shares,” excluded common shares and excluded preferred shares collectively as “excluded shares,” and dissenting common stockholders and dissenting preferred stockholders collectively as “dissenting stockholders.”

When the Merger Becomes Effective (page 65)

We anticipate completing the merger by the third quarter of 2019, subject to the satisfaction of the closing conditions as described in the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 73 of this proxy statement.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger (page 23)

Based primarily on the unanimous recommendation of the Special Committee, the Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and the unaffiliated common stockholders and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board has also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement. The Board made its determination after careful consideration of a number of factors, including the recommendation of the Special Committee, and after consultation with the Board’s legal advisors. For a description of the reasons considered by the Special Committee and the Board for their recommendations, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 23. For descriptions of the fairness determinations made by the Special Committee, the Board and the Purchaser Group, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 23 and “Special Factors—Position of the Purchaser Group as to Fairness of the Merger” beginning on page 35.

The Board unanimously recommends that the Company’s stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Opinion of Financial Advisor to the Special Committee (page 27)

On March 22, 2019, Alvarez & Marsal Valuation Services, LLC, which we refer to as “Alvarez & Marsal,” the Special Committee’s financial advisor, orally rendered its opinion to the Special Committee (which was confirmed by delivery of Alvarez & Marsal’s written opinion, dated March 22, 2019, to the Special Committee) as to, as of such date, the fairness, from a financial point of view, to the unaffiliated common stockholders of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement.

Alvarez & Marsal’s opinion was provided for the benefit of the Special Committee (in its capacity as such), in connection with and for the purposes of the Special Committee’s consideration of the merger. The opinion only addressed the fairness, from a financial point of view, to the unaffiliated common stockholders of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement and did not address any other term or aspect of the merger agreement or the merger. The summary of Alvarez & Marsal’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the assumptions made, qualifications and limitations on the review undertaken and other matters considered by Alvarez & Marsal in connection with the preparation of its opinion. However, neither Alvarez & Marsal’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise or any form of assurance by Alvarez & Marsal as to the condition of the Company. The decision as to whether to proceed with the proposed merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Alvarez & Marsal’s opinion was based. See “Special Factors—Opinion of Financial Advisor to the Special Committee” beginning on page 27.

Financing the Merger (page 42)

Parent’s and Merger Sub’s obligations under the merger agreement are not subject to, or conditioned on, the receipt or availability of any funds or financing. Parent intends to finance the transaction using cash on hand. For more information, see “Special Factors—Financing the Merger” beginning on page 42.

Interests of Certain Persons in the Merger (page 42)

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Company stockholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Company stockholders that the merger agreement be adopted. For more information, see the sections entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 42 and “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 23.

Material U.S. Federal Income Tax Consequences of the Merger (page 44)

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. Holders (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44) for U.S. federal income tax purposes. Stockholders who are U.S. Holders will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to their shares of our common stock pursuant to the merger and their adjusted tax basis in such shares. A Non-U.S. Holder (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44) generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder owned, directly or constructively, more than 5% of our common stock at any time during the five-year period preceding the merger or such Non-U.S. Holder has certain connections to the United States. You should read “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

The Merger Agreement (page 64)

Treatment of Common Stock (page 65)

At the effective time of the merger, each share of common stock, par value $0.001, of the Company, issued and outstanding immediately prior to the effective time of the merger (other than the excluded common shares) will be automatically cancelled and converted into the right to receive the per share merger consideration of $0.86 in cash, without interest and less any applicable withholding taxes. Each of the excluded common shares will be canceled without payment of any consideration and cease to exist, subject to certain rights of the dissenting common stockholders as described below.

Treatment of Preferred Stock (page 65)

At the effective time of the merger, each share of preferred stock, par value $0.001, of the Company, issued and outstanding immediately prior to the effective time of the merger (other than the excluded preferred shares) will be automatically cancelled and converted into the right to receive an amount in cash equal to the “redemption price,” which consists of the liquidation preference per share plus any accrued but unpaid dividends on the preferred stock, as more particularly described in our certificate of incorporation, without interest and less any applicable withholding taxes. Each of the excluded preferred shares will be canceled without payment of any consideration and cease to exist, subject to certain rights of the dissenting preferred stockholders as described below.

Reasonable Best Efforts (page 70)

Each of the parties to the merger agreement has agreed to use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate and make effective the transactions contemplated by the merger agreement as soon as practicable.

Restrictions on Solicitation; Acquisition Proposals (page 69)

The Company (at the direction of the Special Committee) has agreed that neither it, the Board, the Special Committee, nor any of their respective members will directly or indirectly:

•

initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal (as defined in the section entitled “The Merger Agreement—Restrictions on Solicitation; Acquisition Proposals” beginning on page 69);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any person relating to an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding the foregoing, the Company (at the direction of the Special Committee) may:

•

provide information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the Company receives from the person so requesting such information an executed standard confidentiality agreement and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to it; or

•	engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal,

if and only to the extent that, prior to taking any action described in the two bullets immediately above, the Special Committee has determined in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with their fiduciary duties under applicable law.

Change of Recommendation; Superior Proposals (page 69)

The merger agreement provides that neither the Special Committee nor the Board is permitted, directly or indirectly, to:

•

withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to Parent, the Special Committee recommendation or the Board recommendation or publicly announce an intention to take any action or make any statement inconsistent with the Special Committee recommendation or the Board recommendation; or

•	approve, adopt or recommend, or propose to approve, adopt or recommend, any acquisition proposal.

Despite the foregoing restrictions, the merger agreement permits each of the Special Committee and the Board to withdraw or withhold the Special Committee recommendation or the Board recommendation, as applicable, if the Special Committee determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable law, which we refer to as a “change of recommendation”.

Prior to the Special Committee making a change of recommendation in connection with a superior proposal (as defined in the section entitled “The Merger Agreement—Change of Recommendation; Superior Proposals” beginning on page 69), the following requirements must be met:

•	the Special Committee has given Parent written notice of its intention to change its recommendation at least two business days prior to its taking such action;

•

during such two business day period, Parent will be permitted to propose to the Special Committee revisions to the terms of the transactions contemplated by the merger agreement, and the Special Committee and its representatives will, if requested by Parent, negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the transactions contemplated by this merger agreement proposed by Parent; and

•

an acquisition proposal that was a superior proposal continues to be a superior proposal in light of any revisions to the terms of the transactions contemplated by the merger agreement to which Parent and the Special Committee have agreed prior to the expiration of such two business day period.

Conditions to Completion of the Merger (page 73)

The respective obligations of the parties to the merger agreement to consummate the merger are subject to certain customary closing conditions, including (i) the receipt of the Company stockholder approval, (ii) the receipt of the majority of the minority stockholder approval, and (iii) the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 73.

Termination (page 73)

The Company (at the direction of the Special Committee) and Parent may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent.

Either the Company (at the direction of the Special Committee) or Parent may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger as follows:

•	for a failure to consummate the merger by November 15, 2019, which we refer to as the “outside date”, as described in the section entitled “The Merger Agreement—Termination” beginning on page 73;

•

for a failure to obtain the Company stockholder approval or the majority of the minority stockholder approval, as described in the section entitled “The Merger Agreement—Termination” beginning on page 73;

•	if the Special Committee has made a change of recommendation; or

•

if any final and non-appealable law or order permanently restrains, enjoins or otherwise prohibits consummation of the merger, as described in the section entitled “The Merger Agreement—Termination” beginning on page 73.

The Company (at the direction of the Special Committee) may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if there has been a breach of any representation, warranty, covenant or agreement by Parent or Merger Sub under the merger agreement, as described in the section entitled “The Merger Agreement—Termination” beginning on page 73.

Parent may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if there has been a breach of any representation, warranty, covenant or agreement by the Company under the merger agreement, as described in the section entitled “The Merger Agreement—Termination” beginning on page 73.

Remedies (page 74)

No termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other party resulting from any willful or intentional material breach of the merger agreement.

Each party to the merger agreement is entitled to equitable relief, including an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, without any requirement for the posting of a bond or other security, in addition to any other remedy to which such party is entitled at law or in equity.

Each party has waived any right to a jury trial with respect to any litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

Market Price of Common Stock (page 80)

The closing price of our common stock on the OTCQB on March 22, 2019, the last trading day prior to the public announcement of the execution of the merger agreement, was $0.86 per share. If the merger is completed, you will be entitled to receive $0.86 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not validly withdrawn or lost, your appraisal rights with respect to such shares), which represents a premium of approximately 139% to the closing stock price on December 6, 2018, the last trading day prior to the announcement by certain of Parent’s affiliates of their initial offer to acquire all shares not owned by them, which we refer to as the “initial offer,” and a premium of approximately 48% over the purchase price proposed in the initial offer of $0.58 per share.

On [●], 2019, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the OTCQB was $[●] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of the Company’s common stock.

Rights of Appraisal (page 47)

If the merger is completed, unaffiliated common stockholders who do not vote in favor of the adoption of the merger agreement, as well as unaffiliated preferred stockholders, will be entitled to appraisal rights under

Section 262 of the Delaware General Corporate Law, which we refer to as the “DGCL.” This means that unaffiliated common stockholders who do not vote (either in person or by proxy) in favor of the merger proposal and who choose to exercise their appraisal rights, as well as unaffiliated preferred stockholders who choose to exercise their appraisal rights, will be entitled to have the fair value of their shares of our common stock or preferred stock, respectively, determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration and “redemption price,” respectively, if they exactly follow the procedures set forth in Section 262 of the DGCL. The ultimate amount received in an appraisal proceeding may be less than, equal to or more than the amount a dissenting stockholder would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger proposal and, if you are a common stockholder, you must not vote (either in person or by proxy) in favor of the merger proposal. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Special Factors—Rights of Appraisal” beginning on page 47 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of common stock or preferred stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, common stockholders and preferred stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

The foregoing statement regarding dissenters’ rights in respect of holders of the Company’s preferred stock is included in this proxy statement solely for the purpose of complying with the requirements of Item 3 of Schedule 14A and the dissenters’ rights provisions of the DGCL. The holders of preferred stock are not entitled to vote at the special meeting on any matter. The common stock is the only class of stock that has the right to vote at the special meeting.

Delisting and Deregistration of Common Stock (page 47)

If the merger is completed, Voltari will be a privately-owned company and there will be no public market for our common stock. Upon the completion of the merger, our common stock will no longer be quoted on the OTCQB. In addition, the registration of our common stock under Section 12 of the Exchange Act will be terminated and we will no longer file reports with the SEC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the merger, the merger agreement, and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Voltari. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully in their entirety, as well as any amendments thereto or other related documents filed with the SEC. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find Additional Information” beginning on page 87.

Because the common stock is the only class that has the right to vote at the special meeting, and the Board is only soliciting proxies from holders of common stock, these questions and answers are directed at and for the benefit of common stockholders. Although we are also delivering this proxy statement to preferred stockholders in connection with their appraisal rights under the DGCL, holders of preferred stock are not entitled to vote at the special meeting on any matter.

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement and proxy card or voting instruction form because it is a proxy statement being used by the Board to solicit proxies of common stockholders in connection with the adoption of the merger agreement and related matters. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.	What am I being asked to vote on at the special meeting?

A.

At the special meeting, holders of our common stock will be asked to consider and vote on the following proposals: (i) to adopt the merger agreement (Proposal 1 on your proxy card), and (ii) to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger proposal or in the absence of a quorum (Proposal 2 on your proxy card). The common stock is the only class that has the right to vote at the special meeting. Holders of preferred stock are not entitled to vote at the special meeting on any matter.

Q.	How does the Board recommend that I vote?

A.

The Board unanimously recommends that you vote (i) “FOR” approval of the merger proposal (Proposal 1 on your proxy card), and (ii) “FOR” approval of the adjournment proposal (Proposal 2 on your proxy card).

Q.	When and where is the special meeting?

A.

The special meeting of stockholders of the Company will be held at the offices of Brown Rudnick LLP, 7 Times Square, New York, NY 10036, on [●] at [●], local time, unless adjourned or postponed to a later date.

Q.	Who can vote at the special meeting?

A.

Only holders of record of our common stock as of the close of business on [●], 2019, the record date for the special meeting, or their duly appointed proxies, are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and any adjournments or postponements thereof. Holders of preferred stock are not entitled to vote at the special meeting on any matter.

Please note that if you are a beneficial owner of common stock and you wish to vote in person at the special meeting, you must (i) provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting and (ii) obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 56 of this proxy statement. A “legal proxy” is not the form of proxy enclosed with this proxy statement.

Q.	How many votes do I have?

A.

Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date of [●], 2019. As of the record date, there were 8,994,814 shares of our common stock issued and outstanding, including 4,255,194 unaffiliated shares.

Q.	What is a quorum?

A.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of our common stock issued and outstanding and entitled to vote at the special meeting, constitutes a quorum for the transaction of business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes are not counted for the purpose of determining the presence of a quorum.

In the event that a quorum is not present at the special meeting, we expect to adjourn or postpone the special meeting until we solicit enough proxies to obtain a quorum.

Q.	How do I vote?

A.

Stockholder of Record. If you are a stockholder of record and your shares are registered directly in your name, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•

In Person. You may attend the special meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 56 of this proxy statement. If you hold your shares through a bank, brokerage firm or other nominee in “street name” (instead of as a registered holder), you must obtain a “legal proxy” from your bank, brokerage firm or other nominee and bring the “legal proxy” to the meeting in order to vote by ballot in person.

•	By Proxy. Stockholders of record have a choice of voting by proxy:

○

Over the Internet: Go to the website referenced on your proxy card or your voting instruction form and follow the instructions on the website. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., Eastern Time, on [●], 2019, the day before the special meeting, for your proxy to be valid and your vote to count;

○	By Telephone: If you are a stockholder of record, you can vote using a touch-tone telephone by calling the toll-free telephone number listed on your proxy card or your voting instruction form and following the recorded instructions, 24 hours a day, seven days a week. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. Our tabulator, American Stock Transfer & Trust Company, LLC, which we refer to as “AST,” must receive your telephonic proxy before 11:59 p.m., Eastern Time, on [●], 2019, the day before the special meeting, for your proxy to be valid and your vote to count; or

○

By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed pre-paid envelope. Your shares will be voted according to your instructions. AST must receive the proxy card by [●], 2019, the day before the special meeting, for your proxy to be valid and your vote to count.

Beneficial Owner. If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name”. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. In most instances, you will be able to do this over the internet, by telephone or by mail as indicated above. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 56 of this proxy statement. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” giving you the right to vote the shares at the meeting from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.

If your shares of our common stock are registered directly in your name, you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the meeting or to grant your voting rights directly to the Company or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law.

If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares (see also the next Q&A below).

Q.	How can I change or revoke my vote?

A.

You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting. To do so, you must do one of the following:

•

Vote over the internet or by telephone as instructed above. Only your latest internet or telephone vote is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., Eastern Time, on [●], 2019.

•	Sign a new proxy and mail it as instructed above. Only your latest dated, valid proxy received by AST not later than [●], 2019 will be counted.

•

Attend the special meeting, request that your proxy be revoked and vote in person as instructed above. Attending the special meeting will not revoke your internet vote, telephone vote or proxy, as the case may be, unless you specifically request it. To attend the special meeting, you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 56 of this proxy statement.

If you hold shares in “street name” through a bank, brokerage firm or other nominee, you may submit a new, later-dated voting instruction form or contact your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a “legal proxy.” To attend the special meeting, you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 56 of this proxy statement.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.”

Q.	If a stockholder votes by proxy, how are the shares of common stock voted?

A.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you are a holder of record and you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company has engaged D.F. King & Co., Inc., which we refer to as the “proxy solicitor,” to assist in the solicitation of proxies for the special meeting. The Company will pay the proxy solicitor a fee of $15,000. The Company has also agreed to pay a fee for each incoming and outgoing stockholder telephone call and agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will also indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages, liabilities and/or judgments. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	How are votes counted?

A.

For the merger proposal, holders of common stock may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the adjournment proposal, holders of common stock may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the adjournment proposal.

Q.	Who will count the votes?

A.	The votes will be counted by the inspector of elections appointed for the special meeting.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our common stock. Banks, brokerage firms or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the merger proposal and the adjournment proposal, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters, which we refer to as “broker non-votes.” For the purpose of the Special Meeting, brokers cannot execute a “routine” vote. Therefore, if you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and as broker non-votes, the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will have no effect on the proposal to approve the adjournment proposal.

Q.	What vote is required for the Company’s stockholders to adopt the merger proposal?

A.

The merger proposal requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding and entitled to vote on such proposal. Under the merger agreement, the merger also cannot be completed without the majority of the minority common stockholder approval. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger proposal. Holders of preferred stock are not entitled to vote at the special meeting on any matter.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.

The proposed merger transaction is the acquisition of the Company by Parent, the Company’s current controlling stockholder, pursuant to the merger agreement. If the merger proposal is approved by our stockholders (including the majority of the minority stockholder approval) and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the “merger.” As a result of the merger, the Company will become a wholly-owned subsidiary of Parent and will no longer be a publicly held corporation, and you, as a former holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will no longer be quoted on the OTCQB, the registration of our common stock under Section 12 of the Exchange Act will be terminated and we will no longer file reports with the SEC.

Q.	What will I receive if the merger is completed?

A.

Upon completion of the merger, you will be entitled to receive the per share merger consideration of $0.86 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised, and not validly withdrawn or otherwise lost, your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $86.00 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return any stock certificates you hold with your proxy card.

Additionally, each outstanding share of the unaffiliated preferred shares will be converted into the right to receive an amount in cash equal to the “redemption price,” which consists of the liquidation preference per share plus any accrued but unpaid dividends on the preferred stock, as more specifically set forth in the Company’s certificate of incorporation, without interest and less any applicable withholding taxes.

Q.	How does the merger consideration compare to the initial offer and the market price of our common stock prior to the announcement by certain of Parent’s affiliates of their initial offer?

A.

The per share merger consideration of $0.86 represents a premium of approximately 139% to the closing stock price on December 6, 2018, the last trading day prior to the announcement by certain of Parent’s affiliates of their initial offer, and a premium of approximately 48% over the purchase price proposed in the initial offer of $0.58 per share.

Q.	When do you expect the merger to be completed?

A.

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of the relevant closing conditions, including approval by our stockholders of the merger proposal, we anticipate that the merger will be completed by the third quarter of 2019.

Q.	When will stockholders receive the merger consideration?

A.

At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, a cash amount in immediately available funds necessary to pay the aggregate merger consideration payable to our stockholders with a paying agent mutually agreeable to the Company (at the direction of the Special Committee) and Parent, which we refer to as the “paying agent,” for the benefit of the holders of shares of our common stock.

As soon as reasonably practicable after the effective time of the merger, and in any event within three business days thereafter, Parent and the surviving corporation will cause the paying agent to mail to each of our stockholders of record immediately prior to the effective time of the merger (other than holders of excluded shares) (i) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon delivery of the certificates representing shares of our common stock (or affidavits of loss in lieu of such certificates as provided in the merger agreement) or the transfer of the shares of our common stock represented by book-entry to the paying agent, and (ii) instructions advising each such holder of record how to surrender his, her or its shares of our common stock in exchange for the merger consideration. The paying agent will pay each holder of record the aggregate merger consideration to which such holder is entitled after delivery or transfer of such shares. Interest will not be paid or accrue in respect of the merger consideration. From the effective time of the merger until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the merger consideration.

Q.	What happens if the merger is not completed?

A.

If the merger proposal is not approved by the stockholders of the Company (including the majority of the minority stockholder approval), or if the merger is not completed for any other reason, then the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, we expect that the Company’s shares will continue to be registered with the SEC and quoted on the OTCQB.

Q.	What conditions must be satisfied to complete the merger?

A.	The Company, Parent and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) the receipt of the Company stockholder approval, (ii) the receipt of the majority of the minority stockholder approval, and (iii) the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger. For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 73.

Q.	Is the merger expected to be taxable to me?

A.

Yes. The exchange of shares of our common stock for the per share merger consideration of $0.86 in cash pursuant to the merger will generally be a taxable transaction to U.S. Holders (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44) for U.S. federal income tax purposes. If you are a U.S. Holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. A Non-U.S. Holder (as defined in the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44) generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder owned, directly or constructively, more than 5% of our common stock at any time during the five-year period preceding the merger or such Non-U.S. Holder has certain connections to the United States. We encourage you to read “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.

In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 42.

Q.	What happens if I sell my shares of the Company’s common stock before the special meeting?

A.

The record date for stockholders entitled to vote at the special meeting is [●], 2019. If you sell your shares of our common stock after the record date but before the special meeting, then you will retain your right to vote such shares at the special meeting but will not have the right to receive the merger consideration.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.

If you sell your shares after the special meeting but before the effective time of the merger, then you will not have the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares of our common stock through the completion of the merger.

Q.	What do I need to do now?

A.

We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the transactions affect you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•

telephone, by using a touch-tone telephone and calling the toll-free telephone number listed on your proxy card or your voting instruction form and following the recorded instructions, 24 hours a day, seven days a week; or

•	the internet, by accessing the website referenced on your proxy card and following the instructions on the website.

If your shares of common stock are held through a bank, brokerage firm or other nominee in “street-name,” only your bank, brokerage firm or other nominee can vote your shares and only upon receipt of your specific instructions. Please return the enclosed voting instruction form in the envelope provided to your bank, brokerage firm or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf. If your bank, brokerage firm or other nominee provides for voting instructions to be delivered to them by internet or telephone, instructions to do so will be included on the enclosed voting instruction form. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the merger proposal.

Even if you plan to attend the special meeting, to ensure that your shares of our common stock are voted, please submit a proxy to vote your shares of our common stock by marking, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the internet voting instructions printed on your proxy card.

Q.	Should I send in my stock certificates now?

A.

No. If the merger proposal is approved, after the completion of the merger, you will promptly, and in any event within three business days, be sent a letter of transmittal, describing how you may exchange your shares of our common stock for the merger consideration. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. See “The Merger Agreement—Payment of Merger Consideration and “Redemption Price” and Surrender of Stock Certificates” beginning on page 66. Please do NOT return any stock certificates you hold with your proxy.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:

If your shares of the Company’s common stock are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the internet, if available to you) to ensure that all of your shares are voted.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of the Company’s common stock?

A.

Yes. As a holder of the Company’s common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. Preferred stockholders will also be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if they take certain actions and meet certain conditions. See “Special Factors—Rights of Appraisal” beginning on page 47.

Q.	What if I hold preferred stock of the Company?

A.

The common stock is the only class of the Company’s stock that has the right to vote at the special meeting. The holders of preferred stock are not entitled to vote at the special meeting on any matter. As a holder of the Company’s preferred stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Special Factors—Rights of Appraisal” beginning on page 47. Any information contained in this proxy statement regarding dissenters’ rights in respect of holders of the Company’s preferred stock is solely for the purposes of complying with the disclosure requirements of Item 3 of Schedule 14A and the dissenters’ rights provisions of the DGCL.

Q.	What if I hold both common stock of the Company and preferred stock of the Company?

A.

With respect to the shares of the Company’s common stock held by you, you have the right to vote at the special meeting. With respect to the shares of the Company’s preferred stock held by you, you do not have the right to vote at the special meeting. As a holder of the Company’s common stock and the Company’s preferred stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger with respect to the Company’s common stock and the Company’s preferred stock if you take certain actions and meet certain conditions. See “Special Factors—Rights of Appraisal” beginning on page 47.

Q.	Who can help answer any other questions I might have?

A.

If you have more questions about the transactions, or require assistance in submitting your proxy or voting your shares of the Company’s common stock or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent for Voltari in connection with the special meeting.

If your bank, brokerage firm or other nominee holds your shares of the Company’s common stock in “street name,” you should also call your bank, brokerage firm or other nominee for additional information.

Our proxy solicitor may be contacted at:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (877) 297-1746

Email: VLTC@dfking.com

SPECIAL FACTORS

Background of the Merger

The Board regularly reviews and evaluates, with the Company’s management, the Company’s business strategies, operational and financial performance, industry conditions and potential opportunities and challenges, all as part of its consideration and evaluation of the Company’s prospects and its goal of enhancing stockholder value. As part of these efforts, the Board and Company management have considered and reviewed the Company’s strategic direction and business objectives. The Company did not enter into any confidentiality agreements with the Purchaser Group in connection with the discussions described below and is not a party to any confidentiality agreement with a standstill provision which would prevent any third party from making an offer to acquire the Company or the unaffiliated shares.

The following chronology summarizes key events and contacts that led to the signing of the merger agreement. It does not purport to catalogue every conversation among the Special Committee, members of our management or the Special Committee’s representatives and other parties with respect to the merger.

On December 7, 2018, the Board received an unsolicited letter from High River, on behalf of itself and its affiliates, which collectively are the Company’s controlling stockholders, seeking to discuss a potential acquisition of the unaffiliated shares for $0.58 per share in cash, which we refer to as the “proposed transaction.” The letter also stated that consummation of the proposed transaction would, in addition to customary conditions, be subject to the non-waivable conditions that the proposed transaction be approved by (i) a special committee of independent directors of the Company that has been empowered to freely select its own advisors and to reject the transaction definitively should that be its business judgement, and (ii) an informed vote of, or tender by, the holders of a majority of the unaffiliated shares. In addition, the letter indicated that, in connection with the proposed transaction, it would be High River’s intent for the Company to pay the unaffiliated preferred stockholders the “redemption price” set forth in our certificate of incorporation.

On December 10, 2018, the Board formed the Special Committee, consisting of Jaffrey (Jay) A. Firestone, Kevin Lewis and Peter K. Shea.

On December 17, 2018, the Special Committee met to discuss the proposed transaction. Representatives of Dorsey & Whitney LLP, legal counsel to the Special Committee, which we refer to as “Dorsey & Whitney,” were also present. Dorsey & Whitney reviewed the letter sent to the Board by High River, and then provided an overview of fiduciary duties of directors of a Delaware corporation. A discussion was then held regarding the engagement of a financial advisor to advise the Special Committee and, if requested, to deliver to the Special Committee an opinion as to the fairness, from a financial point of view, to the unaffiliated common stockholders of the consideration to be received by such stockholders in a transaction.

On December 21, 2018, Mr. Shea and representatives of Dorsey & Whitney met with representatives of each of Alvarez & Marsal and two other financial advisory firms to discuss their potential engagement as financial advisor to the Special Committee. Mr. Shea and Dorsey & Whitney explained the background and scope of the potential engagement. The representatives of each of the potential financial advisors discussed their respective firm’s qualifications and agreed to discuss such qualifications with the Special Committee in early January 2019.

On January 7, 2019, the Special Committee held a meeting. Representatives of Dorsey & Whitney were also present. Representatives of each of Alvarez & Marsal and two other financial advisory firms reviewed with the Special Committee their respective firm’s experience and qualifications. The Special Committee asked a variety of questions of the representatives of each firm. The members of each firm were subsequently excused from the meeting after their respective presentations. After discussion, the Special Committee approved the engagement of Alvarez & Marsal as its financial advisor.

On January 13, 2019, Thompson Hine LLP, legal counsel to High River and Parent, which we refer to as “Thompson Hine,” sent a draft of the merger agreement to Dorsey & Whitney.

On February 4, 2019, representatives of each of Dorsey & Whitney and Alvarez & Marsal, on behalf of the Special Committee, met telephonically with Mr. Jordan Bleznick, Vice President of Parent, acting in his capacity as a representative of High River, to discuss certain aspects of the Company’s net operating loss carryforwards, research and development, which we refer to as “R&D,” tax credits and foreign tax credits.

On February 6, 2019, the Special Committee held a meeting. Representatives of Dorsey & Whitney and Alvarez & Marsal were also present. Alvarez & Marsal reviewed with the Special Committee its preliminary financial analysis with respect to the Company and the proposed transaction. Following discussion, the Special Committee determined that High River’s December 7, 2018 offer of $0.58 per share was inadequate. Based on a discussion with the assistance of its legal and financial advisors, the Special Committee determined that engaging in a process to seek an alternate potential buyer would not be a good use of Company resources and would not be in the best interests of the Company and its stockholders. Representatives of Alvarez & Marsal answered a number of questions from the Special Committee and were subsequently excused from the remainder of the meeting. The Special Committee discussed the preliminary financial analysis by Alvarez & Marsal.

On February 12, 2019, Alvarez & Marsal provided an updated preliminary financial analysis to the Special Committee.

On February 14, 2019, the Special Committee held a meeting. Representatives of Dorsey & Whitney were also present. The Special Committee considered the updated preliminary financial analysis, dated February 12, 2019, provided by Alvarez & Marsal. After discussion, the Special Committee determined that a counteroffer of $0.97 per share should be conveyed to High River. Later that day, Mr. Shea met telephonically with Mr. Bleznick and proposed a counteroffer of $0.97 per share to High River. Mr. Bleznick indicated that he would take the counteroffer under advisement.

Also on February 14, 2019, Dorsey & Whitney sent a revised draft of the merger agreement to Thompson Hine.

On February 19, 2019, the Board received a letter from High River, in which High River increased its offer to $0.68 per share.

On February 21, 2019, the Special Committee held a meeting. Representatives of Dorsey & Whitney were also present. The Special Committee discussed the revised proposal communicated by High River. After discussion, the Special Committee determined that a counteroffer of $0.90 per share should be conveyed to High River. Later that day, Mr. Shea met telephonically with Mr. Bleznick and proposed a counteroffer of $0.90 per share to High River. Mr. Bleznick indicated that he would take the counteroffer under advisement.

On February 25, 2019, the Board received a letter from High River in which High River increased its offer to $0.80 per share.

On February 26, 2019, the Special Committee held a meeting. Representatives of Dorsey & Whitney were also present. The Special Committee discussed High River’s counteroffer of $0.80 per share and determined that a counteroffer of $0.88 per share should be conveyed to High River.

On February 28, 2019, Mr. Shea met telephonically with Mr. Bleznick and proposed a counteroffer of $0.88 per share to High River. Mr. Bleznick indicated that he would take the counteroffer under advisement.

Between February 28, 2019 and March 1, 2019, Mr. Shea and Mr. Bleznick continued to discuss the valuation of the Company.

During the week of March 4, 2019, Thompson Hine and Dorsey & Whitney exchanged several drafts of the merger agreement, and Messrs. Shea and Bleznick continued to discuss the price per share for the Company’s common stock.

On March 5, 2019, the Board received a letter from High River in which High River increased its offer to $0.86 per share.

On March 21, 2019, Alvarez & Marsal sent a draft of its opinion and its updated financial analysis presentation to the Special Committee.

On March 22, 2019, the Special Committee held a meeting. Representatives of Dorsey & Whitney and Alvarez & Marsal were also present. Alvarez & Marsal, at the request of the Special Committee, reviewed with the Special Committee its financial analyses with respect to the Company and the proposed merger and rendered its oral opinion dated March 22, 2019, which was subsequently confirmed by delivery of Alvarez & Marsal’s written opinion dated the same date, to the Special Committee to the effect that, as of that date and based on and subject to the assumptions made, qualifications and limitations on the review undertaken and other matters considered by Alvarez & Marsal in preparing its opinion, the $0.86 per share merger consideration to be received by the unaffiliated common stockholders in the proposed transaction was fair to such stockholders from a financial point of view. Alvarez & Marsal was then excused from the remainder of the meeting.

Dorsey & Whitney then reviewed with the Special Committee fiduciary duties owed by directors under Delaware law. Following this discussion, the Special Committee members asked a number of questions of Dorsey & Whitney. The Special Committee then unanimously determined that the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, were advisable, fair to and in the best interests of the Company and the unaffiliated common stockholders. For the basis of the Special Committee’s determination, please see the section entitled “Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger—The Special Committee” beginning on page 23. The Special Committee further unanimously resolved to (i) authorize and approve, in all respects, the form, terms and provisions of the merger agreement and the consummation of the transactions contemplated thereby, including, without limitation, the merger, (ii) recommend that the Board approve and adopt the merger agreement, (iii) direct that the merger agreement be submitted to the holders of the shares of our common stock for adoption, and (iv) recommend to the holders of the shares of our common stock that they adopt the merger agreement.

Later that day, the Board held a meeting. Representatives of Dorsey & Whitney, as counsel to the Special Committee, and representatives of Brown Rudnick LLP, which we refer to as “Brown Rudnick,” as counsel to the Company, were also present. Dorsey & Whitney reviewed the Special Committee’s recommendation with the Board. Following this discussion, the Board members asked several questions of Dorsey & Whitney and Brown Rudnick regarding the proposed transaction. Based primarily on the unanimous recommendation of the Special Committee, the Board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were fair to and in the best interests of the Company and the unaffiliated common stockholders and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger. For the basis of the Board’s determination, please see the section entitled “Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger—The Special Committee” beginning on page 23. The Board also unanimously resolved to submit the merger agreement for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement. Immediately following this meeting of the Board, the merger agreement was executed by the Company, Parent and Merger Sub.

On March 25, 2019, prior to the open of trading on the U.S. public stock markets, the Company issued a press release announcing the execution of the merger agreement and filed the press release as an exhibit to its Current Report on Form 8-K.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger

Both the Special Committee and the Board believe, based on their consideration of the factors described below, that the merger agreement and the transactions contemplated by it, including the merger, are substantively and procedurally fair to the Company’s unaffiliated common stockholders.

The Special Committee

The Special Committee, with the advice and assistance of its outside legal and financial advisors, evaluated the merger, the terms and conditions of the merger agreement and the transactions contemplated thereby. Over the course of more than three months, the Special Committee held a number of meetings and led negotiations with High River. At a meeting held on March 22, 2019, the Special Committee unanimously determined that the merger agreement and the transactions contemplated thereby, including, without limitation, the merger, were advisable, fair to and in the best interests of the Company and the unaffiliated common stockholders. The Special Committee further unanimously resolved to (i) authorize and approve, in all respects, the form, terms and provisions of the merger agreement and the consummation of the transactions contemplated thereby, including, without limitation, the merger, (ii) recommend that the Board approve and adopt the merger agreement, (iii) direct that the merger agreement be submitted to the holders of the shares of our common stock for adoption, and (iv) recommend to the holders of the shares of our common stock that they adopt the merger agreement.

In evaluating the proposed merger agreement and the transactions contemplated thereby, including the merger, the Special Committee consulted with the Special Committee’s outside legal and financial advisors, consulted with the executive officers of the Company, and considered a number of factors, including, but not limited to, the following material factors (not necessarily in order of relative importance):

•

the fact that, as a condition to the closing of the merger, the merger agreement must be adopted by our stockholders, including the holders of the majority of the unaffiliated shares, which allows for an informed vote by the stockholders on the merits of the merger;

•

the fact that the merger consideration consists solely of cash, providing our stockholders with certainty of value and liquidity upon consummation of the merger, particularly in light of the relatively limited trading volume of our stock, and allowing our stockholders to immediately realize a certain and fair value for their shares and eliminating any uncertainty in valuing the consideration to be received by such stockholders and allowing stockholders the ability to pursue other investment alternatives;

•

recent and historical market prices for our common stock, as compared to the merger consideration, including the fact that the merger consideration of $0.86 per share represents an approximate premium of 139% over the trading price for our common stock on December 6, 2018, the last trading day before the announcement of the initial offer and also that the market price for our common stock had generally been declining prior to such date throughout 2018;

•

the extensive negotiations with respect to the merger consideration, which led to an increase in the merger consideration to $0.86 per share in cash from High River’s initial proposal of $0.58 per share in cash on December 7, 2018, as described above under “Background of the Merger” beginning on page 20;

•

the Special Committee’s belief, based on negotiations with High River, that High River’s offer of $0.86 per share in cash was the highest per share consideration that High River would be willing to offer to acquire the unaffiliated shares;

•	the fact that no third-party acquiror had indicated an interest in pursuing any strategic transaction involving the Company;

•	the fact that any potential third-party acquiror would not be able to acquire the Company without the consent of the Purchaser Group;

•	the belief that the value to unaffiliated common stockholders of the Company continuing as an independent public company would not be as great as the merger consideration, due to the public market’s emphasis on short term results, and the potential risks and uncertainties associated with the near-term prospects of the Company;

•

the financial analyses provided by Alvarez & Marsal and reviewed with the Special Committee as well as the oral opinion of Alvarez & Marsal rendered to the Special Committee on March 22, 2019 (which was confirmed by delivery of Alvarez & Marsal’s written opinion, dated March 22, 2019, to the Special Committee) as to, as of such date, the fairness, from a financial point of view, to the unaffiliated common stockholders of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement. See “Opinion of Financial Advisor to the Special Committee” beginning on page 27;

•

the fact that the Special Committee retained nationally recognized legal and financial advisors, each of which has extensive experience in transactions similar to the merger, and that these legal and financial advisors were involved throughout the process and updated the Special Committee directly and regularly; and

•

the Special Committee’s review of the structure of the merger agreement and the financial and other terms of the merger agreement, including, among others, the following specific terms of the merger agreement:

○

the limited and customary conditions to the parties’ obligations to complete the merger, and the commitment by Parent and Merger Sub to use their reasonable best efforts to take or cause to be taken all actions to consummate the merger;

○

the fact that there are no unusual requirements or conditions to the merger, increasing the likelihood that the merger will be consummated and that the consideration to be paid to the unaffiliated common stockholders of the Company in the merger will be received;

○	the absence of a financing condition in the merger agreement;

○

subject to compliance with the merger agreement and prior to the time our stockholders approve the proposal to adopt the merger agreement, the ability of the Company (at the direction of the Special Committee) to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for the Company, if the Special Committee has determined in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

○	the ability of each of the Board and the Special Committee, subject to certain conditions, to change its recommendation that our stockholders adopt the merger agreement;

○

our ability to specifically enforce Parent’s and Merger Sub’s obligations under the merger agreement in certain circumstances, including their obligation to consummate the merger, subject to certain conditions being met;

○	the customary nature of the representations, warranties and covenants of Parent and Merger Sub in the merger agreement; and

○

the availability of appraisal rights under Delaware law to our stockholders who do not vote in favor of the proposal to adopt the merger agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

The Special Committee also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger. The Special Committee believes the following factors support its determinations and recommendations and provide assurance of the procedural fairness of the merger to the Company’s minority stockholders:

•

the Special Committee consisted solely of independent directors not affiliated with High River. The Board delegated to the Special Committee the exclusive power and authority to retain its own legal and financial advisors, to determine whether to proceed with a transaction with High River or pursue alternatives thereto, and, if a decision was made to proceed with a transaction with High River, to review, evaluate and negotiate any such transaction;

•

other than their receipt of Board fees and, as applicable, Special Committee fees (none of which are contingent upon the consummation of the merger or the Special Committee’s or the Board’s recommendation or approval of the merger), and their interests described in “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 42, the members of the Special Committee have no financial interest in the merger that is different from, or in addition to, the interests of the unaffiliated common stockholders;

•

the Special Committee was deliberate in its process, taking more than three months to analyze and evaluate the Purchaser Group’s initial proposal and to negotiate the terms of the proposed merger with the Purchaser Group;

•

the December 7, 2018 offer of High River, as amended on February 19, 2019, February 25, 2019 and March 5, 2019, required that the consummation of the proposed transaction, in addition to customary conditions, be subject to the non-waivable conditions that the proposed transaction be approved by (i) a special committee of independent directors of the Company that has been empowered to freely select its own advisors and to reject the transaction definitively, and (ii) an informed vote of the holders of a majority of the unaffiliated shares. The Special Committee met a number of times to evaluate High River’s proposal, the merger and related matters. During these meetings, the Special Committee extensively deliberated and discussed the advantages and disadvantages of the merger; and

•

the terms and conditions of the merger agreement, including the Company’s ability to terminate after November 15, 2019 if the merger has not occurred prior to such date, which allows the Company to ensure that the merger is consummated as negotiated by the Special Committee.

The Special Committee also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the transactions contemplated thereby, including, but not limited to, the following (not necessarily in order of relative importance):

•

the fact that, subsequent to the consummation of the merger, the Company will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent the unaffiliated common stockholders from participating in any value creation the business could generate, as well as any future appreciation in our value;

•

the fact that the Company will be prohibited from initiating, soliciting, or knowingly encouraging or facilitating the making of, an alternative acquisition proposal, from participating in any discussions or negotiations regarding, or providing any confidential or non-public information to any person relating to an acquisition proposal, or otherwise knowingly facilitating any effort or attempt to make an acquisition proposal, subject to certain exceptions;

•

the fact that Parent’s and Merger Sub’s obligations to consummate the merger are subject to certain conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside our control;

•	the fact that if the merger is not consummated:

○	our directors and officers will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction; and

○	the trading price of our common stock would likely materially decrease;

•

the fact that under the terms of the merger agreement, we have agreed that we will conduct our business in the ordinary course and that subject to Parent’s consent, we will not take a number of specific actions related to the conduct of our business, and the possibility that these terms may limit our ability to pursue business opportunities that we would otherwise pursue;

•	the fact that we have incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the merger is consummated; and

•	the fact that the merger consideration will be taxable to our taxpaying stockholders.

The Special Committee concluded that the potential benefits that it expected the unaffiliated common stockholders would achieve as a result of the merger outweighed the risks and potentially negative factors relevant to the merger.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Special Committee did not undertake to make any specific determination as to whether any factor or any particular aspect of any factor supported or did not support its ultimate decision. The Special Committee based its recommendation on the totality of the information presented. Furthermore, the Special Committee did not make any determination as to the fairness of the consideration to be paid to the holders of our preferred stock pursuant to the merger agreement. Accordingly, the Special Committee has decided that it is in the best interest of the Company and the unaffiliated common stockholders to undertake the merger at this time for the reasons described above.

The foregoing discussion of the information and factors considered by the Special Committee is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 53.

Recommendation of the Board

The Board consists of four directors. On March 22, 2019, based primarily on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described above, the Board unanimously:

•

determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and the unaffiliated common stockholders;

•	approved the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	resolved to recommend that the Company’s stockholders vote “FOR” the merger proposal.

The Board unanimously recommends that you vote “FOR” the merger proposal.

The Board believes, based on its considerations of the factors described above, that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to the Company’s unaffiliated common stockholders. In accepting the Special Committee’s recommendations and concluding that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and the unaffiliated common stockholders, the Board consulted with outside legal advisors, considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted as its own analysis the Special Committee’s analyses and conclusions in their entirety. The Board did not make any determination as to the fairness of the consideration to be paid to the holders of our preferred stock pursuant to the merger agreement. Other than the merger agreement and the transactions contemplated thereby, the Board is not aware of any firm offer made by any person during the two years prior to the date of the merger agreement for (i) a merger or consolidation of the Company with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the assets of the Company, or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

Opinion of Financial Advisor to the Special Committee

On March 22, 2019, Alvarez & Marsal orally rendered its opinion to the Special Committee (which was confirmed by delivery of Alvarez & Marsal’s written opinion, dated March 22, 2019, to the Special Committee) as to, as of such date, the fairness, from a financial point of view, to the unaffiliated common stockholders of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement.

Alvarez & Marsal’s opinion was provided for the benefit of the Special Committee (in its capacity as such), in connection with and for the purposes of the Special Committee’s consideration of the merger. The opinion only addressed the fairness, from a financial point of view, to the unaffiliated common stockholders of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement and did not address any other term or aspect of the merger agreement or the merger. The summary of Alvarez & Marsal’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the assumptions made, qualifications and limitations on the review undertaken and other matters considered by Alvarez & Marsal in connection with the preparation of its opinion. However, neither Alvarez & Marsal’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise or any form of assurance by Alvarez & Marsal as to the condition of the Company. The decision as to whether to proceed with the proposed merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Alvarez & Marsal’s opinion was based.

In connection with its opinion, Alvarez & Marsal, among other things:

•	Reviewed, among other documents, the following:

○	An execution copy of the merger agreement dated March 22, 2019;

○

Real Property Purchase and Sale Agreement dated January 19, 2018, as amended subsequently, by and between The State Media Company and Voltari Real Estate Holding LLC, a wholly owned subsidiary of the Company;

○	Triple Net Lease Agreement dated April 23, 2018 by and between The McClatchy Company and Voltari Real Estate Holding LLC;

○	Agreement for Sale and Purchase made as of December 3, 2015 by and between 160 Brighton Acquisition, LLC and Voltari Real Estate Holding LLC;

○	Ground Lease Agreement dated May 23, 2015 by and between Dwek Branches, LLC and JPMorgan Chase Bank, N.A. and Bill of Sale and General Assignment by Dwek Income, LLC and 160 Brighton Acquisition, LLC;

○	Purchase and Sale Agreement dated December 3, 2015, as amended subsequently, by and between Flanders Holding, LLC and Voltari Real Estate Holding LLC;

○

Freestanding Lease Agreement dated September 12, 2013, as amended subsequently, between Flanders Holding, LLC and 7-Eleven, Inc. and Assignment and Assumption of Lease dated May 18, 2016 by and between Flanders Holding, LLC and Voltari Real Estate Holding LLC;

○	Fair Value Analysis of JPMorgan Chase Branch on 160 Brighton Avenue in Long Branch, NJ as of September 17, 2015 prepared by CBRE and dated October 27, 2015;

○	Fair Value Analysis of 7-11 Flanders on 721-725 Flanders Road in Flanders, NY as of May 18, 2016 prepared by CBRE and dated June 29, 2016;

○	Fair Value Analysis of property on 1401 Shop Road, Columbia, SC as of May 14, 2018 prepared by Greenwich Realty Advisors and dated August 7, 2018;

○	Phase I Environmental Site Assessment for 721 Flanders Road, Flanders, NY prepared by IVI, a CBRE company and dated December 28, 2015;

○	Limited Phase II Environmental Site Assessment for 721 Flanders Road, Flanders, NY prepared by IVI, a CBRE company and dated December 30, 2015; and

○	Contractual lease revenue estimates prepared by the Company management in a file titled “December 2018 Lease Revenue—All Properties 4200.xslsx.”

•

Reviewed certain publicly available business and historical financial information relating to the Company, including the Company’s annual report and audited financial statements on Form 10-K filed with the SEC for the year ended December 31, 2018;

•

Reviewed certain non-public internal financial information and other data relating to the business and financial prospects for the Company, including the budget for the fiscal year ending December 31, 2019 prepared by management of the Company (which we refer to as the “management budget”), that were provided to Alvarez & Marsal by the Company for the purpose of its analysis and accordingly on which basis Alvarez & Marsal prepared its analysis;

•

Conducted discussions with, and relied on statements made by, members of the senior management of the Company concerning the business, operations, historical financial results and future prospects of the Company, and the merger;

•

Reviewed a letter dated March 22, 2019 from the management of the Company, which made certain representations as to historical financial statements, the management budget and the underlying assumptions, and the gross balance of the Company’s net operating loss tax carryforwards as of December 31, 2018 including U.S. federal, U.S. state, Canada, as well as R&D tax credits and foreign tax credits (which we refer to, collectively, as the “Company NOLs and tax credits”), including representations from the management of the Company that (i) multi-year financial projections reflecting the best currently available estimates and judgments of the management of the Company with respect to the Company’s future financial performance were unavailable, and (ii) notwithstanding the absence of such projections, based upon the best currently available information and good faith judgments of such management, Company management reasonably believed and, solely for purposes of evaluating the Company NOLs and tax credits in the Company’s ordinary course of business as a going-concern enterprise in the absence of a sale of the Company, or any other transaction that could monetize such Company NOLs and tax credits, Alvarez & Marsal should assume the Company would not generate taxable income in any year in excess of approximately $2 million that could be offset by the Company NOLs and tax credits for the foreseeable future (which we refer to as the “maximum annual taxable income”);

•	Considered the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Alvarez & Marsal deemed relevant;

•	Considered certain financial performance data of the Company and compared that data with similar data for other companies in lines of business Alvarez & Marsal deemed relevant;

•	Compared the financial terms of the merger with the publicly available financial terms of certain other transactions which Alvarez & Marsal believed to be generally relevant;

•	Reviewed and discussed with the Special Committee the following estimates: (i) estimates prepared by Company management and their tax advisors of the Company NOLs and tax credits and the corresponding expiration schedules for such Company NOLs and tax credits, (ii) solely for illustrative purposes, estimates of the potential tax savings available to Parent and its affiliates based on the Company NOLs and tax credits (which we refer to as the “Parent estimated NOL tax savings”), and (iii) solely for illustrative purposes, estimates of the potential tax savings available to a third party acquiror based on the Company NOLs and tax credits and subject to the limitations of Section 382 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (which we refer to as the “third party estimated NOL tax savings”); and

•

Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as Alvarez & Marsal deemed relevant and appropriate for purposes of its opinion.

Alvarez & Marsal’s opinion was subject to the following additional qualifications and limitations, with the Special Committee’s consent:

•

In arriving at its opinion, Alvarez & Marsal relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to Alvarez & Marsal by the Company, or otherwise reviewed by Alvarez & Marsal for purposes of its opinion, and Alvarez & Marsal did not assume and does not assume any responsibility or liability for any such information. In addition, Alvarez & Marsal assumed that (i) the maximum annual taxable income was based upon the best currently available information and good faith judgments of the management of the Company and was a reasonable basis on which to evaluate the Company’s maximum ability to utilize the Company NOLs and tax credits to achieve future tax savings in the Company’s ordinary course of business as a going-concern enterprise in the absence of a sale of the Company, or any other transaction that could monetize such Company NOLs and tax credits, (ii) the Parent estimated NOL tax savings were a reasonable basis on which to evaluate Parent’s ability to utilize the Company NOLs and tax credits to achieve future tax savings, and (iii) the third party estimated NOL tax savings were a reasonable basis on which to evaluate a hypothetical third party acquiror’s ability to utilize the Company NOLs and tax credits to achieve future tax savings. In connection with the preparation of Alvarez & Marsal’s analyses and opinion, management of the Company advised Alvarez & Marsal that the Company had no contracts for the sale of any of its real properties and maintained a full valuation allowance against the Company NOLs and tax credits.

•

With respect to the management budget, Alvarez & Marsal assumed that it had been reasonably prepared on bases reflecting the best currently available information and good faith judgments of the Company management as to the future financial performance of the Company.

•

Alvarez & Marsal did not make an independent evaluation or appraisal of the assets, other than the Company’s real property assets, or liabilities (contingent or otherwise) of the Company, nor was Alvarez & Marsal furnished with any such appraisals, other than the appraisals indicated above.

•

Alvarez & Marsal was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of the Company, or any alternatives to the merger, (ii) negotiate the terms of the merger, and therefore, Alvarez & Marsal assumed that such terms were the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the merger agreement and the merger, or (iii) advise the Special Committee or any other party with respect to alternatives to the merger.

•

Alvarez & Marsal’s opinion addressed only the fairness, from a financial point of view, to the unaffiliated common stockholders of the merger consideration to be received by such unaffiliated common stockholders in the merger. Alvarez & Marsal did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or merger, including, without limitation, the consideration to be received by holders of the preferred stock in connection with the merger agreement, relative to the merger consideration to be received by the unaffiliated common stockholders or with respect to the fairness of such consideration, or as to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received by the stockholders of the Company in the merger, or with respect to the fairness of any such compensation.

•

Alvarez & Marsal assumed that the merger as consummated would not differ in any material respect from that described in the merger agreement, without any adverse waiver or amendment of any material term or condition thereof, and that the parties to the merger agreement would comply with all material terms of the merger agreement.

•

Alvarez & Marsal assumed that all of the conditions required to implement the merger would be satisfied and that the merger would be completed in accordance with the merger agreement without any amendments thereto or any waivers of any terms or conditions thereof.

•

Alvarez & Marsal accepted no responsibility for the accounting or other data and commercial assumptions on which its opinion was based. Further, its opinion did not address any legal, regulatory, taxation or accounting matters, as to which Alvarez & Marsal assumed that the Special Committee had obtained such advice as it deemed necessary from qualified professionals.

•

Alvarez & Marsal’s opinion did not address, and should not be construed to address, the relative merits of the merger as compared to other business strategies or transactions that might have been available with respect to the Company, the underlying business decision of the Special Committee or the Company to effect the merger, or whether the merger consideration to be received by the unaffiliated common stockholders in the merger represented the best price obtainable. Alvarez & Marsal expressed no view as to the federal, state or local tax consequences of the merger.

•

Alvarez & Marsal’s opinion was based on business, economic, regulatory, monetary, market and other conditions as they existed as of the date of the opinion or as of the date of the information provided to Alvarez & Marsal.

•

Alvarez & Marsal’s opinion was effective as of the date thereof. Alvarez & Marsal has no obligation to update the opinion unless requested by the Special Committee in writing to do so, and Alvarez & Marsal expressly disclaimed any responsibility to do so in the absence of any such request.

•	Alvarez & Marsal assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on the Company.

To the extent that any of the foregoing assumptions or any of the facts on which Alvarez & Marsal’s opinion was based prove to be untrue in any material respect, the opinion cannot and should not be relied upon. Furthermore, in its analysis and in connection with the preparation of its opinion, Alvarez & Marsal made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger.

Alvarez & Marsal’s opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Alvarez & Marsal’s opinion did not constitute a view regarding the solvency of the Company or Parent prior to or subsequent to the merger. Alvarez & Marsal performed no procedures to determine the solvency of the Company or Parent. As such, its opinion did not constitute a solvency opinion, and should not be relied upon for such purposes. In addition, Alvarez & Marsal did not express any opinion as to the market price or value of any of the Company’s or Parent’s securities after announcement of the merger. Alvarez & Marsal did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

Alvarez & Marsal’s opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, without its prior written consent, except as described in the remainder of this paragraph. Alvarez & Marsal’s opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the merger or other document required by law or regulation to be filed with the SEC, and the Company may summarize or otherwise reference the existence of Alvarez & Marsal’s opinion in such documents, provided that any such summary or reference language will also be subject to the prior written approval by Alvarez & Marsal. In that regard, Alvarez & Marsal has consented to the inclusion, summarization and quotation of its opinion, and references to its opinion, in this proxy statement.

Alvarez & Marsal’s opinion was provided for the benefit of the members of the Special Committee, in their capacity as such, in connection with and for the purposes of their consideration of the merger. Alvarez & Marsal’s opinion did not constitute a recommendation by Alvarez & Marsal to the Special Committee, the Company, any holder of securities of the Company or any other person as to how such person should vote or act in relation to the merger or any form of assurance by Alvarez & Marsal as to the condition of the Company; instead, it merely stated whether the merger consideration to be received by the unaffiliated common stockholders in the merger was within a range suggested by certain financial analyses. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Alvarez & Marsal’s opinion was based. Alvarez & Marsal’s opinion should not be construed as creating any fiduciary duty on the part of Alvarez & Marsal to any party.

Material Financial Analyses

In preparing its opinion to the Special Committee, Alvarez & Marsal performed a variety of analyses, including those described below. The summary of Alvarez & Marsal’s analyses is not a complete description of the analyses underlying Alvarez & Marsal’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Alvarez & Marsal’s opinion nor its underlying analyses is readily susceptible to summary description. Alvarez & Marsal arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Alvarez & Marsal’s overall conclusion with respect to fairness, Alvarez & Marsal did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Alvarez & Marsal believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Alvarez & Marsal’s analyses and opinion.

In performing its analyses, Alvarez & Marsal considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business or transaction used in Alvarez & Marsal’s analyses or otherwise reviewed for comparative purposes is identical to the Company or the merger, and an evaluation of the results of those analyses is not entirely mathematical. The implied reference range values indicated by Alvarez & Marsal’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, except with respect to Alvarez & Marsal’s review of the Company’s real property, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Alvarez & Marsal’s analyses are inherently subject to substantial uncertainty. Per Company management, multi-year financial projections reflecting the best currently available estimates and judgments of the management of the Company with respect to the Company’s future financial performance were unavailable and, as a result, Alvarez & Marsal did not perform a discounted cash flow analysis of the Company.

Alvarez & Marsal’s opinion was only one of many factors considered by the Special Committee in evaluating the proposed merger. Neither Alvarez & Marsal’s opinion nor its analyses were determinative of the merger consideration or of the views of the Special Committee, the Board, management or any other party with respect to the merger or the merger consideration. Alvarez & Marsal was not requested to, and it did not, recommend the specific consideration payable in the merger or that any given consideration constituted the only appropriate consideration for the merger. The type and amount of consideration payable in the merger were determined through negotiation between the Special Committee and the Parent, and the decision for the Company to enter into the merger agreement was solely that of the Special Committee and the Board.

The following is a summary of the material financial analyses performed by Alvarez & Marsal in connection with the preparation of its opinion and reviewed with the Special Committee on March 22, 2019. The order of the analyses does not represent relative importance or weight given to those analyses by Alvarez & Marsal. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Alvarez & Marsal’s analyses.

Net Asset Analysis

Real Property. As part of its net asset analysis of the Company, Alvarez & Marsal considered the three properties owned by the Company. Alvarez & Marsal evaluated these properties by reviewing recent sales of other properties that Alvarez & Marsal deemed similar to the Company’s properties in one or more respects and the properties’ estimated annual cash flow. This analysis indicated an aggregate implied value reference range for the Company’s properties of approximately $23.0 million to $24.0 million.

Other Operating Assets and Liabilities of the Company. Alvarez & Marsal considered the other operating assets and liabilities of the Company, using the book value of those assets as of December 31, 2018, as provided by Company management:

(Dollars in Thousands)		Range
	Book Value	Low	–	High
Assets
Cash and Cash Equivalents	$556	$556	–	$556
Prepaid Expenses	400	400	–	400
Real Estate Investments, Net	21,977	23,000	–	24,000
Other Assets	561	561	–	561

Less Liabilities
Accounts Payable and Accrued Expenses	(537)	(537)	–	(537)
Interest Payable	(999)	(999)	–	(999)
Tenant Security Deposit	(403)	(403)	–	(403)
Accrued Compensation	(15)	(15)	–	(15)
Revolving Note	(23,000)	(23,000)	–	(23,000)
Deferred Rent Income	(17)	(17)	–	(17)

Implied Net Asset Value Reference Range	$(1,477)	$(454)	–	$546

Taking into account its analyses with respect to the Company’s real property and other operating assets and liabilities, Alvarez & Marsal applied an adjustment to the implied net asset value of the Company based on its review of the selected companies described below. This analysis indicated an implied total equity value reference range (aggregate preferred and common equity) for the Company of approximately $0 to $500,000, prior to taking into account non-operating assets, non-operating liabilities or incremental value associated with the Company NOLs and tax credits.

Selected Public Company Analysis

Alvarez & Marsal performed a selected public company analysis of the Company by reviewing selected financial data of the Company and companies with publicly traded equity securities that Alvarez & Marsal deemed relevant, because they were deemed to be similar to the Company in one or more respects. In selecting these companies, Alvarez & Marsal focused on publicly traded REITs that primarily own and lease commercial real estate properties under double or triple net arrangements. Alvarez & Marsal considered companies that either primarily own retail real property assets or have diversified real estate portfolios. The financial data reviewed included:

–	Total equity to funds from operations for the last twelve months, or “LTM FFO”; and

–	Total equity to adjusted funds from operations for the last twelve months, or “LTM AFFO.”

The selected companies with publicly traded equity securities and corresponding multiples were as follows:

Total Equity /
	LTM FFO	LTM AFFO
Retail REITs
Spirit Realty Capital, Inc.	13.4x	12.5x
Agree Realty Corporation	26.3x	26.5x
Four Corners Property Trust, Inc.	21.2x	22.0x
Getty Realty Corp.	17.9x	18.9x
Essential Properties Realty Trust, Inc.	21.4x	22.6x

Diversified REITs
American Finance Trust, Inc.	12.7x	11.3x
Gladstone Commercial Corporation	13.4x	13.3x
Whitestone REIT	11.8x	9.5x
One Liberty Properties, Inc.	14.6x	13.8x

Taking into account the results of the selected public company analysis, Alvarez & Marsal applied multiple ranges of 13.0x to 15.0x to the Company’s funds from operations for the last twelve months and 12.0x to 14.0x to the Company’s adjusted funds from operations for the last twelve months. This analysis indicated an implied total equity value reference range (aggregate preferred and common equity) for the Company of approximately $500,000 to $600,000, prior to taking into account non-operating assets, non-operating liabilities or incremental value associated with the Company NOLs and tax credits.

Precedent M&A Transaction Analysis

Alvarez & Marsal performed a precedent M&A transaction analysis of the Company by reviewing selected financial data of the Company and precedent M&A transactions that Alvarez & Marsal deemed relevant, because the target companies in those transactions were deemed to be similar to the Company in one or more respects. In selecting these transactions, Alvarez & Marsal focused on transactions involving U.S. REIT target companies that primarily own and lease commercial real estate properties under double or triple net arrangements. Alvarez & Marsal considered target companies that either primarily own retail real property assets or have diversified real estate portfolios. The financial data reviewed included total equity to funds from operations for the last twelve months and total equity to adjusted funds from operations for the last twelve months. The precedent M&A transactions and corresponding multiples were as follows:

Total Equity /
Date Announced	Date Closed	Acquiror	Target	LTM FFO	LTM AFFO
06/29/17	10/12/17	Canada Pension Plan Investment Board	Parkway, Inc.	24.8x	17.1x
04/28/16	10/06/16	Cousins Properties Incorporated	Parkway Properties Inc.	12.9x	12.5x
01/16/16	07/06/16	Brookfield Asset Management Inc.	Rouse Properties, Inc.	12.0x	10.2x
03/18/15	07/31/15	Blackstone	Excel Trust, Inc.	22.8x	18.3x
10/31/14	02/18/15	EDENS	AmREIT, Inc.	25.2x	27.1x
09/16/14	01/15/15	Washington Prime Group Inc.	Glimcher Realty Trust	19.0x	18.6x
08/30/14	01/29/15	Select Income REIT	Cole Corporate Income Trust, Inc.	22.5x	18.9x

Taking into account the results of the precedent M&A transaction analysis, Alvarez & Marsal applied multiple ranges of 16.0x to 18.0x to the Company’s funds from operations for the last twelve months and 15.0x to 17.0x to the Company’s adjusted funds from operations for the last twelve months. This analysis indicated an implied total equity value reference range (aggregate preferred and common equity) for the Company of approximately $600,000 to $700,000, prior to taking into account non-operating assets, non-operating liabilities or incremental value associated with the Company NOLs and tax credits.

Company NOLs and Tax Credits

Alvarez & Marsal considered the value of the tax benefits associated with the Company NOLs and tax credits on a standalone basis in the absence of the merger. Taking into account the maximum annual taxable income provided by management of the Company and a discount rate of 15.5%, this analysis indicated a maximum implied value to the Company (aggregate preferred and common equity) of the federal tax benefits associated with the Company NOLs and tax credits of approximately $2.8 million and a maximum implied value to the Company (aggregate preferred and common equity) of the combined federal and state tax benefits associated with the Company NOLs and tax credits of approximately $4.4 million.

Implied Common Equity Value Per Share

Alvarez & Marsal deducted the aggregate liquidation preference of the Company’s preferred stock (including the original liquidation preference and accrued preferred dividends) from the implied total equity value reference ranges (aggregate preferred and common equity) indicated by the Net Asset Analysis, the Selected Public Company Analysis and the Precedent M&A Transaction Analysis and taking into account the maximum implied value to the Company of the Company NOL and Tax Credits and the non-operating assets and liabilities of the Company. This analysis indicated implied value reference ranges per share of the Company’s common stock of -$7.03 to -$6.79 based on the Net Asset Analysis, -$7.00 to -$6.81 based on the Selected Public Company Analysis and -$6.99 to -$6.80 based on the Precedent M&A Transaction Analysis, in each case after taking into account the maximum implied value to the Company of the Company NOLs and tax credits and the non-operating assets and liabilities of the Company, and in each case, compared to the merger consideration of $0.86 per share of our common stock.

Additional Information

Alvarez & Marsal also reviewed with the Special Committee certain additional information that was not considered part of Alvarez & Marsal’s financial analyses with respect to its opinion but was referenced for informational purposes.

Alvarez & Marsal reviewed, solely for illustrative purposes, the theoretical range of values to a potential acquiror associated with the Company NOLs and tax credits, taking into account the Parent estimated NOL tax savings and the third party estimated NOL tax savings. This review indicated a theoretical range of values to Parent of $64,040,000 (federal tax benefits) to $78,703,000 (federal and state tax benefits combined) and a theoretical range of values to a hypothetical third party acquiror of $256,000 (federal tax benefits) to $317,000 (federal and state tax benefits combined).

Alvarez & Marsal also reviewed, solely for illustrative purposes, the illustrative implied common equity value per share reference ranges that resulted by applying, in lieu of the aggregate liquidation preference of the preferred stock, an illustrative value per share of the Company’s preferred stock, using the price paid by Icahn Associates Holding LLC to acquire 1,257 shares of our preferred stock on December 18, 2017. This review indicated illustrative implied value reference ranges per share of our common stock of -$3.32 to -$3.08 based on the Net Asset Analysis, -$3.30 to -$3.10 based on the Selected Public Company Analysis and -$3.29 to -$3.09 based on the Precedent M&A Transaction Analysis, in each case after taking into account the maximum implied value to the Company of the Company NOLs and tax credits and the non-operating assets and liabilities of the Company.

Other Presentations by the Financial Advisor to the Special Committee

In addition to the financial analyses reviewed with the Special Committee on March 22, 2019 described above, Alvarez & Marsal also reviewed with the Special Committee preliminary financial analyses dated February 6, 2019 and February 12, 2019. These preliminary financial analyses were not materially different from the financial analyses reviewed and discussed with the Special Committee on March 22, 2019, as revised to reflect updated data and other information, except that the February 6, 2019 and February 12, 2019 analyses assumed that the Company NOLs and tax credits had no value to the Company on a standalone basis.

In addition, the February 6, 2019 and February 12, 2019 preliminary financial analyses were based on regulatory, monetary, market and other conditions as they then existed.

Other Matters

Alvarez & Marsal was engaged by the Company to provide an opinion to the Special Committee as to, as of such date, the fairness, from a financial point of view, to the unaffiliated common stockholders of the merger consideration to be received by such stockholders in the merger pursuant to the merger agreement. The Special Committee engaged Alvarez & Marsal based on Alvarez & Marsal’s experience and reputation. Alvarez & Marsal is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Special Committee, Alvarez & Marsal is entitled to an aggregate fee of $160,000 as compensation for its services, $80,000 of which was paid as a non-refundable retainer and the remainder of which became payable upon Alvarez & Marsal stating to the Special Committee that it was prepared to deliver its opinion. No portion of Alvarez & Marsal’s fee was contingent upon either the conclusion expressed in Alvarez & Marsal’s opinion or whether or not the merger is successfully consummated. The Company also agreed to reimburse Alvarez & Marsal for certain expenses and to indemnify Alvarez & Marsal in respect of certain liabilities that might arise out of its engagement. During the two years preceding the date of its opinion, Alvarez & Marsal and its affiliates previously provided financial advisory services to certain affiliates of Parent for which Alvarez & Marsal and such affiliates received compensation and customary indemnification provisions, including (a) having acted as financial advisor to a special committee of the board of directors of a company affiliated with Parent in connection with the acquisition by Parent of a subsidiary of such affiliate, which was consummated in October 2018, and (b) having provided financial advisory services to a special committee of the board of directors of a company affiliated with Parent in connection with the merger of such company with an affiliate of Parent, which was consummated in June 2018.

Position of the Purchaser Group as to Fairness of the Merger

Under a possible interpretation of the SEC rules governing “going-private” transactions, each Purchaser Group Member may be deemed to be an affiliate of the Company and is therefore required to express its beliefs as to the substantive and procedural fairness of the merger to the unaffiliated common stockholders of the Company. The Purchaser Group Members are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act.

None of the Purchaser Group Members participated in the deliberations of the Special Committee or the Board regarding the substantive or procedural fairness of the merger to the Company’s unaffiliated common stockholders. None of the Purchaser Group Members received advice from the Company’s legal advisor or the Special Committee’s legal or financial advisors as to the substantive or procedural fairness of the merger to the Company’s unaffiliated common stockholders.

The unaffiliated common stockholders were represented by the Special Committee, which negotiated the terms and conditions of the merger agreement, with the assistance of the Special Committee’s legal and financial advisors. The Purchaser Group has not performed, nor engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the merger to the unaffiliated common stockholders of the Company.

The Purchaser Group did not receive a report, opinion or appraisal from an outside party with respect to the transactions contemplated by the merger agreement, the merger, the valuation of the Company or the tax benefits that would be available to the Purchaser Group as a result of the merger. Based on the Purchaser Group’s knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee described in the section entitled “Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 23, with which the Purchaser Group agrees and which the Purchaser Group has adopted, the Purchaser Group believes that the merger is substantively and procedurally fair to the unaffiliated common stockholders of the Company. Notwithstanding that the Purchaser Group may not rely upon the opinion provided by Alvarez & Marsal to the Special Committee, the Purchaser Group considered the fact that Alvarez & Marsal rendered an oral opinion to the Special Committee on March 22, 2019 (which was subsequently confirmed in writing by delivery of Alvarez & Marsal’s written opinion addressed to the Special Committee dated March 22, 2019) as to, as of such date, the fairness, from a financial point of view, to the unaffiliated common stockholders of the Company, of the merger consideration to be received by such common stockholders in the merger pursuant to the merger agreement.

In connection with its determination, the Purchaser Group considered the following specific factors: (i) the negotiations between the Purchaser Group and the Special Committee which resulted in an increased merger consideration; (ii) the Company’s historical stock price; (iii) the liquidation value of the Company; (iv) the value of the Company NOLs and tax credits to the Purchaser Group; and (v) the likelihood of another liquidity event for the Company’s common stockholders.

Increases in Merger Consideration; Extended Negotiations. The Purchaser Group initially indicated that it wished to acquire all of the shares of the Company’s common stock for a per share price of $0.58 in December 2018. From December 2018 through March 2019, the Purchaser Group and the Special Committee negotiated the terms of the merger agreement, including the merger, and during those negotiations, the Purchaser Group increased its offer three times from its initial offer price of $0.58 per share in December to an offer price of $0.86 in March 2019. The Purchaser Group believes that the merger consideration is fair to the Company’s unaffiliated common stockholders as it reflects extended negotiations that took place between the parties over a period of four months and represents more than a 48% increase to the initial per share offer price received by the Company from the Purchaser Group. The Purchaser Group also considered the fact that the Special Committee negotiating the merger consideration consisted solely of directors who are independent and not affiliated with the Purchaser Group, and that the Special Committee retained and was advised by experienced and qualified advisors.

Historical Stock Price. The Purchaser Group considered that the merger consideration of $0.86 represented a premium of approximately 139% to the Company’s closing stock price on December 6, 2018, the last trading day before the announcement of the initial offer. The Purchaser Group believed that the merger consideration was fair based on the significant premium it represented to the prices at which the Company’s common stock had traded during 2018 prior to the announcement of the initial offer in December 2018.

Liquidation Value of the Company. The Purchaser Group considered that the Company, based on its historic operations, would need additional funding in order to continue its operations and that the amount of the additional funding required to continue the Company’s operations may be substantial. The Purchaser Group also considered the liquidation value of the Company’s existing assets and liabilities if additional funding were not available or the amount of additional funding that was available was not sufficient to continue to fund the Company’s operations. The Purchaser Group considered that the Company has historically failed to generate a profit and has operated at a significant loss. In addition, the Purchaser Group considered the estimated value of the Company’s assets, which primarily consist of the three commercial properties located in Long Branch, New Jersey, Flanders, New York, and Columbia, South Carolina, in the event of a liquidation and winding up of the Company. As a result of this analysis, the Purchaser Group viewed the merger consideration of $0.86 per share as fair to the unaffiliated common stockholders as it exceeded the Purchaser Group’s view of the per share value attributed to the Company based on the Company’s existing assets and liabilities.

Value of Company NOLs and Tax Credits. The value of the Company NOLs and tax credits to the Purchaser Group was considered by the Purchaser Group as part of its analysis of the Company’s overall value to the

Purchaser Group. The Purchaser Group’s decision to increase its offer to acquire all of the shares of the Company’s common stock, initially from $0.58 per share to $0.86 per share, reflected, in part, the value that the Purchaser Group attributed to the Company NOLs and tax credits. The Purchaser Group did not receive a report, opinion or appraisal from an outside party relating to the transactions contemplated by the merger agreement but instead relied upon its own internal analysis.

The Purchaser Group also considered the fact that, under applicable tax law, an unaffiliated third-party acquirer of the Company would be subject to certain limitations on its ability to utilize the Company NOLs and tax credits, whereas the Purchaser Group, as an existing affiliate of the Company, would not be subject to such limitations. Accordingly, as the value of the Company NOLs and tax credits would be substantially lower to an unaffiliated third-party acquirer, the Purchaser Group believed that the price it was willing to pay for the unaffiliated common stockholders’ shares exceeded the price that a hypothetical unaffiliated third-party acquirer of the Company would have been willing to pay. Based on its own internal analysis, the Purchaser Group attributed an aggregate net present value to the Purchaser Group of approximately $80 million for the Company NOLs and tax credits. The Purchaser Group anticipates paying approximately $3.7 million for shares of our common stock held by unaffiliated common stockholders and the aggregate “redemption price” to be paid to the unaffiliated preferred stockholders would be approximately $1.4 million, assuming that the merger is consummated on June 30, 2019.

Liquidity. The Purchaser Group considered the likelihood of a liquidity event for holders of the Company’s common stock given the Company’s operating losses, concerns regarding the Company’s ability to fund its future operations without additional third party capital, and the low level of trading volume of the Company’s common stock on the OTCQB. The Purchaser Group believed that another liquidity event was unlikely and that without a liquidity event the unaffiliated common stockholders would continue to hold a relatively illiquid investment based on the low trading volume of the Company’s common stock. The Purchaser Group also considered the fact that the merger will provide consideration to the unaffiliated common stockholders entirely in cash, thus providing immediate liquidity and eliminating any uncertainty in valuing the merger consideration.

The Purchaser Group believes that the foregoing factors support its determination with respect to the fairness of the merger to the unaffiliated common stockholders of the Company. The Purchaser Group’s view as to the fairness of the merger to unaffiliated common stockholders is not a recommendation as to how any such stockholder should vote on the merger agreement. The foregoing discussion of the information and factors considered by the Purchaser Group, while not exhaustive, is believed to include all material factors considered by the Purchaser Group. The Purchaser Group did not find it practicable, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to the fairness of the merger to such unaffiliated common stockholders.

Purposes and Reasons of Purchaser Group for the Merger

If the merger is completed, the Company will become a wholly-owned subsidiary of Parent, and the shares of the Company’s common stock will cease to be publicly traded. For the Purchaser Group, the purpose of the merger is to enable Parent to acquire control of the Company, in a transaction in which the unaffiliated common stockholders of the Company will be cashed out for $0.86 per share in cash, without interest, less any applicable withholding taxes, and the unaffiliated preferred stockholders will be cashed out for an amount equal to the “redemption price,” without interest, less any applicable withholding taxes. After the merger, the Company’s common stock will no longer be publicly traded and Parent will solely bear the risks, and be entitled to the benefits, of ownership of the Company. Upon consummation of the merger, the unaffiliated common stockholders will immediately realize the value of their investment in the Company through their receipt of the merger consideration of $0.86 per share in cash, representing a premium of approximately 48% over the purchase price proposed in the initial offer of $0.58 per share, and a premium of approximately 139% over the closing stock price for the Company’s common stock on December 6, 2018, the last trading day before the initial offer.

In August 2015, the Company began implementing a transformation plan pursuant to which, among other things, it exited its mobile marketing and advertising business and entered into the business of acquiring, financing and leasing commercial real estate properties. As of December 31, 2018, the Company’s real estate portfolio consisted of three commercial properties located in Long Branch, New Jersey, Flanders, New York, and Columbia, South Carolina. All of the Company’s revenue is derived from the rental income it receives under the leases associated with these three properties.

The Purchaser Group Members decided to pursue the merger at this time because, among other reasons, they believed that the Company would operate more effectively as a privately-owned company. In the view of the Purchaser Group Members, the Company began implementing its strategy to acquire commercial real estate properties in August of 2015 and, to date, the Company has completed only three acquisitions. During this time, the Company has continued to incur operating losses each year. As a result, as of December 31, 2018, the Company had U.S. federal net operating loss carryforwards of approximately $496 million (net of $3 million of limitations) and state net operating loss carryforwards of $0.1 million to $202 million.

In addition, in order for the Company’s revenue to increase, the Company would need to acquire additional commercial real estate properties. However, in order to acquire additional real estate, the Company would need additional capital to fund any such acquisitions. The Company has previously relied upon funding provided by Koala Holding LP, an affiliate of Mr. Icahn. Without improving its liquidity and obtaining additional funding, the Company does not currently have access to sufficient capital to acquire more commercial properties. Accordingly, the Purchaser Group Members do not believe that it is efficient or cost effective to continue to operate the Company as a publicly-traded company given the Company’s historical losses and its needs for additional funding to finance its operations.

The Purchaser Group Members believe that as a privately-owned company, the Company would have increased flexibility to make decisions that may negatively affect quarterly results but that may, over the long-term, increase the Company’s value, including, among other things, increasing the leverage at the Company. In contrast, as a publicly-traded company, the Company currently faces public stockholder pressure to make decisions that may produce better short-term results, but which may over the long-term lead to a reduction in the per share price of its publicly-traded equity securities. As a privately-owned company, the Company would also be relieved of many of the other burdens and constraints imposed on public companies, including the obligations to file, and expenses associated with filing, annual and periodic reports with the SEC under the Exchange Act, and the Company’s management would not be required to devote time and attention to such obligations.

Each of the Purchaser Group Members also believes that the merger will provide the Company with flexibility to pursue transactions with a risk profile that may be unacceptable to many public stockholders, and that these transactions can be more effectively executed as a private company. The Purchaser Group also believes that the merger will allow the Company’s common stockholders to realize liquidity given the historically limited trading volume of the Company’s common stock. Although each of the Purchaser Group Members believes that there will be significant opportunities associated with their investment in the Company, including, among other things, the potential ability of the Purchaser Group Members to utilize the Company NOLs and tax credits, each of the Purchaser Group Members also realizes that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Company and its ability to acquire additional commercial real estate properties) and that such opportunities may not ever be fully realized.

If the merger is completed, the Company will become a wholly-owned subsidiary of Parent, and the shares of the Company’s common stock will cease to be publicly traded. The Purchaser Group believes that structuring the transaction in such manner is preferable to other alternative transaction structures because (i) it will enable Parent to directly acquire all of the outstanding shares of the Company’s common stock at the same time, (ii) it will allow the Company to cease to be a publicly registered and reporting company, and (iii) it represents an opportunity for the Company’s unaffiliated common stockholders to immediately realize the value of their investment in the Company. The Purchaser Group believes that the transaction structure will also provide a prompt and orderly transfer of ownership of the Company in a single step, without the necessity of financing separate purchases of the Company’s common stock in a tender offer and implementing a second-step merger to acquire any shares of common stock not tendered in any such tender offer, and without incurring any additional transaction costs associated with such activities.

For these reasons, the Purchaser Group believes that private ownership is in the best interests of the Company and that the merger is in the best interests of the Company’s common stockholders.

Voting by Purchaser Group Members

At the close of business on the record date for the special meeting, Parent beneficially owned and had the right to vote 4,739,620 shares of our common stock in the aggregate, which represents approximately 52.69% of the shares of our common stock entitled to vote at the special meeting.

Parent has informed the Company that it currently intends to vote all such shares of our common stock:

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal.

In addition, affiliates of Parent own an aggregate of 1,147,388 shares of preferred stock, which represents approximately 98.04% of the issued and outstanding preferred stock. The common stock is the only class of stock that has the right to vote at the special meeting. The holders of preferred stock are not entitled to vote at the special meeting on any matter. At the effective time, by virtue of the merger, each share of preferred stock (other than the shares of preferred stock held by Parent or its affiliates) will be converted automatically into the right to receive an amount in cash equal to the “redemption price,” which consists of the liquidation preference per share of preferred stock, plus any accrued but unpaid dividends on the preferred stock, as more particularly described in our certificate of incorporation, without interest and less any applicable withholding taxes.

Plans for Voltari After the Merger

After the effective time of the merger, Parent anticipates that the Company will continue to conduct its operations and business substantially as they are currently being conducted, except that the Company will cease to be a public company and will instead be controlled by Parent. If the merger is consummated, the Company’s common stock will no longer be quoted on the OTCQB, the registration of the Company’s common stock under Section 12 of the Exchange Act will be terminated and the Company will no longer file reports with the SEC. If the merger is not consummated for any reason, the unaffiliated common stockholders will not receive any payment for their shares of common stock, and the Company will remain a public company, with its common stock continuing to be quoted on the OTCQB.

After the effective time of the merger, the members of the board of managers of Merger Sub immediately prior to the effective time of the merger will become the directors of the Company, and the officers of Merger Sub immediately prior to the effective time of the merger will be the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Except as described above or elsewhere in this proxy statement, Parent has advised the Company that they do not have any current intentions, plans or proposals to cause the Company to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving the Company’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, other than the sale of its real properties in the ordinary course of business; or

•	any other material changes to the Company’s corporate structure or business.

Notwithstanding the foregoing, following the merger, as part of the Purchaser Group’s long-term corporate goal of increasing value, the Purchaser Group intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, and management and consider and determine what, if any, changes may be desirable in light of the circumstances which then exist. In connection with this review, the Purchaser Group may consider a range of alternatives including acquisitions, mergers, business combinations, divestitures, liquidation, the incurrence of debt, and changes in, or new, business lines. Except as otherwise disclosed in this proxy statement (including in the Company’s filings with the SEC incorporated by reference into this proxy statement), as of the date hereof, no agreements, understandings or decisions have been reached and there is no assurance that the Purchaser Group will decide to undertake any such alternatives. Additionally, from time to time the Purchaser Group may decide to liquidate, merge or reorganize its subsidiaries (including the Company) and other affiliated entities, for tax and/or corporate-related purposes.

Certain Effects of the Merger

If the merger agreement is adopted by the requisite stockholder approval (including the majority of the minority stockholder approval) and the other conditions to the closing of the merger are either satisfied or waived, then Merger Sub will be merged with and into Voltari, the separate company existence of Merger Sub will cease, and Voltari will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger.

Upon consummation of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded common shares) will immediately be converted into the right to receive the merger consideration, without interest and less applicable withholding taxes. Likewise, each share of our preferred stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded preferred shares) will immediately be converted into the right to receive an amount in cash equal to the “redemption price,” which consists of the liquidation preference per share of preferred stock, plus any accrued but unpaid dividends on the preferred stock, as more particularly described in our certificate of incorporation, without interest and less any applicable withholding taxes.

Following the merger, the entire equity in the surviving corporation will be owned by Parent. As a result, if the merger is completed, Parent and the Purchaser Group will be the sole beneficiaries of the Company’s future earnings and growth, if any, and will own all of the shares entitled to vote on any matter submitted to the Company’s stockholders. Likewise, the Purchaser Group will also bear the risks of ongoing operations, including the risks of any decrease in the Company’s value after the merger.

If the merger is completed, then the Company’s unaffiliated common stockholders will have no further interest in the Company’s net earnings or losses. Based on the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, the table below sets forth the direct and indirect interests in the Company’s net losses of the Purchaser Group as of and for the year ended December 31, 2018, and what those interests would have been had the merger been completed as of each such date.

		Ownership Prior to the Merger(1)		Ownership Assuming Completion of the Merger(1)
Name	Period	Net Loss	% Ownership	Net Loss	Illustrative % Ownership
Purchaser Group	Yr. Ended 12/31/18	$804,049	52.69%	$1,526,000	100%

(1)	Ownership percentage is based on shares of our common stock outstanding as of March 22, 2019, the date of execution of the merger agreement.

A primary benefit of the merger to the unaffiliated common stockholders is the merger consideration as described above, which represents a premium of approximately 139% to the closing stock price on December 6, 2018, the last trading day prior to the announcement of the initial offer, and a premium of approximately 48% over the purchase price proposed in the initial offer of $0.58 per share. Additionally, such unaffiliated common stockholders will avoid the risk of any potential increase in the Company’s future net losses or any potential decrease in the Company’s future value.

The primary detriments of the merger to such stockholders include the lack of interest of such stockholders in the Company’s potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of our common stock pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to U.S. Holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44) who surrender shares of our common stock in the merger, as described further under the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44.

In connection with the merger, the Purchaser Group Members will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by the Company’s stockholders generally. The primary benefits of the merger to the Purchaser Group Members, based on their direct or indirect ownership of all the equity interests in Parent, include their indirect interest in the Company’s potential future earnings and growth which, if they successfully execute their business strategies, could be substantial. Subject to certain use limitations imposed by applicable law, following the merger, the Company NOLs and tax credits will also inure to the benefit of the Purchaser Group. In addition, following the merger, the Company will be a private company, and, therefore, the Company and its beneficial owners will be relieved of the applicable restrictions imposed on companies with publicly traded equity.

The primary detriments of the merger to the Purchaser Group Members include the fact that all of the risk of any possible increase in the Company’s net losses or any potential decrease in the Company’s future value following the merger will be borne by Parent. Additionally, the investment by the Purchaser Group Members in Parent and Voltari will not be liquid, with no public trading market for such securities.

There are no change-in-control payments, transaction bonuses or other extraordinary bonuses payable to the Company’s management or employees as a result of the transactions contemplated by the merger agreement. It is currently intended that Mr. Kenneth Goldmann and Mr. Peter Kaouris will each resign as executive officers of the Company following the merger, with Mr. Goldmann continuing to provide services to the surviving corporation on a transitionary basis after the closing of the merger on an as-needed basis, and Mr. Kaouris continuing to serve as an employee of the surviving corporation following the merger with substantially the same compensation as he currently receives from the Company.

Shares of our common stock are currently registered under the Exchange Act and are quoted on the OTCQB under the symbol “VLTC.” As a result of the merger, Voltari will be a privately held corporation and there will be no public market for its shares. After the merger, shares of our common stock will no longer be quoted on the OTCQB and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated.

At the effective time of the merger, the Company’s certificate of incorporation and by-laws will be amended and restated to read as set forth in Exhibits A and B, respectively, to the merger agreement, and, as so amended and restated, will be the certificate of incorporation and by-laws of Voltari following the merger until thereafter amended in accordance with their respective terms and the DGCL.

Financing the Merger

The Purchaser Group intends to fund the payment of the aggregate merger consideration with cash on hand. The merger is not subject to a financing condition.

Interests of the Company’s Directors and Executive Officers in the Merger

As reflected in the table set forth in “Security Ownership of Certain Beneficial Owners and Management” beginning on page 80, two of our directors own shares representing an aggregate 0.25% interest in the Company. If the merger is consummated, these directors will receive merger consideration in proportion to their ownership.

In considering the recommendations of the Special Committee and of the Board with respect to the merger agreement, you should be aware that, aside from their interests as stockholders of Voltari, the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of other stockholders of Voltari generally. The members of the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in making its recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the stockholders of Voltari that the merger agreement be adopted. See “Background of the Merger” beginning on page 20 and “Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 23.

The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the merger agreement. These interests are described in more detail below.

Indemnification and Insurance

The Company’s certificate of incorporation provides for the potential indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers. In addition, pursuant to the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification from Parent and the surviving corporation and coverage under directors’ and officers’ liability insurance policies. The indemnification and insurance provisions in the merger agreement are further described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” on page 71.

Continued Employment

After the effective time of the merger, it is currently intended that Mr. Kenneth Goldmann and Mr. Peter Kaouris will each resign as executive officers of the Company following the merger, with Mr. Goldmann continuing to provide services to the surviving corporation on a transitionary basis after the closing of the merger on an as-needed basis, and Mr. Kaouris continuing to serve as an employee of the surviving corporation following the merger with substantially the same compensation as he currently receives from the Company.

Interests of the Special Committee

The Special Committee consists of three members of the Board: Peter K. Shea, Jaffrey Firestone and Kevin Lewis. In consideration of the time and effort required of the members of the Special Committee in connection with evaluating the proposed transaction or any related transaction, the Board adopted resolutions providing that the Company would pay (i) Mr. Shea, as Chairman of the Special Committee, $25,000, plus $1,000 for each meeting of the Special Committee attended telephonically or in person, (ii) each of Mr. Firestone and Mr. Lewis, as members of the Special Committee, $18,000, plus $1,000 for each meeting of the Special Committee attended telephonically or in person, and (iii) all expenses incurred by the Special Committee, including the fees and expenses of its financial, legal and other advisers.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date for the special meeting, the Company’s directors and executive officers beneficially owned and had the right to vote 22,854 shares of our common stock, which represents approximately 0.25% of the shares of our common stock entitled to vote at the special meeting.

The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock:

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal.

Golden Parachute Compensation

SEC rules would require us to disclose and conduct an advisory vote on the compensation that would be payable to our named executive officers based on or that otherwise relates to the merger agreement. Consummation of the merger, however, will not trigger any such payments. Accordingly, there are no payments to approve in connection with the merger agreement and we are not asking our stockholders to conduct such vote. At our last annual meeting held on June 14, 2018, our stockholders approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (each as defined below) of our common stock whose shares are converted into the right to receive cash pursuant to the merger, but it does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, which we refer to as the “IRS,” in each case in effect as of the date hereof.

These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder or Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the U.S. federal income tax consequences of the merger.

This discussion is limited to holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	tax-exempt organizations or governmental organizations;

•	persons subject to the alternative minimum tax;

•	S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and investors therein);

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	regulated investment companies or real estate investment trusts;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction transaction or as part of a conversion transaction or other integrated investment;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who received our common stock in a compensatory transaction;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-qualified retirement plans; and

•	persons who do not vote in favor of the merger and who properly demand appraisal of their shares under Delaware law.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and partners therein should consult their tax advisors regarding the U.S. federal income tax consequences of the merger.

This discussion does not address the Purchaser Group.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. Such gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if such U.S. Holder has owned such shares for more than one year as of the time of the merger. A preferential tax rate generally will apply to long-term capital gains recognized by certain non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our common stock at different times or different prices, such U.S. Holder will determine its tax basis, holding period and gain or loss separately with respect to each block of our common stock.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is not a U.S. Holder or a partnership for U.S. federal income tax purposes. Payments made to a Non-U.S. Holder in exchange for shares of our common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

The gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);

•

The Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of our common stock for cash pursuant to the merger and certain other conditions are met; or

•	The Non-U.S. Holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our common stock at any time during the five-year period preceding the merger.

A Non-U.S. Holder described in the first bullet point immediately above will be subject to U.S. federal income tax on any gain realized as if the Non-U.S. Holder were a U.S. Holder, subject to any applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation for U.S. federal income tax purposes, then any gain described in the first bullet above may also be subject to an additional “branch profits tax” at a 30% rate (or a lower treaty rate). A Non-U.S. Holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any capital gain realized, which may be offset by certain U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

We believe that Voltari is a “United States real property holding corporation” for U.S. federal income tax purposes, and we expect that our common stock will continue to be quoted on the OTCQB at the time of the merger. As a result, under applicable Treasury regulations, if the third bullet point above applies to a Non-U.S. Holder, then such Non-U.S. Holder will be subject to U.S. federal income tax on any gain realized as if the Non-U.S. Holder were a U.S. Holder, subject to any applicable income tax treaty providing otherwise.

Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of our common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 24%. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return IRS Form W-9, certifying under penalty of perjury that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. A Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided that the holder files a U.S. federal income tax return with the IRS. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under any state, local or foreign tax laws.

Regulatory Approvals

No material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the filing of a certificate of merger with the Secretary of State of the State of Delaware by the Company and Merger Sub at the effective time of the merger.

Delisting and Deregistration of Common Stock

If the merger is completed, Voltari will be a privately owned company and there will be no public market for our common stock. Upon completion of the merger, our common stock will no longer be quoted on the OTCQB. In addition, the registration of our common stock under Section 12 of the Exchange Act will be terminated and we will no longer file reports with the SEC.

Fees and Expenses

Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Voltari will pay the costs of proxy solicitation and printing and mailing this proxy statement and the Schedule 13E-3 to be filed with the SEC in connection with the merger, which we refer to as the “Schedule 13E-3,” and all SEC filing fees with respect to the transaction. Total fees and expenses incurred or to be incurred by Voltari in connection with the merger are estimated at this time to be as follows:

Amount to be Paid
Financial advisory fee and expenses	$	[●]
Legal, accounting and other professional fees	$	[●]
SEC filing fees		$443.53
Proxy solicitation, printing and mailing costs	$	[●]
Transfer agent and paying agent fees and expenses	$	[●]

Total	$	[●]

Anticipated Accounting Treatment of the Merger

The merger will be accounted for in accordance with U.S. generally accepted accounting principles. The merger will constitute a reorganization of companies under common control and will be accounted for in a manner similar to a pooling of interests.

Rights of Appraisal

If the merger is completed, the Company’s unaffiliated common stockholders and unaffiliated preferred stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions set forth in that statute.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the merger consideration and/or the “redemption price,” as applicable, provided for in the merger agreement, you have the right to seek appraisal of your shares of common stock and/or preferred stock, as the case may be, and to receive payment in cash for the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of common stock and/or preferred stock as determined by the Delaware Court of Chancery may be less than, equal to or more than (i) with respect to common stock, the $0.86 per share in cash that a common stockholder is otherwise entitled to receive under the terms of the merger agreement, and (ii) with respect to preferred stock, the amount of cash equal to the “redemption price,” which consists of the liquidation preference per share of the preferred stock plus any accrued but unpaid dividends, as more specifically set forth in the Company’s certificate of incorporation, that a preferred stockholder is otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The common stock is the only class of stock that has the right to vote at the special meeting. The holders of preferred stock are not entitled to vote at the special meeting on any matter. With respect to the Company’s common stockholders, those who do not vote in favor of the merger proposal and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. With respect to the Company’s preferred stockholders, those who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that common stockholders and preferred stockholders must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that common stockholders or preferred stockholders exercise their appraisal rights under Section 262 of the DGCL. As used in this section entitled “Special Factors—Rights of Appraisal,” the term “redemption price” means an amount in cash equal to the “redemption price,” which consists of the liquidation preference per share of preferred stock, plus any accrued but unpaid dividends on the preferred stock, as more particularly described in our certificate of incorporation, without interest and less any applicable withholding taxes, that is payable to the unaffiliated preferred stockholders in respect of their shares of preferred stock pursuant to the terms and subject to the conditions of the merger agreement.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders who were stockholders of record on the record date for notice of such meeting, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with the notice.

This proxy statement constitutes the Company’s notice to our common stockholders and preferred stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C and incorporated herein by reference, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock and preferred stock, the Company believes that common stockholders and preferred stockholders considering the exercise of such rights should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of our common stock and/or preferred stock, you must satisfy each of the following conditions: (i) you must deliver to the Company a written demand for appraisal of your shares of our common stock and/or preferred stock, as the case may be, before the vote is taken to approve the merger proposal at the special meeting of the common stockholders; (ii) the written demand must reasonably inform us of the identity of the holder of record of shares of our common stock and/or preferred stock who intends to demand appraisal of his, her or its shares of our common stock and/or preferred stock; and (iii) with respect to common stockholders only, you must not vote or submit a proxy in favor of the merger proposal. The common stock is the only class of stock that has the right to vote at the special meeting. The holders of preferred stock are not entitled to vote at the special meeting on any matter.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock or preferred stock as provided in the merger agreement, but you will not have appraisal rights with respect to your shares of our common stock or preferred stock. A holder of shares of our common stock and/or preferred stock wishing to exercise appraisal rights must hold of record the shares of our common stock and/or preferred stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock and/or preferred stock of record through the effective time of the merger. A proxy that is properly submitted by a stockholder of record and that does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the common stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal of common stock. Therefore, a common stockholder of record who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or “ABSTAIN” from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal.

All demands for appraisal should be addressed to the Company’s legal counsel at Brown Rudnick LLP, Attention: James Bedar, One Financial Center, 18th Floor, Boston, Massachusetts 02111, and must be delivered to the Company before the vote is taken to approve the merger proposal at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of our common stock and/or preferred stock. The demand will be sufficient if it reasonably informs the Company of the identity of the common stockholder or preferred stockholder and the intention of such stockholder to demand appraisal of the “fair value” of his, her or its shares of our common stock and/or preferred stock, as the case may be. A common stockholder or preferred stockholder’s failure to deliver to the Company the written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting of the common stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of our common stock or preferred stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of our common stock or preferred stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares of common stock and/or preferred stock registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold shares of our common stock and/or preferred stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of our common stock and/or preferred stock. If you hold your shares of our common stock and/or preferred stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm or other nominee and obtaining notice of the effective date of the merger.

If shares of our common stock or preferred stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our common stock or preferred stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock and/or preferred stock as a nominee for others, may exercise his or her right of appraisal with respect to shares of our common stock and/or preferred stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock and/or preferred stock as to which appraisal is sought. Where no number of shares of our common stock and/or preferred stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock and preferred stock held in the name of the record owner. If a stockholder holds shares of our common and/or preferred stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of the Company’s record stockholders who has complied with Section 262 of the DGCL and, with respect to the common stockholders, who did not vote in favor of the merger proposal. At any time within 60 days after the effective time of the merger, any common stockholder or preferred stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the merger consideration and/or the redemption price, as applicable, specified by the merger agreement for that holder’s shares of our common stock and/or preferred stock, as the case may be, by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If (i) the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or (ii) the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, a stockholder that has not properly withdrawn his, her or its request for appraisal will be entitled to receive only the appraised value of his, her or its shares of our common stock or preferred stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the merger consideration and/or the redemption price, as applicable, offered pursuant to the merger agreement, as the case may be.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock and preferred stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition and has no present intention to file a petition and stockholders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock and/or preferred stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our common stock or preferred stock within the time prescribed in Section 262 of the DGCL, and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and, with respect to common stockholders, who did not vote in favor of the merger proposal, will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock or preferred stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a common stockholder or preferred stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock or preferred stock and with whom agreements as to the value of their shares of our common stock or preferred stock have not been reached. After the Register in Chancery gives notice to common stockholders and preferred stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock and/or preferred stock, as the case may be, to submit their stock certificates, if any, to the Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock and/or preferred stock, the Delaware Court of Chancery will appraise the shares of our common stock and/or preferred stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of our common stock and/or preferred stock, as the case may be. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration and redemption price, as the case may be, are fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the merger consideration or redemption price, as applicable. Moreover, we do not anticipate offering more than the merger consideration or the redemption price, as applicable, to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock or preferred stock is less than the merger consideration or redemption price, as applicable. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider, among other things, market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock and/or preferred stock entitled to appraisal. Any common stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and (i) each of the shares of our common stock owned by that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $0.86 in cash (without interest) pursuant to the merger agreement, and (ii) each of the shares of our preferred stock owned by that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive an amount of cash equal to the redemption price (without interest) pursuant to the merger agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of our common stock and/or preferred stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration or redemption price, as the case may be, offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s common stockholders and preferred stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

THE FOREGOING STATEMENT REGARDING DISSENTERS’ RIGHTS IN RESPECT OF HOLDERS OF THE COMPANY’S OUTSTANDING PREFERRED STOCK IS INCLUDED IN THIS PROXY STATEMENT SOLELY FOR THE PURPOSE OF COMPLYING WITH THE REQUIREMENTS OF ITEM 3 OF SCHEDULE 14A AND THE DISSENTERS’ RIGHTS PROVISIONS OF THE DGCL. THE HOLDERS OF PREFERRED STOCK ARE NOT ENTITLED TO VOTE AT THE SPECIAL MEETING ON ANY MATTER. THE COMMON STOCK IS THE ONLY CLASS OF THE COMPANY’S STOCK THAT HAS THE RIGHT TO VOTE AT THE SPECIAL MEETING.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement and the other documents referenced herein, whether written or oral, about future events, expectations, plans or prospects for the Company, or about the Company’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements. All statements other than statements of historical fact, including statements containing the words “may”, “will,” “should,” “could,” “would,” “believes,” “plans,” “anticipates,” “expects,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions, are intended to identify forward-looking statements.

A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (1) the conditions to the completion of the merger, including the required approval by the Company’s stockholders (including the majority of the minority stockholder approval), may not be satisfied on the terms expected or on the anticipated schedule; (2) the parties’ ability to meet expectations regarding the timing and completion of the merger; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (4) the effect of the announcement or pendency of the merger on our business relationships, operating results, and business generally; (5) risks that the proposed merger disrupts the Company’s current plans and operations; (6) risks related to diverting management’s attention from the Company’s ongoing business operations; (7) the outcome of any legal proceedings that may be instituted against the Company related to the merger or the merger agreement; (8) the amount of the costs, fees, expenses and other charges related to the merger; and (9) other factors discussed from time to time in our reports filed with the SEC, including the factors discussed in Item 1A of the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2019, in Item 1A of the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2019, and in subsequent SEC filings, which are available at http://www.sec.gov.

The Company assumes no obligation to update the information in this proxy statement, except as otherwise required by law. Readers are cautioned not to place undue reliance on forward-looking statements.

Forward-looking statements reflect the views and assumptions of management as of the date of this proxy statement (unless specified otherwise) with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements, whether as a result of new information, future events or other factors. The inclusion of any statement in this proxy statement does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement (unless specified otherwise) or, in the case of documents referred to or incorporated by reference, the dates of those documents.

THE PARTIES TO THE MERGER AGREEMENT

Voltari Corporation

Voltari Corporation is a Delaware corporation with principal executive offices located at 767 Fifth Avenue, Suite 4700, New York, New York 10153. Voltari is in the business of acquiring, financing and leasing commercial real properties.

Additional information about Voltari is contained in our public filings with the SEC that are incorporated by reference herein. See “Where You Can Find Additional Information” beginning on page 87 of this proxy statement.

Starfire Holding Corporation

Starfire Holding Corporation, which we refer to as “Parent”, is a Delaware corporation and an affiliate of Mr. Icahn. Parent is a holding company and its principal place of business is 100 South Bedford Road, Mt. Kisco, New York 10549. Affiliates of Parent currently beneficially own approximately 52.69% of the issued and outstanding shares of our common stock and approximately 98.04% of the outstanding shares of preferred stock, and the proposed merger is therefore a transaction by which the Company would be acquired by its own controlling stockholder.

Voltari Merger Sub LLC

Voltari Merger Sub LLC, which we refer to as “Merger Sub”, is a Delaware limited liability company that was formed for the purposes of entering into the merger agreement and giving effect to the transactions contemplated thereby. Merger Sub’s principal place of business is at 767 Fifth Avenue, 47th Floor, New York, New York 10153.

THE SPECIAL MEETING

We are furnishing this proxy statement to Voltari common stockholders as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held at the offices of Brown Rudnick LLP, 7 Times Square, New York, NY 10036, on [●], at [●], local time, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. At the special meeting, you will be asked to consider and vote upon the following proposals:

•	the proposal to adopt the merger agreement; and

•

the proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (including the majority of the minority stockholder approval), or in the absence of a quorum.

The Board unanimously recommends that you vote “FOR” each of the above proposals.

Our stockholders (including unaffiliated common stockholders holding at least the majority of unaffiliated shares) must approve the merger proposal in order for the merger to occur. If our stockholders fail to approve the merger proposal (including the majority of the minority stockholder approval), then the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

The Board has fixed the close of business on [●], 2019 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting, and any adjournments or postponements thereof. Only holders of record of our common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof.

As of the close of business on the record date, there were 8,994,814 shares of our common stock outstanding. Each holder of our common stock is entitled to cast one vote per such share on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes (as defined below) are not counted for the purpose of determining the presence of a quorum. Your vote is very important, regardless of the number of shares of our common stock you own. Because common stockholders cannot take any action at the meeting unless a majority of our common stock issued and outstanding and entitled to vote thereat is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting.

The holders of the Company’s preferred stock are not entitled to vote at the special meeting on any matter. The common stock is the only class of capital stock that has the right to vote at the special meeting.

In the event that a quorum is not present at the special meeting, we expect to adjourn or postpone the special meeting until we solicit enough proxies to obtain a quorum.

Attendance

Only stockholders of record, their duly appointed proxy holders and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, please send a written request for an admission ticket to the Company’s legal counsel at Brown Rudnick LLP, Attention: James Bedar, One Financial Center, Boston, MA 02111. Please include the following information with your request: (i) a signed cover letter stating your name and complete mailing address, including daytime and evening telephone numbers; that you are requesting an admission ticket; the number of shares that you own in “street name;” and the name, address and telephone number of your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock and (ii) an original signed “legal proxy” from your bank, brokerage firm or other nominee giving you the right to vote the shares at the special meeting. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Merger Proposal

Approval of the merger proposal requires the affirmative vote of stockholders holding a majority of the shares of our common stock outstanding and entitled to vote on such proposal. Under the merger agreement, the merger also cannot be completed without the majority of the minority stockholder approval (see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 73).

Adjournment Proposal

The affirmative vote of a majority of the votes cast on the matter is required for the approval of the adjournment proposal. As this proposal is not considered a “routine item,” your bank, brokerage firm or other nominee cannot vote your shares of common stock without receiving your voting instructions. Abstentions and broker non-votes will have no effect on the vote.

Record Ownership; Beneficial Ownership

If your shares of our common stock are registered directly in your name with our transfer agent, AST, then you are considered, with respect to those shares of our common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the meeting or to grant your voting rights directly to the Company or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law. To gain admittance, please bring the admission ticket with you to the meeting.

If your shares of our common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of our common stock by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares.

Effects of Failing to Vote and Abstentions; Broker Non-Votes

For the merger proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

If you fail to submit a proxy or to vote in person at the special meeting, then your shares will not be included in the calculation of the number of shares of our common stock represented at the special meeting for purposes of determining whether a quorum has been achieved and will not be counted among the number of votes cast on any proposal. Failing to vote either in person or by proxy at the special meeting will have the same effect as a vote “AGAINST” the merger proposal. Such failure to vote (assuming a quorum is present for the special meeting) will have no effect on the adjournment proposal.

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting on one or more proposals. Abstaining stockholders will be considered present and entitled to vote at the special meeting, and those shares will count towards determining whether a quorum has been achieved. Abstaining from voting on the merger proposal at the special meeting will have the same effect as a vote “AGAINST” such proposal. Such abstention will have no effect on the adjournment proposal.

Under applicable rules, brokers, banks or other nominees who hold shares of our common stock in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on by you at the special meeting are “non-routine” matters, and therefore brokers do not have discretionary authority to vote on any of the proposals. Broker non-votes occur when a bank, brokerage firm or other nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Shares that are subject to broker non-votes are considered not entitled to vote, and therefore will not count toward determining whether or not a quorum is present at the meeting and will be ignored for purposes of determining the outcome of any vote on the merger proposal or the adjournment proposal. However, if you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and as broker non-votes, the effect will be the same as a vote “AGAINST” approval of the merger proposal.

Your vote is very important, regardless of the number of shares of our common stock you own. Because, under the merger agreement, the merger cannot be completed without the majority of the minority stockholder approval, it is important that you attend the meeting in person or are represented by proxy at the meeting. In addition, stockholders cannot take any action at the meeting unless a majority of the shares of our common stock issued and outstanding entitled to vote is represented. If you fail to return your proxy card, submit your proxy by telephone or the internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares will have the same effect as a vote “AGAINST” approval of the merger proposal.

Voting

This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. If you are a stockholder of record and your common shares are registered directly in your name, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•

In Person. You may attend the special meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 56 of this proxy statement. If you hold your shares through a bank, brokerage firm or other nominee in “street name” (instead of as a registered holder), you must obtain a “legal proxy” from your bank, brokerage firm or other nominee and bring the “legal proxy” to the meeting in order to vote by ballot in person.

•	By Proxy. Stockholders of record have a choice of voting by proxy:

○

Over the Internet: Go to the website referenced on your proxy card or your voting instruction form and follow the instructions on the website. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m., Eastern Time, on [●], 2019, the day before the special meeting, for your proxy to be valid and your vote to count;

○

By Telephone: If you are a stockholder of record, you can vote using a touch-tone telephone by calling the toll-free telephone number listed on your proxy card or your voting instruction form and following the recorded instructions, 24 hours a day, seven days a week. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., Eastern Time, on [●], 2019, the day before the special meeting, for your proxy to be valid and your vote to count; or

○

By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed pre-paid envelope. Your shares will be voted according to your instructions. AST must receive the proxy card by [●], 2019, the day before the special meeting, for your proxy to be valid and your vote to count.

Beneficial Owner. If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name”. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. In most instances, you will be able to do this over the internet, by telephone or by mail as indicated above. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 56 of this proxy statement. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you are a holder of record and you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the merger proposal and “FOR” the adjournment proposal. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK YOU OWN. BECAUSE, UNDER THE MERGER AGREEMENT, THE MERGER CANNOT BE COMPLETED WITHOUT THE MAJORITY OF THE MINORITY STOCKHOLDER APPROVAL, IT IS IMPORTANT THAT YOU ATTEND THE MEETING IN PERSON OR ARE REPRESENTED BY PROXY AT THE MEETING. IN ADDITION,

STOCKHOLDERS CANNOT TAKE ANY ACTION AT THE MEETING UNLESS A MAJORITY OF THE SHARES OF OUR COMMON STOCK ISSUED AND OUTSTANDING AND ENTITLED TO VOTE THEREAT IS REPRESENTED. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the internet or by returning the enclosed proxy card in the accompanying postage-paid reply envelope, or may vote in person by appearing at the special meeting. If your shares of common stock are held through a bank, brokerage firm or other nominee in “street-name,” only your bank, brokerage firm or other nominee can vote your shares and only upon receipt of your specific instructions. Please return the enclosed voting instruction form in the envelope provided to your bank, brokerage firm or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf. If your bank, brokerage firm or other nominee provides for voting instructions to be delivered to them by internet or telephone, instructions to do so will be included on the enclosed voting instruction form. If you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting. If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy by telephone or the internet, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the merger proposal. If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy by telephone or the internet, your shares of our common stock will not have an effect on the adjournment proposal.

You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting. To do so, you must do one of the following:

•

Vote over the internet or by telephone as instructed above. Only your latest internet or telephone vote is counted. You may not change your vote over the internet or by telephone after 11:59 p.m., eastern time, on [●], 2019.

•	Sign a new proxy and mail it as instructed above. Only your latest dated, valid proxy received by AST not later than [●], 2019 will be counted.

•

Attend the special meeting, request that your proxy be revoked and vote in person as instructed above. Attending the special meeting will not revoke your internet vote, telephone vote or proxy, as the case may be, unless you specifically request it. Please note, to gain admittance, please bring the admission ticket with you to the meeting. If you hold your shares through a bank, brokerage firm or other nominee in “street name” (instead of as a registered holder), you must obtain a “legal proxy” from your bank, brokerage firm or other nominee and bring the “legal proxy” to the meeting in order to vote by ballot in person.

If you hold shares in “street name” through a bank, brokerage firm or other nominee, you may submit a new, later-dated voting instruction form or contact your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you (i) obtain a “legal proxy” and (ii) obtain an admission ticket in advance of the meeting.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming satisfaction of the applicable closing conditions, including the approval by our stockholders of the merger proposal and the majority of the minority stockholder approval, we anticipate that the merger will be completed by the third quarter of 2019. If (i) stockholders holding a majority of the aggregate voting power of our shares outstanding and entitled to vote on the proposal and (ii) unaffiliated common stockholders holding a majority of our unaffiliated shares outstanding and entitled to vote on the proposal, vote in favor of adoption of the merger agreement, then the merger will become effective as promptly as practicable following the satisfaction or waiver of a number of other conditions to completion of the merger, subject to the terms of the merger agreement. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 73 of this proxy statement.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed. We are submitting a proposal for your consideration to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal (including the majority of the minority stockholder approval) or in the absence of a quorum. This is Proposal 2 on your proxy card. Notwithstanding the adjournment proposal, the Company retains full authority to the extent set forth in its by-laws and/or permitted under Delaware law to adjourn the special meeting for any purpose, or to postpone the special meeting before it is convened, without the consent of any stockholder of the Company, provided that the merger agreement includes certain limitations on the Company’s ability to postpone or adjourn the meeting, as described in the section entitled “Proposal 2: Adjournment Proposal” beginning on page 63 of this proxy statement.

If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or the Board fixes a new record date for the adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged D.F. King & Co., Inc. as the proxy solicitor to assist in the solicitation of proxies for the special meeting. The Company will pay the proxy solicitor a fee of $15,000. The Company has also agreed to pay a fee for each incoming and outgoing stockholder telephone call and agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will also indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages, liabilities and/or judgments. The Company may also reimburse banks and brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., our proxy solicitor, by calling toll-free at (877) 297-1746 or using the contact information below. Please do NOT send in any stock certificates you hold with your proxy card. After the completion of the merger, a separate letter of transmittal will be mailed to you promptly, and in any event within three business days, that will enable you to receive the merger consideration in exchange for your shares of our common stock. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. See “The Merger Agreement—Payment of Merger Consideration and “Redemption Price” and Surrender of Stock Certificates” beginning on page 66.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (877) 297-1746

Email: VLTC@dfking.com

PROPOSAL 1: THE MERGER PROPOSAL

The Company’s stockholders are being asked to approve a proposal to adopt the merger agreement. For a summary of the merger agreement, see “The Merger Agreement” beginning on page 64 of this proxy statement. A copy of the merger agreement is attached as Annex A to this proxy statement.

Approval of the merger proposal requires the affirmative vote of stockholders holding a majority of the shares of the Company’s common stock outstanding and entitled to vote on such proposal. Under the merger agreement, the merger also cannot be completed without the majority of the minority stockholder approval.

The Board unanimously recommends that you vote “FOR” the merger proposal.

PROPOSAL 2: THE ADJOURNMENT PROPOSAL

The Company’s stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement (including the majority of the minority stockholder approval), or in the absence of a quorum. If this adjournment proposal is approved, then the special meeting could be adjourned by the Board to any date. In addition, the Board could postpone the special meeting before it commences.

Pursuant to the merger agreement, the Company is permitted to postpone or adjourn the special meeting: (i) with the consent of Parent; (ii) for the absence of a quorum; (iii) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to our stockholders within a reasonable period of time in advance of the special meeting; (iv) to allow reasonable additional time to solicit additional proxies; (v) if required by law; or (vi) if the Company has provided a written notice to Parent pursuant to Section 7.2(d) of the merger agreement that it intends to make a change of recommendation in connection with a superior proposal and the notice period contemplated by the merger agreement has not yet expired. See “The Merger Agreement—Change of Recommendation; Superior Proposals” beginning on page 69.

If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the merger proposal but do not indicate a choice on the adjournment proposal, your shares of the Company’s common stock will be voted in favor of the adjournment proposal. The vote on the adjournment proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the adjournment proposal and vice versa.

The affirmative vote of a majority of the votes cast on the matter is required for the approval of the adjournment proposal.

The Board unanimously recommends that you vote “FOR” the adjournment proposal.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included in this proxy statement to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties are qualified by confidential disclosures and were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

Additional information about the Company may be found elsewhere in this document and the Company’s other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 87 of this proxy statement.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into the Company and the separate company existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger. At the closing of the merger, the certificate of incorporation and the bylaws of the Company, amended and restated versions of which are attached to the merger agreement, will be the certificate of incorporation and bylaws of the surviving corporation.

The members of the board of managers of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation. The officers of Merger Sub immediately prior to the effective time will be the initial officers of the surviving corporation and will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation; provided that it is currently intended that Mr. Kenneth Goldmann and Mr. Peter Kaouris will each resign as executive officers of the Company following the merger, with Mr. Goldmann continuing to provide services to the surviving corporation on a transitionary basis after the closing of the merger on an as-needed basis, and Mr. Kaouris continuing to serve as an employee of the surviving corporation following the merger with substantially the same compensation as he currently receives from the Company.

When the Merger Becomes Effective

The closing of the merger will take place on the second business day after the satisfaction or waiver of the conditions to closing provided for in the merger agreement (other than any condition that by its nature cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of any such condition). The merger will become effective at the time when the parties file a certificate of merger with the Secretary of State of the State of Delaware, to be executed, acknowledged and filed in accordance with the relevant provisions of Delaware law, or at such later time as may be agreed by Parent and the Company in writing and specified in the certificate of merger in accordance with Delaware law, which we refer to as the “effective time.”

Effect of the Merger on the Common Stock of the Company and Merger Sub; Treatment of the Preferred Stock of the Company

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded common shares) will be automatically cancelled and converted into the right to receive the merger consideration, without interest and less any applicable withholding taxes. Each of the excluded common shares will be canceled without payment of any consideration and cease to exist, subject to certain rights of the dissenting common stockholders as described below.

At the effective time of the merger, each share of our preferred stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded preferred shares) will be automatically cancelled and converted into the right to receive an amount in cash equal to the “redemption price,” which consists of the liquidation preference per share plus any accrued but unpaid dividends on the preferred stock, as more particularly described in our certificate of incorporation, without interest and less any applicable withholding taxes. Each of the excluded preferred shares will be canceled without payment of any consideration and cease to exist, subject to certain rights of the dissenting preferred stockholders as described below.

No person who has timely and properly demanded appraisal of his, her or its shares of our common or preferred stock, as applicable, pursuant to and in accordance with Section 262 of the DGCL will be entitled to receive the merger consideration or the “redemption price,” as applicable, with respect to the dissenting shares owned by such person, but instead such stockholder will be entitled to receive such consideration as may be determined to be due to such dissenting stockholder, pursuant to Section 262 of the DGCL (or any successor provision) (and at the effective time, such dissenting shares will no longer be outstanding and will automatically be canceled and will cease to exist, and such stockholder will cease to have any rights with respect thereto except the rights set forth in Section 262 of the DGCL, or any successor provision), unless and until such stockholder has failed to perfect or has effectively withdrawn such demand or lost its, his or her rights to appraisal under the DGCL. If, after the effective time, any dissenting stockholder has failed to perfect or has effectively withdrawn or lost such right, such stockholder’s shares of our common or preferred stock, as applicable, will thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the effective time, the merger consideration or the “redemption price,” as applicable, for each such share of our common or preferred stock, as applicable, owned by such stockholder, without interest and less any applicable withholding taxes. A summary of the appraisal rights available to the Company’s stockholders is provided in the section entitled “Special Factors—Rights of Appraisal,” beginning on page 47 and a copy of Section 262 of the DGCL is included with this proxy statement as Annex C.

At the effective time of the merger, the limited liability company membership interest in Merger Sub, which is solely owned by Parent prior to the effective time of the merger, will be automatically converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the surviving corporation.

Payment of Merger Consideration and “Redemption Price” and Surrender of Stock Certificates

Prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent, for the benefit of holders of shares of our common and preferred stock (other than the excluded shares), a cash amount in immediately available funds necessary for the paying agent to make all payments of the merger consideration and the “redemption price,” as applicable (we refer to such cash amount as the “payment fund”). The payment fund will be used solely for the purposes of paying the merger consideration and the “redemption price,” as applicable, to common and preferred stockholders and will not be used to satisfy any other obligations of Parent or any of its affiliates.

As soon as reasonably practicable following the effective time of merger and no later than the third business day following the effective time, Parent and the surviving corporation will cause the paying agent to mail to each holder of record of shares of our common and preferred stock (other than holders of the excluded shares) (i) a letter of transmittal in customary form specifying that delivery will be effected, and risk of loss and title to the shares of such stock will pass, only upon delivery to the paying agent of (A) in the case of certificated shares of our common and preferred stock, the certificates (or affidavits of loss in lieu of the certificates as provided in the merger agreement) or (B) in the case of book-entry shares of our common and preferred stock, the book-entry shares (such letter of transmittal will be in such form and have such other provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the certificates (or affidavits of loss in lieu of the certificates as provided in the merger agreement) or book-entry shares in exchange for the merger consideration or the “redemption price,” as applicable. Upon surrender of certificates (or affidavits of loss in lieu of the certificates as provided in the merger agreement) or book-entry shares of our common or preferred stock for cancellation to the paying agent in accordance with the terms of a letter of transmittal that has been duly completed and validly executed in accordance with the instructions thereto, the holder of such certificate or book-entry share of our common or preferred stock will be entitled to receive in exchange therefor a cash amount in immediately available funds less any required tax withholdings equal to (1) with respect to shares of our common stock, (x) the number of shares of our common stock represented by such certificate (or affidavit of loss in lieu of the certificate as provided in the merger agreement) or the number of book-entry shares of our common stock, as the case may be, multiplied by (y) the merger consideration, or (2) with respect to shares of our preferred stock, (x) the number of shares of our preferred stock represented by such certificates (or affidavit of loss in lieu of the certificate as provided in the merger agreement) multiplied by the “redemption price,” and in each case, any certificate or book-entry shares so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the certificates (or affidavits of loss in lieu thereof) or book-entry shares of our common or preferred stock.

In the event any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent or the surviving corporation, the posting by such person of a bond in customary amount, the paying agent or the surviving corporation will issue a check in the amount (after giving effect to any required tax withholdings) equal to (i) with respect to the shares of our common stock, the number of shares of our common stock formerly represented by such lost, stolen or destroyed certificate multiplied by the merger consideration, or (ii) with respect to the shares of our preferred stock, the number of shares of our preferred stock formerly represented by such lost, stolen or destroyed certificate multiplied by the “redemption price.”

Each of the paying agent, Parent and the surviving corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of our common or preferred stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the surviving corporation or Parent, as the case may be, such withheld amounts (i) will be remitted by Parent or the surviving corporation, as applicable, to the applicable governmental entity, and (ii) will be treated for all purposes of the merger agreement as having been paid to the holder of shares of our common or preferred stock in respect of which such deduction and withholding was made by the surviving corporation or Parent, as the case may be.

Representations and Warranties

Representations and Warranties of the Company

The Company made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement (including exceptions and qualifications based on a material adverse effect, as defined under “Material Adverse Effect,” beginning on page 67, or other standards of materiality), the reports and other filings by the Company with the SEC, or in the disclosure letter delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

•	corporate matters related to the Company, such as organization, good standing and qualification, capitalization, voting agreements and corporate authority;

•	the receipt by the Special Committee of an opinion from Alvarez & Marsal;

•	the recommendations of the Special Committee and the Board;

•	required consents and approvals, and no violations of laws, governance documents or agreements;

•	the absence of litigation;

•	the accuracy of information included in this proxy statement and the Schedule 13E-3, or any amendment or supplement thereto;

•	the absence of undisclosed liabilities; and

•	brokers and finders.

Material Adverse Effect

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” qualification with respect to the Company, as discussed below.

For purposes of the merger agreement, a “material adverse effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that any effect, to the extent resulting from any of the following, in and of itself or themselves, will not constitute, and will not be taken into account when determining whether there has been or will be, a material adverse effect:

•	changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

•

the compliance by the Company of its obligations under the merger agreement, and any action taken by the Company (or failure by the Company to take any action) at the written request or direction of Parent;

•

the entry into, announcement or performance of the merger agreement or the transactions contemplated thereby (including any loss of, or adverse change in, the relationship of the Company or any of its subsidiaries with their respective lessees, suppliers or distributors) and any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement by or before any governmental entity;

•

any change in the market price or trading volume of securities of the Company, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a change in market price or trading volume;

•

a material worsening of current conditions (whether in the United States or internationally) caused by an act of terrorism, war (whether or not declared), sabotage, military actions or the escalation thereof;

•	changes or developments generally affecting real estate acquisition, financing and leasing activities;

•	seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent with prior years;

•

any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions;

•	a breach of the merger agreement by Parent or Merger Sub; and/or

•

any implementation or adoption after the date of the merger agreement by a governmental entity or changes or prospective changes in, applicable laws or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of the foregoing;

except, with respect to the first, fifth, sixth and tenth bullets above, to the extent such event has a materially disproportionate effect on the Company and its subsidiaries taken as a whole compared to other companies engaged in the commercial real estate acquisition, financing and leasing activities.

Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub has made representations and warranties to the Company with respect to, among other matters, organization, good standing and qualification, corporate authority, required consents and approvals, and no violations of laws, governance documents or agreements, the absence of litigation, capitalization of Merger Sub, accuracy of information to be included in this proxy statement and the Schedule 13E-3, brokers and finders, sufficiency of funds, ownership of shares of our stock, and non-reliance.

Interim Operations

The merger agreement obligates the Company and its subsidiaries to operate and conduct the business of the Company and its subsidiaries in the ordinary course from the date of the merger agreement to the earlier of the termination of the merger agreement or the consummation of the merger, except as otherwise contemplated by the merger agreement, set forth in the Company’s disclosure letter, required by applicable law, or consented to in writing by Parent (which consent is not permitted to be unreasonably withheld, conditioned or delayed).

The merger agreement also contains specific restrictive covenants as to certain activities of the Company and its subsidiaries, which provide that the Company will not take, and will not permit any of its subsidiaries to take the following actions:

•

issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries; or

•

declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except dividends or other distributions in cash, stock or property paid by any direct or indirect wholly owned subsidiary of the Company to the Company or to any other direct or indirect wholly owned subsidiary of the Company).

The merger agreement obligates Parent not to take or permit any of its subsidiaries (including, for this purpose, the Company or its subsidiaries) to take any action or omit to take any action that is reasonably likely to (i) result in any of the conditions of the merger set forth in the merger agreement not being satisfied or (ii) prevent the consummation of the merger.

The merger agreement also states that as a result of entering into the merger agreement, neither Parent nor Merger Sub, directly or indirectly, has the right to control or direct the Company’s or its subsidiaries’ operations prior to the effective time of the merger. Prior to the effective time of the merger, the Company will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its operations and the operations of its subsidiaries.

Restrictions on Solicitation; Acquisition Proposals

The Company (at the direction of the Special Committee) has agreed that neither it, the Board, the Special Committee, nor any of their respective members will directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any person relating to, an acquisition proposal;

•	or otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

The merger agreement defines the term “acquisition proposal” to mean (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its subsidiaries, and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its subsidiaries) of the Company, in each case other than the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, the Company (at the direction of the Special Committee) is permitted to:

•

provide information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the Company receives from the person so requesting such information an executed standard confidentiality agreement and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to it; or

•	engage or participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal,

if and only to the extent that, prior to taking any action described in the two bullets immediately above, the Special Committee has determined in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with their fiduciary duties under applicable law.

Change of Recommendation; Superior Proposals

The merger agreement provides that each of the Special Committee and the Board is not permitted, directly or indirectly, to:

•

withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to Parent, the Special Committee recommendation or the Board recommendation or publicly announce an intention to take any action or make any statement inconsistent with the Special Committee recommendation or the Board recommendation; or

•	approve, adopt or recommend, or propose to approve, adopt or recommend, any acquisition proposal.

Despite the foregoing restrictions, the merger agreement permits each of the Special Committee and the Board to make a change of recommendation, if the Special Committee determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable law.

Prior to the Special Committee making a change of recommendation in connection with a superior proposal (as defined below), the following requirements must be met:

•	the Special Committee has given Parent written notice of its intention to change its recommendation at least two business days prior to its taking this action;

•

during such two business day period, Parent will be permitted to propose to the Special Committee revisions to the terms of the transactions contemplated by the merger agreement, and the Special Committee and its representatives will, if requested by Parent, negotiate in good faith with Parent and its representatives regarding any revisions to the terms of the transactions contemplated by this merger agreement proposed by Parent; and

•

an acquisition proposal that was a superior proposal continues to be a superior proposal in light of any revisions to the terms of the transactions contemplated by the merger agreement to which Parent and the Special Committee have agreed prior to the expiration of such two business day period.

The merger agreement defines the term “superior proposal” to mean an unsolicited bona fide (i) acquisition proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company, or (ii) proposal to acquire all or substantially all of the shares of our common stock (other than shares owned by the Company or its subsidiaries and shares owned by Parent or its affiliates), in each case that the Special Committee (after consultation with independent financial and outside legal advisors) has determined in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company’s stockholders (other than Parent and its affiliates) than the transactions contemplated by the merger agreement.

The merger agreement does not prohibit the Company (at the direction of the Special Committee) from complying with its disclosure obligations with respect to an acquisition proposal under the Exchange Act, or from engaging in any “stop, look and listen” communication with our stockholders under the Exchange Act, provided that the Special Committee may not effect a change of recommendation unless permitted to do so under, and in compliance with, the merger agreement.

Reasonable Best Efforts

Each of the parties to the merger agreement agrees to use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the merger agreement and applicable laws to consummate and make effective the transactions contemplated by the merger agreement as soon as practicable.

Special Meeting

The Company is required to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable after the SEC’s clearance of this proxy statement for the purpose of obtaining the Company stockholder approval and the majority of the minority stockholder approval. The Company may postpone or adjourn the special meeting:

•	with the consent of Parent;

•	for the absence of a quorum;

•

to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the holders of shares of our common stock within a reasonable period of time in advance of the special meeting;

•	to allow reasonable additional time to solicit additional proxies;

•	if required by law; or

•

if the Company has provided a written notice to Parent pursuant to the terms of the merger agreement that it intends to make a change of recommendation in connection with a superior proposal and the notice period contemplated by the merger agreement has not yet expired.

The merger agreement also requires the Company to use commercially reasonable efforts to solicit the majority of the minority stockholder approval.

Except in the event of a change of recommendation as permitted by the merger agreement, the Board is required to recommend approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, by the stockholders of the Company, and the Board is not permitted to withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent or any of its affiliates such Board recommendation or take any action or make any statement in connection with the special meeting inconsistent with such Board recommendation, including approving or recommending or proposing to approve or recommend an acquisition proposal with respect to the Company or failing to recommend the approval and adoption of the merger agreement and the transactions contemplated thereby.

SEC Filings

The Company, in cooperation with, and subject to the approval of, the Special Committee, is required to prepare and file with the SEC this proxy statement, and the Company and the Purchaser Group are required to prepare and file with the SEC a Schedule 13E-3, each as promptly as practicable after the date of the merger agreement. Each of the Company and Parent is required to use its reasonable best efforts to cause this proxy statement and Schedule 13E-3 to be filed with the SEC, each in their preliminary form, within 30 business days after the date of the merger agreement (March 22, 2019), which date is May 3, 2019. The Company is required to use its reasonable best efforts to have this proxy statement, and the Company and Parent are required to use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable.

The Company will promptly notify Parent in writing of the receipt of any oral or written comments from the SEC relating to this proxy statement or the Schedule 13E-3. Parent will promptly notify the Company in writing of the receipt of any oral or written comments from the SEC relating to the Schedule 13E-3. The Company will cooperate with Parent with respect to, and provide Parent with a reasonable opportunity to review and comment on, drafts of this proxy statement (including each amendment or supplement hereto), and the parties will cooperate with respect to, and provide each other with a reasonable opportunity to review and comment on, the drafts of the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by, and replies to comments of, the SEC, prior to filing such with or sending such to the SEC, and the parties will provide each other with copies of all such filings made and correspondence with the SEC.

As promptly as practicable and in any event within five business days after the SEC’s notification that it has no further comments on this proxy statement, the Company will commence mailing of the definitive proxy statement to its stockholders.

Fees and Expenses

Each party will bear its own costs and expenses in connection with the merger agreement and the transactions contemplated by the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

Under the terms of the merger agreement, from and after the effective time of the merger, to the extent permitted by applicable law, Parent and the surviving corporation have, jointly and severally, agreed to indemnify and hold harmless and provide advancement of expenses to each present and former director and officer of the Company and its subsidiaries (in each case, when acting in such capacity), determined as of the effective time, which we refer to as the “indemnified parties,” against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, in each case to the fullest extent permitted by law.

In addition, for a period of six years from the effective time, the surviving corporation is required to maintain, and Parent is required to cause the surviving corporation to maintain, provisions of the certificate of incorporation and the bylaws with respect to limitation of liabilities of directors and indemnification and advancement of expenses of present and former officers and directors of the Company and its subsidiaries that are no less favorable to the indemnified parties than are set forth in the Company’s certificate of incorporation and bylaws as in effect on the date of the merger agreement.

Prior to the effective time of the merger, the Company is further required to cause, and if the Company is unable to, Parent is required to cause, the surviving corporation as of the effective time of the merger to, obtain and fully pay for “tail” insurance policies to the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained immediately prior to the effective time of the merger by the Company with a claims period of six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability at least as favorable to such directors and officers as the Company’s existing policies with respect to matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated thereby).

The obligations of the surviving corporation and Parent to provide indemnification and “tail” insurance policies for the indemnified parties in accordance with the terms and conditions of the merger agreement are in addition to any rights such indemnified parties may have under the Company’s or any of its subsidiary’s certificate of incorporation or bylaws, or under any applicable contracts or laws, are intended to be for the benefit of, and enforceable by, the indemnified parties, will survive the consummation of the merger, and must be assumed by any successors or assigns of the surviving corporation or Parent, as applicable.

Other Covenants

The merger agreement contains additional agreements between the parties relating to, among other matters:

•

the notice, defense and settlement of potential stockholders litigations against the Company or any of its directors and officers relating to the merger agreement and the transactions contemplated thereby, including the merger;

•	the coordination of press releases and other public announcements relating to the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	any antitakeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement, including the merger;

•

actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	the de-listing of the shares of our common stock from the OTCQB and the deregistration of such shares under the Exchange Act after the effective time of the merger;

•

the continuation on the Board of the directors that currently comprise the Special Committee and the continued authority of the Special Committee to enforce the merger agreement and take or direct all other actions in respect of the merger agreement on behalf of the Company through the effective time;

•	a standstill agreement between Parent and the Company with respect to the shares of our stock; and

•	sharing of information between the parties relating to completion of the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

The Company, Parent and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include (i) the receipt of the Company stockholder approval, (ii) the receipt of the majority of the minority stockholder approval, and (iii) the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the merger.

In addition, the obligations of the parties to the merger agreement to consummate the merger are subject to certain other closing conditions, including (i) the accuracy of the representations and warranties of Parent and Merger Sub, in the case of the Company, and of the Company, in the case of Parent and Merger Sub, as contained in the merger agreement (subject to certain materiality qualifiers, as applicable), and (ii) compliance by Parent and Merger Sub, in the case of the Company, and by the Company, in the case of Parent and Merger Sub, in all material respects with its or their obligations required to be performed by it or them under the merger agreement on or prior to the closing date of the merger.

The obligation of Parent and Merger Sub to consummate the merger is further subject to the absence of any material adverse effect from the date of the merger agreement to the closing date of the merger.

Termination

The Company (at the direction of the Special Committee) and Parent may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger by mutual written consent.

Either the Company (at the direction of the Special Committee) or Parent may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if:

•

the merger has not been consummated by the outside date, provided that this termination right will not be available to any party if the failure of the closing of the merger to occur on or prior to the outside date was primarily caused by a material breach by such party of any of its obligations under the merger agreement;

•	the Company stockholder approval or the majority of the minority stockholder approval has not been obtained upon a vote at the special meeting or any adjournment or postponement thereof;

•	the Special Committee has made a change of recommendation; or

•

any court or governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final and non-appealable law or order that permanently restrains, enjoins or otherwise prohibits consummation of the merger, provided that this termination right will not be available to any party that has breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to such law or order.

The Company (at the direction of the Special Committee) may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if the Company is not in material breach of its covenants under the merger agreement and there has been a breach of any representation, warranty, covenant or agreement by Parent or Merger Sub under the merger agreement, which breach would give rise to the failure of the Company’s closing conditions and such breach is either not curable prior to the outside date or not cured within 30 days after notice of such breach is given by the Company to Parent.

Parent may also terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if neither Parent nor Merger Sub is in material breach of its covenants under the merger agreement and there has been a breach of any representation, warranty, covenant or agreement by the Company under the merger agreement, which breach would give rise to the failure of Parent’s or Merger Sub’s closing conditions and such breach is either not curable prior to the outside date or not cured within 30 days after notice of such breach is given by Parent to the Company.

Effect of Termination

If the merger agreement is terminated, subject to certain exceptions described in the merger agreement, the merger agreement will become void and of no effect with no liability to any person on the part of any party thereto, provided, however, that no termination will relieve any party thereto from liability or damages to the other party resulting from any willful or intentional material breach of the merger agreement.

Amendment

Subject to applicable law, at any time prior to the effective time, the parties to the merger agreement can modify or amend the merger agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after receipt of the Company stockholder approval and the majority of the minority stockholder approval at the special meeting, no amendment may be made which, by law or in accordance with the rules of the OTCQB, requires further approval by the Company’s stockholders without the approval of such stockholders.

Waiver of Conditions

The conditions to the obligations of each party to the merger agreement to consummate the merger are for the sole benefit of such party and can be waived by such party in whole or in part to the extent permitted by applicable law.

Governing Law

The merger agreement is and will be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof.

Remedies

No termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other party resulting from any willful or intentional material breach of the merger agreement.

Each party to the merger agreement is entitled to equitable relief, including an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, without any requirement for the posting of a bond or other security, in addition to any other remedy to which such party is entitled at law or in equity.

Each party has waived any right to a jury trial with respect to any litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

Assignment

The merger agreement is not assignable by operation of law or otherwise. Any purported assignment in violation of the merger agreement is void.

IMPORTANT ADDITIONAL INFORMATION REGARDING VOLTARI

Executive Officers and Directors

Set forth below is information regarding our executive officers, including their principal occupations for the past five years and their ages as of [●], 2019. There are no family relationships between any of our executive officers and any other executive officer or any board member. Our Board elects our executive officers, who serve at the discretion of our Board. None of Voltari, our executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of our executive officers and directors are citizens of the United States.

The business address of each of our executive officers and directors is c/o Voltari Corporation, 767 Fifth Avenue, Suite 4700, New York, New York 10153, and their business telephone number is (212) 388-5500.

Executive Officers	Age	Positions
Kenneth Goldmann	72	Principal Executive Officer
Peter Kaouris	52	Chief Accounting Officer

Kenneth Goldmann has served as our Principal Executive Officer since August 2017. Mr. Goldmann previously served as our Chief Financial Officer from May 2017 to August 2017, and our as our Chief Administrative and Accounting Officer from October 2015 to May 2017. Mr. Goldmann is a founding partner of Vantage CFO Partners LLC, a company formed in 2014 that provides financial management services to small business clients. Mr. Goldmann served as a partner at CohnReznick, a public accounting firm, from 2004 until his retirement in 2013. From 1997 to 2004 he was a partner at BDO Seidman, a public accounting firm. At both CohnReznick and BDO Seidman, Mr. Goldmann’s audit clients included real estate investment trusts. Mr. Goldman received a Bachelors’ Degree in Business Administration from Rider College in 1968 and studied tax and accounting at Rutgers University from 1970 to 1973.

Peter Kaouris has served as our Chief Accounting Officer since May 2017. Mr. Kaouris was previously a consultant from March 2016 until May 2017, providing strategic investment planning for family trusts, including preparing and implementing real estate investment strategies and conducting market analysis and real estate property due diligence. Mr. Kaouris was also a consultant for AXA Real Estate Investment Managers, from February 2017 to April 2017, where he assisted in streamlining accounting financial reporting deliverables from various third party companies. Previously, Mr. Kaouris served as the Vice President and Controller of O’Connor Capital Partners, from March 1999 to June 2015, where Mr. Kaouris was responsible for leading the accounting and financial management departments, as well as assisting in the various life cycle stages of real estate funds, which included budgeting and cash management, reviewing loan draws for real estate projects and assisting in the oversight of the audit and tax preparation for real estate properties, holding companies and fund level entities. From December 1996 to March 1999, Mr. Kaouris was a Senior Auditor at Ernst & Young LLP’s Financial Markets-Real Estate Group for Assurance and Business Advisory Practice, where his responsibilities included performing audits and strategic consulting for real estate clients and ensuring clients complied with financial regulatory controls and satisfied applicable accounting standards. From August 1994 to December 1996, Mr. Kaouris was an Assistant Controller for Related Companies, LP, where he assisted in the fund management for six real estate portfolios. Mr. Kaouris has served as Vice President on the board of Bayside Gables Civic Association, Inc. since January 2017. Mr. Kaouris has a Bachelor of Business Administration, Accounting & Finance, from The Bernard M. Baruch College of the City University of New York and he received his New York Real Estate License in March 2017.

Directors	Age	Position	Director Since
Peter K. Shea (1)(2)(3)(4)(5)	68	Chairman of the Board	2015
Jaffrey (Jay) A. Firestone (2)(3)(4)(6)	62	Director	2011
Kevin Lewis (1)(2)(3)(4)	48	Director	2013
Sachin Latawa	39	Director	2017

(1)	Member of our Compensation Committee
(2)	Member of our Governance and Nominating Committee
(3)	Member of our Audit Committee
(4)	Member of our Special Committee
(5)	Chairperson of our Compensation Committee and our Governance and Nominating Committee
(6)	Chairperson of our Audit Committee

Peter K. Shea has served as one of our directors since 2015. He has been an operating partner of Snow Phipps, a private equity firm, since 2013. Mr. Shea served as the Chairman of FeraDyne Outdoors, LLC, a manufacturer and marketer of hunting accessories from 2014 to 2019 and Chairman of Teasedale Foods, Inc., a Hispanic foods company, from 2014 to 2019. He has been Chairman of Decopac, Inc., a B2B bakery supplier, since 2017; director of Hennessy Capital Partners III LLC, a special purpose acquisition company, since 2017; director of CVR Partners LP (NYSE: UAN), a nitrogen fertilizer company, since 2014; and director of Viskase Companies, Inc. (OTC MKTS: VKSC), a meat casing company, since 2006. Mr. Shea served as a director of Trump Entertainment Resorts, a gaming and hospitality company, from 2016 to 2017. Mr. Shea served as an operating advisor for OMERS Private Equity, a private equity firm, from 2011 to 2016. Mr. Shea was previously a director of: Give and Go Prepared Foods, a bakery, from 2012 to 2016; Hennessy Capital Partners II LLC, a special purpose acquisition company, from 2015 to 2016; Hennessy Capital Partners I LLC, a special purpose acquisition company, from 2014 to February 2015; Sitel World Wide Corp., a call center, from 2011 to September 2015; and CTI Foods, a food products processing company, from 2010 to 2014. From 2006 to 2009, Mr. Shea served as President of Icahn Enterprises L.P. (NASDAQ: IEP) where he was responsible for its real estate businesses which included rental real estate operations, consisting of retail, office and industrial properties leased to single-corporate tenants, and its residential home development operations, which focused on the construction and sale of single-family homes, custom built homes, multi-family homes and residential lots in subdivisions and planned communities. Icahn Enterprises L.P., Viskase Companies, CVR Partners LP, and Trump Entertainment Resorts each are indirectly controlled by Carl C. Icahn, the Company’s controlling stockholder. Mr. Shea has an M.B.A. from the University of Southern California and a B.B.A. from Iona College. Mr. Shea’s experience in the real estate business, in addition to his service on other boards, enables him to provide advice and insight to the Company as it develops its real estate business.

Jaffrey (Jay) A. Firestone has served as one of our directors since July 2011. Since 2006, Mr. Firestone has served as Chairman and Chief Executive Officer at Prodigy Pictures Inc., a leader in the production of quality film, television and cross-platform media. Previously, Mr. Firestone established Fireworks Entertainment in 1996 to produce, distribute and finance television programs and feature films. In 1998, Fireworks Entertainment was acquired by CanWest Global Communications Corporation and Mr. Firestone was named Chairman and Chief Executive Officer and oversaw the company’s Los Angeles and London based television operations as well as its Los Angeles feature film division, Fireworks Pictures. In addition, Mr. Firestone oversaw the company’s interest in New York based IDP Distribution, an independent distribution and marketing company formed by Fireworks Entertainment in 2000 as a joint venture with Samuel Goldwyn Films and Stratosphere Entertainment. Mr. Firestone has served on the board of directors for the Academy of Canadian Cinema and Television and the Academy of Television Arts and Sciences International Council in Los Angeles. Mr. Firestone has led two successful initial public offerings and in 1998, was nominated for entrepreneur of the year. Mr. Firestone has extensive experience in dealing with financial reporting, which, in addition to his service on another board, enables him to advise our board on a range of matters including financial matters.

Kevin Lewis has served as one of our directors since January 2013. Mr. Lewis is currently the Chief Marketing Officer of Alimentation Couche-Tard, beginning this role in July 2017. From 2013 to 2017, Mr. Lewis was the

Chief Marketing Officer of Total Wine & More, the largest independent retailer of beer, wine and spirits in the U.S. Previously, Mr. Lewis served as the Chief Marketing Officer of Blockbuster LLC, the video rental retail chain subsidiary of Dish Network Corp. (NASDAQ: DISH) and was previously employed by Blockbuster Inc. as the Senior Vice President of Digital Entertainment. Blockbuster Inc. voluntarily filed for Chapter 11 bankruptcy protection in September 2010 and subsequently emerged from bankruptcy in March 2011 via a sale of the company to Dish Network Corp. Mr. Lewis was employed by subsidiaries of Koninklijke Philips Electronics N.V. (NYSE: PHG), an industrial conglomerate which engages in the healthcare, consumer lifestyle and lighting product business worldwide, as the Chief of Strategy and New Business for Philips Consumer Lifestyle from 2007 until 2009 and the Chief of Strategy and Vice-President, Business Development for Philips Consumer Electronics from 2004 until 2007. From 1993 until 2004, Mr. Lewis held multiple roles at The Boston Consulting Group, a management consulting company. Mr. Lewis received his B.A. in international relations from Stanford University and an MBA, with distinction, from INSEAD. Mr. Lewis’s management and corporate development experience enables him to provide our board insight and advice as we develop our business.

Sachin Latawa has served as one of our directors since April 2017. Since September 2018, Mr. Latawa has served as the Chief Financial Officer of Builders Capital, a private construction lending company. Mr. Latawa in his current role is responsible for directing strategy, mergers and acquisitions, financial planning, financial reporting, accounting and tax functions of Builders Capital. From January 2017 to August 2018, Mr. Latawa served as Chief Financial Officer of the real estate segment of Icahn Enterprises L.P. (NASDAQ: IEP), a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, mining, real estate and home fashion segments. In his role with Icahn Enterprises L.P., Mr. Latawa was responsible for directing all acquisition, divestiture, financial reporting, accounting, asset management and financial planning activities for Icahn Enterprises L.P.’s real estate segment. Prior to that time, Mr. Latawa was Controller of Icahn Enterprises L.P.’s real estate segment, beginning in April 2015. Prior to joining Icahn Enterprises L.P., Mr. Latawa served as Vice President and M&A Controller at Fortress Investment Group (“Fortress”), where his responsibilities included overseeing M&A transactions for various publicly-traded REITs managed by Fortress, from March 2014 to April 2015. From 2006 to 2014, Mr. Latawa held various positions with PwC Transaction Services, most recently as a Director. Mr. Latawa is a Certified Public Accountant in the United States and a Chartered Accountant in India. He holds a Bachelors’ Degree in Commerce from Delhi University, India and an MBA from the Institute of Management Technology, India. Mr. Latawa’s extensive experience in the real estate industry enables him to provide our Board with valuable insight into our business operations.

Prior Public Offerings

During the past three years, Voltari has not made any underwritten public offering of our common stock for cash that was registered under the Securities Act of 1933, as amended, or exempt from registration under Regulation A.

Historical Consolidated Financial Information

The Company’s audited financial statements for the fiscal years ended December 31, 2018 and December 31, 2017, and the notes thereto, contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the Company’s unaudited financial statements for the three-month period ended March 31, 2019, and the notes thereto, contained in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019, are incorporated by reference in this proxy statement.

For additional information, see “Where You Can Find Additional Information” beginning on page 87. Historical results are not necessarily indicative of results to be expected in any future period.

Summary Financial Information

The following summary consolidated financial information was derived from, and should be read in conjunction with, the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and from the Company's unaudited consolidated financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2019, each of which are incorporated herein by reference, and are not necessarily indicative of the results to be expected for the full year or for any other period.

Voltari Corporation

Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	3/31/2019	3/31/2018	12/31/2018	12/31/2017
Assets
Current Assets:
Cash and cash equivalents	$577	$160	$556	$101
Restricted cash and cash equivalents	403	91	403	90
Prepaid expenses and other current assets	302	319	400	435

Total Current Assets	1,282	570	1,359	626

Non-Current Assets:
Real estate investments, net	21,659	5,940	21,977	5,995
Deferred rent receivable and other assets	204	460	158	27

Total Non-Current Assets	21,863	6,400	22,135	6,022

Total Assets	$23,145	$6,970	$23,494	$6,648

Liabilities, redeemable preferred stock and stockholders’ deficit
Current Liabilities:
Accounts payable and accrued expenses	$861	$875	$537	$641
Accrued compensation	16	9	15	6
Tenant Security	403	—	403	—
Deferred rent income	17	17	17	17
Other liabilities	—	112	—	112
Deferred rent expense	—	12	—	15

Total Current Liabilities	1,297	1,025	972	791

Non-Current Liabilities:
Revolving note	23,000	6,000	23,000	5,500
Interest payable	1,210	382	999	331
Accrued preferred stock dividends	2,267	1,976	2,238	1,816

Total Non-Current Liabilities	26,477	8,358	26,237	7,647

Total liabilities	27,774	9,383	27,209	8,438

Commitments and contingencies	—	—	—	—

Redeemable preferred stock	65,669	57,227	63,431	55,411

Stockholders’ deficit
Common stock	9	9	9	9
Additional paid-in capital	536,970	545,704	539,237	547,680
Accumulated deficit	(607,355)	(605,419)	(606,477)	(604,951)
Accumulated other comprehensive income	78	66	85	61

Total stockholders’ deficit	(70,298)	(59,640)	(67,146)	(57,201)

Total liabilities, redeemable preferred stock and stockholders’ deficit	$23,145	$6,970	$23,494	$6,648

	3/31/2019	3/31/2018	12/31/2018	12/31/2017
Book Value per share attributable to common stockholders (1)	$(7.82)	$(6.63)	$(7.46)	$(6.36)

Weighted-average common shares outstanding:
Basic	8,994,814	8,994,814	8,994,814	8,994,814
Diluted	8,994,814	8,994,814	8,994,814	8,994,814

(1)	Book value is calculated by total stockholders’ deficit divided by the weighted average number of outstanding common shares for the periods shown above.

Voltari Corporation

Consolidated Statement of Operations

(in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended		For the Year Ended
	3/31/2019	3/31/2018	12/31/2018	12/31/2017
Revenue	$528	$81	$1,554	$322
Operating expenses
General and administrative, excluding depreciation	409	418	1,598	1,843
Pending Merger costs	476	—	—	—
Depreciation and amortization	310	44	909	178
Acquisition and transaction related	—	36	37	102

Total Operating expenses	1,195	498	2,544	2,123

Operating Loss	(667)	(417)	(990)	(1,801)

(Other Income) and Expenses
Other income net of expenses	—	—	133	89
Interest expense & Revolving note fees	(211)	(51)	(667)	(190)

Net loss before income tax expense	(878)	(468)	(1,524)	(1,902)
Income tax expense	—	—	(2)	—

Net loss from continuing operations	(878)	(468)	(1,526)	(1,902)
Accretion of redeemable preferred stock	—	—	—	(734)
Series J redeemable dividends	(2,267)	(1,976)	(8,443)	(6,872)

Net loss attributable to common stockholders	$(3,145)	$(2,444)	$(9,969)	$(9,508)

Net loss per share from continuing operations:
Basic	$(0.10)	$(0.05)	$(0.17)	$(0.21)
Diluted	$(0.10)	$(0.05)	$(0.17)	$(0.21)

Net loss per share attributable to common stockholders:
Basic	$(0.35)	$(0.27)	$(1.11)	$(1.06)
Diluted	$(0.35)	$(0.27)	$(1.11)	$(1.06)

Weighted-average common shares outstanding:
Basic	8,994,814	8,994,814	8,994,814	8,994,814
Diluted	8,994,814	8,994,814	8,994,814	8,994,814

Market Price of the Common Stock

Our common stock is quoted on the OTCQB. The following table sets forth for the periods indicated the high and low quotations for our common stock for each of the identified calendar quarters.

	Market Price
	High	Low
2019
Second Quarter (through May 22, 2019)	$0.86	$0.84
First Quarter	$0.95	$0.55
2018
Fourth Quarter	$0.56	$0.31
Third Quarter	$1.00	$0.38
Second Quarter	$1.38	$0.85
First Quarter	$1.50	$0.88
2017
Fourth Quarter	$2.19	$0.37
Third Quarter	$0.90	$0.69

The closing price of our common stock on the OTCQB on March 22, 2019, the last trading day prior to the public announcement of the execution of the merger agreement, was $0.86 per share. If the merger agreement is adopted by our stockholders and the merger is completed, each outstanding share of the Company’s common stock (other than excluded common shares) will be converted into the right to receive $0.86 per share in cash, without interest. The $0.86 per share price for the common stock represents a premium of approximately 139% over the Company’s closing stock price on December 6, 2018, the last trading day before the announcement of the initial offer, and a premium of approximately 48% over the purchase price proposed in the initial offer of $0.58 per share.

On [●], 2019, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the OTCQB was $[●] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

As of the record date, Voltari had approximately 170 stockholders of record.

Dividends

Voltari has not declared or paid any dividends on our common stock during the past two years. The Company does not anticipate paying any cash dividends on its common stock in the foreseeable future. Voltari intends to retain any earnings for the growth of and for use in its business. Pursuant to the terms of the merger agreement and during any period in which there are accrued but unpaid dividends on the preferred stock, Voltari is prohibited from paying any dividends while the merger agreement is in effect.

Voltari Purchases of Equity Securities

Voltari has not purchased any shares of its common stock during the past two years.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 22, 2019, with respect to (i) each person known by the Company to be the beneficial owner of more than 5% of our common stock, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers and (iv) all directors and executive officers as a group. All information is based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company. Applicable percentage ownership is based on 8,994,814 shares of our common stock outstanding as of the close of business on May 22, 2019.

Name and Address of Beneficial Owner (1)	Common Stock
	Amount and Nature of Beneficial Ownership		Percent of Class
Entities affiliated with Carl C. Icahn (2) c/o Icahn Associates Corp. 767 Fifth Avenue New York, New York 10153	4,739,620		52.69%
Jaffrey (Jay) Firestone	14,351	(3)	*
Peter K. Shea	—		*
Kevin Lewis	8,503	(3)	*
Sachin Latawa	—		*
Kenneth Goldmann	—		*
Peter Kaouris	—		*
All executive officers and directors as a group (6 persons)	22,854		*

*	Constitutes less than one percent of the outstanding shares of our common stock.
(1)	Except as otherwise indicated, the address of each stockholder identified is c/o the Company, 767 Fifth Avenue, Suite 4700, New York, New York 10153.
(2)

Information in the table and this footnote is based upon information contained in a Schedule 13D/A filed with the SEC on March 25, 2019, by Mr. Carl C. Icahn and certain of his affiliates named therein, and reflects 4,739,620 shares of common stock, which are held of record by High River Limited Partnership and Koala Holding LP. Prior to the effective time of the merger, each of High River Limited Partnership and Koala Holding LP will transfer the shares of common stock held by them to Starfire Holding Corporation in order to effect the merger.

(3)	Based on the most recent Form 4 filed with the SEC by the reporting party.

IMPORTANT ADDITIONAL INFORMATION REGARDING PURCHASER GROUP

Background on the Purchaser Parties; Additional Information Regarding the Purchaser Group Members

Parent. Starfire Holding Corporation, which we refer to as “Parent,” is a Delaware corporation and an affiliate of Mr. Icahn. Parent is a holding company and its principal place of business is 100 South Bedford Road, Mt. Kisco, New York 10549.

Merger Sub. Voltari Merger Sub LLC, which we refer to as “Merger Sub,” is a Delaware limited liability company and was formed for the purposes of entering into the merger agreement and giving effect to the transactions contemplated thereby. Merger Sub’s principal place of business is at 767 Fifth Avenue, 47th Floor, New York, New York 10153.

Carl C. Icahn. Mr. Icahn holds approximately 99.4% of the outstanding shares of Parent. As such, Mr. Icahn is in a position directly and indirectly to determine the investment and voting decisions made by the Purchaser Group. The principal business address and the address of the principal office of Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153.

Barberry, High River, Hopper, Koala and Koala GP. Barberry Corp., which we refer to as “Barberry,” is a Delaware corporation and the sole member of Hopper. Barberry is primarily engaged in the business of serving as the sole member of Hopper and investing in securities. Hopper Investments LLC, which we refer to as “Hopper,” is a Delaware limited liability company and the general partner of High River Limited Partnership, a Delaware limited partnership, which we refer to as “High River.” Hopper is primarily engaged in the business of serving as the general partner of High River and investing in securities, and High River is primarily engaged in the business of investing in securities. Koala Holding LP, which we refer to as “Koala,” is a Delaware limited partnership that is primarily engaged in investing in securities. Koala Holding GP Corp., a Delaware corporation, which we refer to as “Koala GP,” is primarily engaged in the business of serving as the general partner of Koala. As of the date hereof, each of High River and Koala hold shares of common stock. Prior to the effective time of the merger, each of High River and Koala will transfer the shares of common stock held by them to Starfire in order to effect the merger. Mr. Icahn is the sole shareholder of Barberry. The principal business address and the address of the principal office of Barberry, High River, Hopper, Koala and Koala GP is 767 Fifth Avenue, 47th Floor, New York, New York 10153.

None of the members of the Purchaser Group nor any of their respective directors or officers has been, during the last 5 years, (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Set forth below for the directors and executive officers of Parent and Merger Sub is his or her respective present principal occupation or employment, the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. None of the individuals named below has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these individuals has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of the individuals named below are citizens of the United States of America.

Parent

Carl C. Icahn—Chairman of the Board; President. Mr. Icahn has served as Chairman of the Board of Directors of Starfire Holding Corporation, a privately-held holding company, and Chairman of the Board of Directors of various subsidiaries of Starfire, since 1984. Since 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P., and certain related entities, Mr. Icahn’s principal occupation has been managing private investment funds, including Icahn Partners LP and Icahn Partners Master Fund LP. Since 1990, Mr. Icahn has been Chairman of the Board of Directors of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, mining, real estate and home fashion. Mr. Icahn was previously: Chairman of the Board of Directors of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, from 2010 until 2018; Chairman of the Board of Directors of CVR Refining, LP, an independent downstream energy limited partnership, from 2013 to 2018; Chairman of the Board of Directors of CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from 2012 to 2018; President and a member of the Executive Committee of XO Holdings, a competitive provider of telecom services, from 2011 to 2017, and Chairman of the Board of Directors of its predecessors from 2003 to 2011; director of Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components, from 2007 to 2015, and the non-executive Chairman of the Board of Directors of Federal-Mogul from 2008 to 2015; Chairman of the Board of Directors of American Railcar Industries, Inc., a railcar manufacturing company, from 1994 to 2014; a director of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from 2004 to 2013; a director of WestPoint Home LLC, a home textiles manufacturer, from 2005 to 2011; and a director of Cadus Corporation, a company engaged in the acquisition of real estate for renovation or construction and resale, from 1993 to 2010. Mr. Icahn received his B.A. from Princeton University.

Keith Cozza—Secretary; Treasurer; Authorized Signatory. Mr. Cozza has been the President and Chief Executive Officer of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, mining, real estate and home fashion, since February 2014. The principal business address of Icahn Enterprises L.P. is at 767 Fifth Avenue, Suite 4600, New York, New York 10153. In addition, Mr. Cozza has served as Chief Operating Officer of Icahn Capital LP, the subsidiary of Icahn Enterprises through which Carl C. Icahn manages investment funds, since February 2013. From February 2013 to February 2014, Mr. Cozza served as Executive Vice President of Icahn Enterprises. Mr. Cozza is also the Chief Financial Officer of Icahn Associates Holding LLC, a position he has held since 2006. Mr. Cozza joined the board of directors of Caesars Entertainment Corporation in March 2019 and has been: Chairman of the Board of Directors of Xerox Corporation, a provider of document management solutions, since May 2018; and a director of Icahn Enterprises L.P., since September 2012. In addition, Mr. Cozza serves as a director of certain wholly-owned subsidiaries of Icahn Enterprises L.P., including: Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; and PSC Metals LLC, a metal recycling company. Mr. Cozza was previously: a director of Tenneco Inc., manufacturers of Ride Performance, Clean Air products and technology solutions for automotive and commercial vehicles, from October 2018 to March 2019; a director of Federal-Mogul Holdings LLC (formerly known as Federal-Mogul Holdings Corporation), a supplier of automotive powertrain and safety components until October 2018; a director of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts, from February 2014 until October 2018; a director of Herbalife Ltd., a nutrition company, from April 2013 to April 2018; a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from June 2014 to June 2017; a director of CVR Refining, LP, an independent downstream energy limited partnership, from January 2013 to February 2014; and a director of MGM Holdings Inc., an entertainment company focused on the production and distribution of film and television content, from April 2012 to August 2012. Federal-Mogul, Icahn Automotive, CVR Refining, Icahn Enterprises, PSC Metals, and Tropicana are each indirectly controlled by Carl C. Icahn, and American Railcar Leasing was previously indirectly controlled by Mr. Icahn. Mr. Icahn also has or previously had non-controlling interests in

Caesars Entertainment, Xerox, Tenneco, Herbalife and MGM Holdings through the ownership of securities. Mr. Cozza holds a B.S. in Accounting from the University of Dayton.

Jordan Bleznick—Vice President/Taxes. Mr. Bleznick has been the Vice President/Taxes of Starfire Holding Corporation, a privately-held holding company of Mr. Icahn, since September 2002. He has been the Chief Tax Counsel for various affiliates of Mr. Icahn since April 2002. From March 2000 through March 2002, Mr. Bleznick was a partner in the New York City office of the law firm of DLA Piper, formerly known as Piper Rudnick LLP. Mr. Bleznick received a B.A. in Economics from the University of Cincinnati, a J.D. from The Ohio State University College of Law and an LL.M. in Taxation from the New York University School of Law.

Merger Sub

The sole member of Merger Sub is Parent. Keith Cozza is the President and Secretary, and Jordan Bleznick is the Vice President/Taxes of Merger Sub.

Barberry

Carl C. Icahn – Chairman of the Board; President

Keith Cozza – Secretary; Treasurer

High River

Hopper Investments LLC – General Partner

Hopper

Barberry Corp. – Member

Koala

Koala Holding GP Corp. – General Partner

Koala GP

Carl C. Icahn – Chairman of the Board; President

OTHER BUSINESS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than the matters described in this proxy statement. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made (i) to grant the Company’s unaffiliated common stockholders or the Company’s unaffiliated preferred stockholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold an annual meeting of stockholders in 2019, which we refer to as the “2019 Annual Meeting.”

The deadline to receive stockholder proposals under Rule 14a-8 of the Exchange Act to be considered for inclusion in the Company’s 2019 proxy statement for the 2019 Annual Meeting was December 24, 2018 (which is 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders). If the date of the 2019 Annual Meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting on June 14, 2018, then the deadline will be a reasonable time before we begin to print and mail proxy materials for the 2019 Annual Meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In addition, if the Company receives notice of a stockholder proposal after March 16, 2019 (which is 90 days prior to the first anniversary of the preceding year’s annual meeting), it will be considered untimely pursuant to the Company’s By-Laws and Rule 14a-4(c) under the Exchange Act, and the persons named in the proxies solicited by the Board for the 2019 Annual Meeting may exercise discretionary voting power with respect to the proposal. If the date of the 2019 Annual Meeting is changed by more than 30 days from the date of the 2018 annual meeting, written notice of a stockholder proposal must be received by the Company no later than the later of the 90th day prior to the 2019 Annual Meeting or the 15th day following the day on which public announcement of the date of such meeting is made, in order to be considered timely pursuant to the Company’s By-Laws and Rule 14a-4(c) under the Exchange Act.

The Board of Directors of the Company will consider stockholder nominations for directors timely given in writing to the Company prior to the 2019 Annual Meeting. To be timely, the stockholder’s nomination must be delivered within the time permitted for submission of a stockholder proposal as described in the Company’s proxy statement for the 2018 annual meeting and filings with the SEC, and in the manner described therein.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own shares of our common stock in “street name,” your broker or bank should have notified you that your household will receive only one set of proxy materials. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you may have been deemed to have consented to the process. Householding benefits both you and Voltari because it reduces the volume of duplicate information received at your household and helps Voltari reduce expenses and conserve natural resources.

Stockholders of record who have the same address will receive only one copy of the proxy materials if each person in the household has previously consented to receiving only a single set of the Company’s proxy materials. Upon written or oral request, we will deliver promptly a copy of the proxy materials to any shareholder that elects not to participate in householding. If you would like to receive your own set of the Company’s proxy materials for the special meeting or in the future, or if you share an address with another Voltari stockholder and together both of you would like to receive only a single set of the Company’s proxy materials, please contact:

D.F. King & Co., Inc. (our proxy solicitor)

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (877) 297-1746

Email: VLTC@dfking.com

OR

Voltari Corporation

767 Fifth Avenue, Suite 4700

New York, New York 10153

Phone: (212) 388-5500

The request must be made by each person in the household. The revocation of your consent to householding will be effective 30 days following its receipt.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, which you can access at http://www.sec.gov. The Company’s SEC filings are also available in electronic format to the public from commercial document retrieval services, and you can also review the Company’s SEC filings on its web site at www.Voltari.com. Information included on the Company’s website is not a part of this proxy statement.

The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that the Company has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about the Company and its financial condition.

The following documents listed below that the Company has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the Fiscal Year ended December 31, 2018, filed with the SEC on March 8, 2019 (the “2018 10-K”);

•	Amendment No. 1 to Annual Report on Form 10-K/A for the Fiscal Year ended December 31, 2018, filed with the SEC on April 29, 2019 (the “2018 10-K/A”);

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 15, 2019 (the “2019 1st Quarter 10-Q”); and

•	Definitive Proxy Statement for the Company’s 2018 Annual Meeting, filed with the SEC on April 24, 2018.

With the mailing of this proxy statement to our stockholders, we are also including copies of our 2018 10-K, our 2018 10-K/A and our 2019 1st Quarter 10-Q.

All documents that the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, shall also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s internet website described above. Documents incorporated by reference in this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement upon written or oral request to the Company’s legal counsel at Brown Rudnick LLP, Attention: James Bedar, One Financial Center, 18th Floor, Boston, MA 02111, or by telephone at (617) 856-8167. If you would like to request documents, please do so no later than five business days prior to the date of the special meeting, or no later than [●], 2019 to receive them before the special meeting. If you request any incorporated documents, the Company will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the special meeting of Company stockholders. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated [●], 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (877) 297-1746

Email: VLTC@dfking.com

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

VOLTARI CORPORATION,

STARFIRE HOLDING CORPORATION

and

VOLTARI MERGER SUB LLC

DATED AS OF MARCH 22, 2019

A-i

Exhibit A – Form of Certificate of Incorporation of Surviving Corporation

Exhibit B – Form of By-laws of Surviving Corporation

Company Disclosure Letter

A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is dated as of March 22, 2019, among Voltari Corporation, a Delaware corporation (the “Company”), Starfire Holding Corporation, a Delaware corporation (“Parent”), and Voltari Merger Sub LLC, a Delaware limited liability company (“Merger Sub”).

RECITALS

WHEREAS, as of the date hereof, High River and Koala, each of which is an Affiliate of Parent, collectively own (i) 4,739,620 Shares, representing approximately 52.7% of the issued and outstanding Shares (such Shares, together with any Shares owned by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, the “Parent Shares”), and (ii) 1,147,388 Series J Preferred Shares, representing approximately 98.0% of the issued and outstanding Series J Preferred Shares (such Series J Preferred Shares, together with any Series J Preferred Shares owned by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, the “Parent Preferred Shares”);

WHEREAS, on December 7, 2018, High River, on behalf of itself and its Affiliates, delivered a letter to the board of directors of the Company regarding a potential acquisition of the Shares that they do not already own (the “Initial Proposal”);

WHEREAS, on February 19, 2019, High River, on behalf of itself and its Affiliates, delivered a revised letter to the board of directors of the Company regarding a potential acquisition of the Shares that they do not already own, which superseded the Initial Proposal (the “Second Proposal”);

WHEREAS, on February 25, 2019, High River, on behalf of itself and its Affiliates, delivered a further revised letter to the board of directors of the Company regarding a potential acquisition of the Shares that they do not already own, which superseded the Second Proposal (the “Third Proposal”);

WHEREAS, on March 5, 2019, High River, on behalf of itself and its Affiliates, delivered a further revised letter to the board of directors of the Company regarding a potential acquisition of the Shares that they do not already own, which superseded the Third Proposal (the “Final Proposal”);

WHEREAS, in addition to customary conditions, the consummation of the transaction contemplated by each of the proposals, including the Final Proposal, was conditioned upon the following non-waivable conditions (i) the approval of such transaction by a special committee consisting solely of independent directors (the “Special Committee”), and (ii) the approval of such transaction by a fully informed vote of holders of a majority of the Shares held by stockholders who are not affiliated with High River, Parent, Merger Sub or any of their respective Affiliates;

WHEREAS, each of the proposals, including the Final Proposal, indicated that the Series J Preferred Shares that are held by stockholders who are not affiliated with High River, Parent, Merger Sub or any of their respective Affiliates would be converted into the right to receive the Redemption Price for such Series J Preferred Shares upon the consummation of the transactions contemplated by such proposal;

WHEREAS, the board of directors of the Company established the Special Committee and authorized the Special Committee to, among other things, (i) freely select its own legal, financial and other advisors, (ii) review and evaluate the Initial Proposal (including whether to proceed with any such review or evaluation) and any proposals or offers related to a strategic transaction that are received by the Company in addition to the Initial Proposal, (iii) reject or approve the Initial Proposal and any proposals or offers related to a strategic transaction received by the Company in addition to the Initial Proposal, (iv) consider and pursue alternatives to the Initial Proposal and any proposals or offers related to a strategic transaction received by the Company in addition to the Initial Proposal, and (v) negotiate the terms and conditions of the Initial Proposal, any proposals or offers related to a strategic transaction received by the Company in addition to the Initial Proposal, and any alternatives thereto;

WHEREAS, the board of directors of the Company, upon the unanimous recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its common stockholders (other than Parent, Merger Sub and their respective Affiliates), (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the common stockholders of the Company at the Company Meeting, and (iv) recommended to such common stockholders that they adopt this Agreement;

WHEREAS, the board of directors of Parent and the sole member of Merger Sub have approved and declared advisable, this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and this Agreement and to prescribe various conditions to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1 Certain Defined Terms. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, and (ii) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the total voting power of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act. For purposes of this Agreement, the Company shall not be considered an Affiliate of High River, Koala, Parent, Merger Sub, or any of their respective Affiliates.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Book-Entry Shares” has the meaning set forth in Section 4.2(b).

“Business Day” means any day ending at 11:59 P.M. (eastern time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“By-Laws” has the meaning set forth in Section 3.2.

“Certificates” has the meaning set forth in Section 4.2(b).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change of Recommendation” has the meaning set forth in Section 7.2(b).

“Charter” has the meaning set forth in Section 3.1.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 5.3(c).

“Company Certificate” means the Amended and Restated Certificate of Incorporation of the Company, dated as of February 8, 2013, as previously amended pursuant to the Certificate of Amendment, dated as of April 23, 2013, the Certificate of Amendment, dated as of September 5, 2014, and the Certificate of Amendment, dated as of September 16, 2015,

“Company Disclosure Letter” has the meaning set forth in the introductory paragraph to Article V.

“Company Meeting” has the meaning set forth in Section 2.4(a).

“Company Preferred Shares” means Series J Preferred Shares owned by the Company or any of its Subsidiaries.

“Company Shares” means Shares owned by the Company or any of its Subsidiaries.

“Company Stockholder Approval” means the adoption of this Agreement, and the approval of the transactions contemplated hereby, including the Merger, by the affirmative vote of at least a majority of the issued and outstanding Shares outstanding and entitled to vote thereon.

“Contract” means any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Preferred Shares” means Series J Preferred Shares as to which stockholders have validly submitted and not validly withdrawn or otherwise lost or failed to perfect a demand for appraisal rights pursuant to Section 262 of the DGCL.

“Dissenting Shares” means Shares as to which stockholders have validly submitted and not validly withdrawn or otherwise lost or failed to perfect a demand for appraisal rights pursuant to Section 262 of the DGCL.

“Dissenting Stockholder” has the meaning set forth in Section 4.2(f).

“DLLCA” has the meaning set forth in Section 2.1.

“Effective Time” has the meaning set forth in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Preferred Shares” means, collectively, (i) the Parent Preferred Shares, (ii) the Company Preferred Shares, and (iii) the Dissenting Preferred Shares.

“Excluded Shares” means, collectively, (i) the Parent Shares, (ii) the Company Shares, and (iii) the Dissenting Shares.

“Final Proposal” has the meaning set forth in the recitals to this Agreement.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity or self-regulatory organization.

“High River” means High River Limited Partnership, a Delaware limited partnership.

“Indemnified Parties” has the meaning set forth in Section 7.6(a).

“Initial Proposal” has the meaning set forth in the recitals to this Agreement.

“Koala” means Koala Holding LP, a Delaware limited partnership.

“Law” means any federal, state or local law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction or decree of any Governmental Entity.

“License” means any permit, license, certification, approval, registration, consent, authorization, franchise, variance, exemption or order issued or granted by a Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any effect, to the extent resulting from any of the following, in and of itself or themselves, shall not constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect:

(A) changes in general economic, regulatory or political conditions or changes generally affecting the securities or financial markets;

(B) the compliance by the Company of its obligations under this Agreement, and any action taken by the Company (or the failure by the Company to take any action) at the written request or direction of Parent;

(C) the entry into, announcement or performance of this Agreement or the transactions contemplated hereby (including any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with their respective lessees, suppliers or distributors) and any actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to or arising out of this Agreement or the transactions contemplated hereby by or before any Governmental Entity;

(D) any change in the market price or trading volume of securities of the Company, provided that this clause (D) will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a change in market price or trading volume;

(E) a material worsening of current conditions (whether in the United States or internationally) caused by an act of terrorism, war (whether or not declared), sabotage, military actions or the escalation thereof;

(F) changes or developments generally affecting real estate acquisition, financing and leasing activities;

(G) seasonal fluctuations in the revenues, earnings, or other financial performance of the Company to the extent generally consistent with prior years;

(H) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that this clause (H) will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, any failure by the Company to meet such projections, forecasts or revenue or earnings predictions;

(I) a breach of the Agreement by Parent or Merger Sub; and/or

(J) any implementation or adoption after the date hereof by a Governmental Entity of or changes or prospective changes in, applicable Laws or accounting rules, including GAAP or interpretations thereof, or any changes or prospective changes in the interpretation or enforcement of the foregoing; except, with respect to clauses (A), (E), (F) and (J), to the extent such event has a materially disproportionate effect on the Company and its Subsidiaries taken as a whole compared to other companies operating in the commercial real estate acquisition, financing and leasing activities.

“Merger” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Membership Interest” has the meaning set forth in Section 6.5.

“Minority Approval” means the adoption of this Agreement, and the approval of the transactions contemplated hereby, including the Merger, by the affirmative vote of at least a majority of the issued and outstanding Shares, excluding Shares owned by Parent, Merger Sub or any of their respective Affiliates, outstanding and entitled to vote thereon at the Company Meeting.

“Order” has the meaning set forth in Section 8.1(c).

“OTC” means the OTCQB Venture Market of the OTC Markets Group.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay (i) the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger, on a timely basis, or (ii) the compliance by Parent or Merger Sub with its obligations under this Agreement.

“Parent Preferred Shares” has the meaning set forth in the recitals to this Agreement.

“Parent Shares” has the meaning set forth in the recitals to this Agreement.

“Paying Agent” has the meaning set forth in Section 4.2(a).

“Payment Fund” has the meaning set forth in Section 4.2(a).

“Per Share Merger Consideration” has the meaning set forth in Section 4.1(a).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Preferred Shares” means the shares of the preferred stock, par value $0.001 per share, of the Company.

“Proxy Statement” has the meaning set forth in Section 2.4(b).

“Redemption Price” has the meaning set forth in Section 11(i) of Exhibit A to the Company Certificate.

“Representatives” means a Person’s officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Schedule 13E-3” has the meaning set forth in Section 2.4(b).

“SEC” means the Securities and Exchange Commission.

“SEC Clearance” has the meaning set forth in Section 2.4(c).

“SEC Documents” means any form, document or report filed or furnished by the Company with the SEC.

“Second Proposal” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Series J Preferred Shares” means the 13% Redeemable Series J Preferred Stock, par value $0.001 per share, of the Company.

“Shares” means the shares of the common stock, par value $0.001 per share, of the Company.

“Special Committee” has the meaning set forth in the recitals to this Agreement.

“Special Committee Recommendation” has the meaning set forth in Section 5.3(b).

“Stockholder Litigation” has the meaning set forth in Section 7.3(d).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided that, for purpose of this Agreement (i) unless expressly provided otherwise elsewhere in this Agreement, the Company shall not be considered a Subsidiary of High River, Koala, Parent, Merger Sub, or any of their respective Affiliates, and (ii) Merger Sub shall not be considered a Subsidiary of the Company.

“Superior Proposal” means an unsolicited bona fide (i) Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company, or (ii) proposal to acquire all or substantially all of the Shares (other than the Company Shares, the Company Preferred Shares, the Parent Shares or the Parent Preferred Shares), in each case that the Special Committee (after consultation with independent financial and outside legal advisors) has determined in good faith, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company’s common stockholders (other than Parent and its Affiliates) than the transactions contemplated by this Agreement.

“Superior Proposal Change of Recommendation” has the meaning set forth in Section 7.2(b).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” means any federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy or other tax, duty or similar governmental assessment, together with all interest, penalties and additions imposed with respect to such amount and any interest in respect of such penalties and additions.

“Third Proposal” has the meaning set forth in the recitals to this Agreement.

1.2 Construction; Absence of Presumption.

(a) For the purposes of this Agreement, (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein” and “hereby” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) Article and Section references are to the Articles and Sections to this Agreement, unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all references herein to “$” or “dollars” shall refer to United States dollars.

(b) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) The parties hereto have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

The Merger

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 264 of the Delaware General Corporation Law (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate company existence of Merger Sub shall thereupon cease (the “Merger”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of Parent. The Merger shall have the effects specified in the DGCL and the DLLCA.

2.2 Closing of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Thompson Hine LLP, 335 Madison Avenue, 12th floor, New York, NY 10017, at 9:00 A.M. local time on the second Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement.

2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company (at the direction of the Special Committee) and Parent will cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by the Company (at the direction of the Special Committee) and Parent and specified in the Certificate of Merger (the “Effective Time”).

2.4 Company Meeting; Proxy Statement and Other SEC Filings.

(a) Unless this Agreement has been terminated in accordance with its terms, and subject to fiduciary obligations under applicable Law, the Company, acting through or under direction of the Company’s board of directors, upon the recommendation of the Special Committee, shall (i) duly take all lawful action to call, give notice of, convene and hold a meeting of its common stockholders on a date as soon as reasonably practicable after SEC Clearance of the Proxy Statement (the “Company Meeting”), for the purpose of obtaining the Company Stockholder Approval and the Minority Approval, provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Company Meeting: (A) with the consent of Parent; (B) for the absence of a quorum; (C) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable period of time in advance of the Company Meeting; (D) to allow reasonable additional time to solicit additional proxies; (E) if required by Law; or (F) if the Company has provided a written notice to Parent pursuant to Section 7.2(b) that it intends to make a Change of Recommendation in connection with a Superior Proposal and the notice period contemplated by Section 7.2(b) has not yet expired, and (ii) use commercially reasonable efforts to solicit the Minority Approval. Except in the event of a Change of Recommendation as permitted by Section 7.2 of this Agreement, the Company’s board of directors shall recommend approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the common stockholders of the Company and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent or any of its Affiliates such Company Board Recommendation or take any action or make any statement in connection with the Company Meeting inconsistent with such Company Board Recommendation, including approving or recommending or proposing to approve or recommend an Acquisition Proposal with respect to the Company or failing to recommend the approval and adoption of this Agreement and the transactions contemplated hereby.

(b) As promptly as practicable following the date of this Agreement, the Company, in cooperation with, and subject to the approval of, the Special Committee, shall prepare and file with the SEC a proxy statement on Schedule 14A relating to the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company’s common stockholders (including all exhibits and any amendments or supplements thereto, the “Proxy Statement”), and the Company and Parent shall prepare and file with the SEC a Schedule 13E-3 (including all exhibits and any amendments or supplements thereto, the “Schedule 13E-3”). Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement and Schedule 13E-3 to be filed with the SEC, each in its preliminary form, not later than the date that is thirty (30) Business Days after the date hereof. The Company shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, other than with respect to statements made based on information supplied in writing by a party other than the Company or its Subsidiaries specifically for inclusion therein. Each of the Company and Parent shall use its reasonable best efforts to ensure that none of the information it supplies in writing specifically for inclusion in the Proxy Statement or Schedule 13E-3 contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company, Parent and Merger Sub shall cooperate with each other in connection with the preparation of the foregoing documents. The Company shall use its reasonable best efforts to have the Proxy Statement, and the Company and Parent shall use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable.

(c) The Company shall cause the Proxy Statement to be mailed to the Company’s common stockholders as promptly as practicable, but in no event more than five (5) Business Days, after the Proxy Statement is cleared by the SEC or the expiration of the review period therefor if there is or has been no review by the SEC (“SEC Clearance”). The Company may retain a proxy solicitor in connection with the solicitation of the Company Stockholder Approval and the Minority Approval.

(d) The Company shall promptly notify Parent in writing of the receipt of any oral or written comments from the SEC relating to the Proxy Statement or the Schedule 13E-3. Parent shall promptly notify the Company in writing of the receipt of any oral or written comments from the SEC relating to the Schedule 13E-3. The Company shall cooperate with Parent with respect to, and provide Parent with a reasonable opportunity to review and comment on, drafts of the Proxy Statement (including each amendment or supplement thereto), and the parties shall cooperate with respect to, and provide each other with a reasonable opportunity to review and comment on, the drafts of the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by, and replies to comments of, the SEC, prior to filing such with or sending such to the SEC, and the parties shall provide each other with copies of all such filings made and correspondence with the SEC.

(e) If, at any time prior to the Effective Time, any information should be discovered by any party that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties in writing and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate party with the SEC and disseminated by the Company to the stockholders of the Company.

(f) Parent and Merger Sub shall, as promptly as reasonably practicable, provide in writing any information reasonably requested by any other party with respect to Parent, Merger Sub or their respective Affiliates as may be deemed relevant by such party for use in the Proxy Statement or for the purposes of complying with Schedule 13E-3 filing requirements and assisting such party in fulfilling its related obligations under this Section 2.4.

ARTICLE III

Certificate of Incorporation, By-Laws, Directors and

Officers of the Surviving Corporation

3.1 Certificate of Incorporation. The Company Certificate shall be further amended and restated in the Merger to read in its entirety in the form attached hereto as Exhibit A and, as so amended and restated, shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided thereby and by applicable Law.

3.2 By-Laws. The by-laws of the Company, which were adopted as of February 8, 2013, shall be amended and restated at the Effective Time to read in their entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall, from and after the Effective Time, be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided thereby, by the Charter and by applicable Law.

3.3 Directors and Officers of Surviving Corporation. From and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws, (a) the members of the board of managers of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Merger Sub shall be the officers of the Surviving Corporation.

ARTICLE IV

Effect on Capital Stock; Exchange of Certificates

4.1 Effect on Capital Stock. On the terms and subject to the conditions set forth in this Agreement:

(a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of any capital stock of the Company, each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, shall be converted automatically into the right to receive an amount equal to a price per Share of $0.86, net to the seller in cash, without interest (such amount, or any other amount per Share paid pursuant to this Agreement, the “Per Share Merger Consideration”).

(b) Treatment of Series J Preferred Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of any capital stock of the Company, each Series J Preferred Share issued and outstanding immediately prior to the Effective Time, other than Excluded Preferred Shares, shall be converted automatically into the right to receive an amount equal to the Redemption Price, net to the seller in cash, without interest.

(c) Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or any holder of any capital stock of the Company:

(i) each Share and each Series J Preferred Share shall be automatically cancelled and shall cease to exist;

(ii) each holder of a Share (other than the Excluded Shares) shall cease to have any rights with respect thereto other than the right to receive the Per Share Merger Consideration, upon surrender of Certificates or Book-Entry Shares in accordance with Section 4.2;

(iii) each holder of a Dissenting Share or a Dissenting Preferred Share shall cease to have any rights with respect thereto other than the right to receive the payment specified in Section 4.2(f) and shall be afforded the treatment provided in Section 4.2(f);

(iv) each holder of Series J Preferred Shares (other than Excluded Preferred Shares) shall be entitled to receive the Redemption Price for each such Series J Preferred Share;

(v) each of the Company and any of its Subsidiaries shall cease to have any rights with respect to any of the Company Shares and any of the Company Preferred Shares; and

(vi) Parent and its Subsidiaries and their respective Affiliates shall cease to have any rights with the respect to any Parent Shares and Parent Preferred Shares.

(d) Merger Sub Membership Interest. At the Effective Time, the Merger Sub Membership Interest shall, by virtue of the Merger and without any action on the part of the parties hereto or the holder thereof, automatically be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

4.2 Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent. For the benefit of the holders of Shares (other than Excluded Shares) and holders of Series J Preferred Shares (other than Excluded Preferred Shares), prior to the Effective Time, Parent shall deposit or cause to be deposited, with a paying agent mutually agreeable to the Company (at the direction of the Special Committee) and Parent (the “Paying Agent”), (i) a cash amount in immediately available funds equal to the amount necessary for the Paying Agent to make payments under Section 4.1(a), and (ii) a cash amount in immediately available funds equal to the amount necessary for the Paying Agent to make the payments under

Section 4.1(b) in respect of the redemption of the Series J Preferred Shares (the amounts so deposited with the Paying Agent pursuant to clauses (i) and (ii) are collectively referred to as the “Payment Fund”). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the amounts payable under Section 4.1(a) and Section 4.1(b) in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Paying Agent shall invest the Payment Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable under Section 4.1(a) and Section 4.1(b) shall be promptly returned to the Company or, after the Effective Time, the Surviving Corporation; provided that no such investment or loss thereon shall reduce the amounts payable to holders of Shares or the holders of the Series J Preferred Shares, as applicable, pursuant to this Article IV. Until the termination of the Payment Fund pursuant to Section 4.2(d), to the extent that there are losses with respect to any such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payment of the amounts pursuant to Section 4.1(a) or Section 4.1(b), Parent shall promptly replace or restore the cash so as to ensure that there is sufficient cash for the Paying Agent to make such payments.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) and holder of record of Series J Preferred Shares (other than holders of Excluded Preferred Shares) (i) a letter of transmittal in customary form specifying that (x) delivery shall be effected, and risk of loss and title to certificates that, immediately prior to the Effective Time, represented Shares or Series J Preferred Shares, as applicable (“Certificates”), shall pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent and (y) delivery shall be effected and title to non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall pass, only upon delivery of the Book-Entry Shares to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration for each Share and the Redemption Price for each Series J Preferred Share, as applicable. Upon surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (1) with respect to Shares, (x) the number of Shares represented by such Certificates (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, (2) with respect to Series J Preferred Shares, (x) the number of Series J Preferred Shares represented by such Certificates (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Redemption Price, and in each case, the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares. In the event of a transfer of ownership of Shares or Series J Preferred Shares, as applicable, that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate therefor may be paid to such transferee if the Certificate formerly representing such Shares or Series J Preferred Shares, as applicable, is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. The Per Share Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share, and the Redemption Price, paid in full with respect to any Series J Preferred Share, in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Series J Preferred Share.

(c) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Company of the Shares or the Series J Preferred Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 4.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article IV.

(d) Termination of the Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of the Shares or Series J Preferred Shares for six (6) months after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) or Series J Preferred Shares (other than Excluded Preferred Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent or the Surviving Corporation for payment of their claim for the Per Share Merger Consideration or the Redemption Price, as applicable (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares or Series J Preferred Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such lost, stolen or destroyed Certificate, the Paying Agent or the Surviving Corporation, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required tax withholdings) equal to (i) with respect to the Shares, the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration, or (ii) with respect to the Series J Preferred Shares, the number of Series J Preferred Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Redemption Price.

(f) Appraisal Rights. No Person who has made a valid demand for appraisal rights pursuant to Section 262 of the DGCL (such Person, a “Dissenting Stockholder”) shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person or the Redemption Price with respect to the Series J Preferred Shares owned by such Person, as applicable, unless and until such Person shall have failed to perfect, effectively withdrawn, or otherwise lost or forfeited such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares and Series J Preferred Shares, as applicable, owned by such Dissenting Stockholder as to which such Dissenting Stockholder has perfected its rights to appraisal under the DGCL. The Company shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation, as applicable shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Series J Preferred Shares such amounts as it reasonably determines to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

ARTICLE V

Representations and Warranties of the Company

Except as set forth in any SEC Documents or as set forth in the corresponding schedules of the disclosure letter delivered to Parent by the Company concurrent with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any schedule of the Company Disclosure Letter shall be deemed disclosure with respect to any other schedule to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

5.1 Organization, Good Standing and Qualification. Except as set forth in Schedule 5.1 of the Company Disclosure Letter, the Company and each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2 Capitalization.

(a) The authorized share capital of the Company consists of 25,000,000 Shares and 5,000,000 Preferred Shares, 1,200,000 of which are designated as Series J Preferred Shares. As of March 7, 2019, there were (i) 8,994,814 Shares issued and outstanding, (ii) 1,170,327 Series J Preferred Shares issued and outstanding, (iii) no Company Shares issued and held by the Company in treasury, and (iv) no Company Preferred Shares issued and held by the Company in treasury. All outstanding Shares and Series J Preferred Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of capital stock of the Company. Other than the Shares and the Series J Preferred Shares, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) (i) Except as set forth in Section 5.2(a), no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or any awards based upon the value of any security issued by the Company or any Company Subsidiary, including any capital appreciation rights, phantom stock plans, stock appreciation rights or stock-based performance units, or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement or has otherwise made any commitment with respect to the voting of the Shares or any other securities of the Company.

5.3 Corporate Authority, Approval, and Opinion of Financial Advisor.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary, subject to Company Stockholder Approval and Minority Approval, in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Special Committee has been duly constituted and at a meeting duly called and held has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its common stockholders (other than Parent, Merger Sub and their respective Affiliates), (ii) adopted a resolution approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the common stockholders of the Company at the Company Meeting, and (iv) recommended to such common stockholders that they adopt this Agreement (the “Special Committee Recommendation”), which resolutions have not been subsequently withdrawn, amended or modified as of the date of this Agreement.

(c) At a meeting duly called and held, the board of directors of the Company, based on the Special Committee Recommendation, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its common stockholders (other than Parent, Merger Sub and their respective Affiliates), (ii) adopted a resolution approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the common stockholders of the Company at the Company Meeting, and (iv) recommended to such common stockholders that they adopt this Agreement (the “Company Board Recommendation”), which resolutions have not been subsequently withdrawn, amended or modified as of the date of this Agreement.

(d) The Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not and will not be applicable to this Agreement and the transactions contemplated hereby, including the Merger. The Company and its Subsidiaries do not have in effect any shareholder rights plan, “poison pill” or other similar plan or arrangement. The only vote of holders of any class or series of the capital stock of the Company necessary to adopt this Agreement and approve the Merger is the Company Stockholder Approval and the Minority Approval. The approval of the holders of the Series J Preferred Shares is not necessary to consummate the Merger or in order for the Company to validly perform its obligations under this Agreement. Other than the Company Stockholder Approval and the Minority Approval, no other vote of the holders of the Shares is necessary to consummate the Merger or in order for the Company to validly perform its obligations under this Agreement.

(e) The Special Committee has received the opinion of Alvarez & Marsal Valuation Services, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the consideration to be received in the Merger by holders of Shares (other than Parent, Merger Sub and their respective Affiliates) is fair, from a financial point of view, to such holders.

5.4 Governmental Filings; No Violations.

(a) Other than (i) the Certificate of Merger, (ii) the filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any other filings required under the Exchange Act, (iii) as required pursuant to any listing agreement or under the rules and regulations of the OTC, and (iv) as set forth in Schedule 5.4(a) and (b) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any Licenses required to be obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger and the transactions contemplated hereby.

(b) Except as set forth in Schedule 5.4 (a) and (b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the transactions contemplated hereby do not and will not, constitute or result in (i) a breach or violation of, or default under, any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any Contracts binding upon the Company or any of its Subsidiaries or under any Law or License to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated hereby, including the Merger, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger and the transactions contemplated hereby.

5.6 Information Supplied. None of the information supplied by, or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (b) the Schedule 13E-3 will, at the date that the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (except no representation or warranty is made by the Company to such portions of the Proxy Statement and the Schedule 13E-3, as applicable, that relate expressly to Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference therein). The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

5.7 No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in the condensed consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018 (including the notes thereto), (ii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, (iii) for liabilities and obligations incurred under any Contract or arising under any applicable Law (other than liabilities or obligations due to breaches thereunder or violations thereof), in each case, in the ordinary course of business since December 31, 2018, (iv) for liabilities and obligations incurred in the ordinary course of business since January 1, 2018 that do not constitute, individually or in the aggregate, a Material Adverse Effect, (v) for liabilities or obligations that have been discharged or paid in full, and (vi) as set forth in Schedule 5.7 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC). The assets of the Company and its

Subsidiaries are free and clear of any liens, other than liens that would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.8 Brokers and Finders. The Special Committee has not, on behalf of itself, the Company or any of the Company’s Subsidiaries, employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the transactions contemplated in this Agreement except that the Special Committee has engaged Alvarez  & Marsal Valuation Services, LLC as the financial advisor to the Special Committee.

5.9 No Other Representations. Notwithstanding anything to the contrary contained herein, the Company Disclosure Letter, or any of the schedules or exhibits hereto or thereto, Parent and Merger Sub acknowledge and agree that neither the Company nor any of its Affiliates, nor any Representative of any of them, makes or has made any representation or warranty, oral or written, express or implied, other than as expressly made by them in this Article V, and that Parent, Merger Sub and their Affiliates have not relied on any such other representation or warranty.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

6.1 Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

6.2 Corporate Authority. No vote of stockholders of Parent is necessary to approve this Agreement and the Merger and the transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate and limited liability company power and authority and has taken all corporate and limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3 Governmental Filings; No Violations.

(a) Other than (i) the Certificate of Merger and (ii) the filing with the SEC of the Proxy Statement, the Schedule 13E-3 and any other filings required under the Exchange Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any Licenses required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby do not and will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of formation or operating agreement of Merger Sub or the certificate of incorporation or by-laws of Parent, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or Merger Sub pursuant to, any Contracts binding upon Parent or Merger Sub or under any Law or License to which Parent or Merger Sub is subject, or (iii) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

6.4 Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against any of Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement.

6.5 Capitalization of Merger Sub. The authorized capital of Merger Sub consists solely of a limited liability company membership interest (the “Merger Sub Membership Interest”) owned solely by Parent. Merger Sub was formed solely for the purpose of holding Shares and has not conducted any other business prior to the date hereof and has no, and prior to the Effective Time will have no, other assets, liabilities or obligations of any nature other than holding of the Parent Shares and the Parent Preferred Shares and incidents thereto, and those incident to its formation and pursuant to this Agreement and the Merger and the transactions contemplated by this Agreement.

6.6 Information Supplied. None of the information supplied by, or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Proxy Statement will, at the date of that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (b) the Schedule 13E-3 will, at the date that the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading (except no representation or warranty is made by Parent or Merger Sub to such portions of the Proxy Statement and the Schedule 13E-3, as applicable, that relate expressly to the Company and its Subsidiaries for inclusion or incorporation by reference therein). The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

6.7 Brokers and Finders. Neither Parent nor Merger Sub, nor any of their respective Subsidiaries or their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the transactions contemplated in this Agreement.

6.8 Financing. Parent and Merger Sub have sufficient funds available to consummate the Merger on the terms contemplated by this Agreement and, at the Effective Time, Parent and Merger Sub will have available all funds necessary to acquire all Shares (other than the Company Shares, the Company Preferred Shares, the Parent Shares and the Parent Preferred Shares) pursuant to Article IV, to pay all fees and expenses in connection therewith, and to perform their respective obligations under this Agreement. In no event shall the receipt or availability of any funds or financing by Parent or Merger Sub or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

6.9 Parent Shares. As of the date hereof, High River and Koala are the beneficial owners of the Parent Shares and the Parent Preferred Shares.

6.10 No Other Representations; Non-Reliance.

(a) Each of Parent and Merger Sub (on behalf of themselves and their respective Affiliates) acknowledges and agrees that it:

(i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the Company’s management,

(ii) has had reasonable access to personnel, properties, premises and books and records of the Company and its Subsidiaries, and

(iii) has conducted its own independent investigation and analysis of the Company and its Subsidiaries, their respective businesses and transactions contemplated hereby.

(b) Each of Parent and Merger Sub further acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement:

(i) the Company and its Representatives do not make, and have not made, any representation or warranty whatsoever, express or implied, whether written or oral, at law or in equity, relating to the Company, its Subsidiaries, or any of its or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), and

(ii) no Person has been authorized, expressly or impliedly, by the Company to make any representation or warranty relating to itself, its Subsidiaries, or any of the other matters set forth in the foregoing sub-clause (i) in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company; and

(c) Parent and Merger Sub each specifically disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by any Person or otherwise occurred (except for the representations and warranties expressly set forth in this Agreement), and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim reliance upon any such representation or warranty or other statement or omission (except for the representations and warranties expressly set forth in this Agreement);

6.11 HSR Approvals. No approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, are required in order for Parent and Merger Sub to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement.

6.12 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information and business plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that none of the Company, its Subsidiaries, any of their respective Representatives or any other Person has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

6.13 No Other Representations. Notwithstanding anything to the contrary contained herein or any of the schedules or exhibits hereto, the Company acknowledges and agrees that none of Parent, Merger Sub or any of their respective Affiliates or any Representative of any of them, makes or has made any representation or warranty, oral or written, express or implied, other than as expressly made by them in this Article VI, and that the Company and its Affiliates have not relied on any such other representation or warranty.

ARTICLE VII

Covenants

7.1 Interim Operations.

(a) From and after the date hereof and prior to the earlier of the termination of this Agreement or the consummation of the Merger, the businesses of the Company and its Subsidiaries shall be operated and conducted in the ordinary course, except as otherwise contemplated by this Agreement, as set forth in Schedule 7.1 of the Company Disclosure Letter, as required by applicable Laws or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall not take or permit any of its Subsidiaries (including, for the purpose of this sentence, the Company or its Subsidiaries) to take any action or omit to take any action that is reasonably likely to (i) result in any of the conditions of the Merger set forth in Article VIII not being satisfied or (ii) prevent the consummation of the Merger. Without limiting the generality of the foregoing, from and after the date hereof and prior to the earlier of the termination of this Agreement or the consummation of the Merger, the Company shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except dividends or other distributions in cash, stock or property paid by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company).

(b) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and notwithstanding anything to the contrary contained in this Agreement, no consent of Parent or Merger Sub will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries.

7.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company (at the direction of the Special Committee) agrees that neither the board of directors of the Company, the Special Committee, nor any of their respective members shall, directly or indirectly:

(i) initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or non-public information to any Person relating to, any Acquisition Proposal (except solely to provide written notice of the existence of these provisions); or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, the Company (at the direction of the Special Committee) may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed standard confidentiality agreement and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to it or (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, the Special Committee determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with their fiduciary duties under applicable Law.

(b) No Change in Recommendation. Each of the Special Committee and the board of directors of the Company shall not, directly or indirectly:

(i) withhold, withdraw or modify (or propose or resolve to withhold, withdraw or modify), in a manner adverse to Parent, the Special Committee Recommendation or the Company Board Recommendation or publicly announce an intention to take any action or make any statement inconsistent with the Special Committee Recommendation or the Company Board Recommendation; or

(ii) approve, adopt or recommend, or propose to approve, adopt or recommend, any Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, each of the Special Committee and the board of directors of the Company may withhold or withdraw the Special Committee Recommendation and the Company Board Recommendation, as applicable, if the Special Committee determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable Law (a “Change of Recommendation”); provided that if the Change of Recommendation is due to the existence of a Superior Proposal (a “Superior Proposal Change of Recommendation”), the Special Committee shall not make such Superior Proposal Change of Recommendation unless the Special Committee has given Parent written notice of its intention to take this action at least two Business Days prior to its taking this action (it being understood that this intention or notice or the disclosure of either will not constitute a Superior Proposal Change of Recommendation entitling Parent or the Special Committee, as applicable, to terminate this Agreement pursuant to Section 9.2(c)). The Special Committee agrees that (x) during the two Business Day period prior to its making a Superior Proposal Change of Recommendation, Parent will be permitted to propose to the Special Committee revisions to the terms of the transactions contemplated by this Agreement, and the Special Committee and its Representatives will, if requested by Parent, negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent, and (y) the Special Committee may make a Superior Proposal Change of Recommendation in the case of an Acquisition Proposal that was a Superior Proposal only if it continues to be a Superior Proposal in light of any revisions to the terms of the transaction contemplated by this Agreement to which Parent and the Special Committee have agreed prior to the expiration of such two Business Day period.

(c) Certain Permitted Disclosures. Nothing contained in Section 7.2(a) shall be deemed to prohibit the Company (at the direction of the Special Committee) or the directors of the Company from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that the Special Committee may not effect a Change of Recommendation unless permitted to do so under, and in compliance with, this Section 7.2; and provided, further, that any “stop, look and listen” or substantially similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation.

(d) Notice. The Company (at the direction of the Special Committee) shall as promptly as reasonably practicable notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any such inquiries, proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements).

7.3 Actions by Parties; SEC Documents; Status; Stockholder Litigation.

(a) Action by the Parties. Each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

(b) SEC Documents. During the period prior to the Effective Time, the Company shall continue to timely file all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities Laws.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company, Parent and the Special Committee each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of written notices or other written communications received by Parent, the Company or the Special Committee, as the case may be, or any of its Subsidiaries (as applicable), from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement. Parent shall give prompt notice to the Special Committee of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect, and each of Parent and the Special Committee shall give prompt notice to the others of any failure of any condition to any party’s obligations to effect the transactions contemplated by this Agreement. For the avoidance of doubt such notice shall not be deemed to cure a breach of the representations and warranties of the Company or Parent, as applicable, or limit in any manner the Company’s or Parent’s causes of action and remedies in law and equity.

(d) Stockholder Litigation. Without limiting the foregoing, the Company shall (i) promptly advise Parent of any actions, suits, claims, investigations or proceedings commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any stockholder of the Company (on such stockholder’s own behalf or on behalf of the Company) relating to this Agreement and the transactions contemplated hereby, including the Merger, (other than with respect to demands for appraisal, which shall be governed by Section 4.2(f) of this Agreement) (each, a “Stockholder Litigation”), (ii) keep Parent reasonably informed regarding any such Stockholder Litigation, (iii) give Parent the opportunity to participate in (but not control) such Stockholder Litigation, consult with counsel to the Special Committee and the Company regarding the defense or settlement of any such Stockholder Litigation and consider Parent’s views with respect to such Stockholder Litigation and (iv) not settle any such Stockholder Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

7.4 Publicity. Except in accordance with Section 7.2 of this Agreement, each of the Company, Parent and Merger Sub agree not to, and to cause their respective Affiliates not to, issue any press releases or otherwise make any public announcements with respect to this Agreement and the transactions contemplated by this Agreement, including the Merger, without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed).

7.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, to the extent permitted by applicable Law, Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and Parent and the Surviving Corporation shall also advance expenses incurred by the Indemnified Parties in connection with any claim, action, suit, proceeding or investigation, in each case to the fullest extent permitted by law. The obligations of Parent and the Surviving Corporation in the immediately preceding sentence shall be joint and several.

(b) For a period of six years from the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, provisions of the Charter and By-Laws with respect to limitation of liabilities of directors and indemnification and advancement of expenses of present and former officers and directors of the Company and its Subsidiaries that are no less favorable to the Indemnified Parties than are set forth in the Company Certificate and the Company’s bylaws as in effect on the date of this Agreement, and shall not prior to the expiration of such period amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal made within such six year period shall continue until the disposition or resolution of such proceeding in accordance with the Charter and the By-Laws.

(c) Prior to the Effective Time, the Company shall cause, and if the Company is unable to, Parent shall cause, the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies to the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained immediately prior to the Effective Time by the Company with a claims period of six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability at least as favorable to such directors and officers as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 7.6.

(e) The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and shall survive the Effective Time.

(f) The rights of the Indemnified Parties under this Section 7.6 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers or directors (or any of the Company’s Subsidiaries or the officers and directors of any such Subsidiary), it being understood that the indemnification provided for in this Section 7.6 is not prior to, or in substitution for, any such claims under any such policies.

7.7 Other Actions by the Company.

(a) Takeover Statutes. If any state takeover statute or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, including the Merger, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise act to eliminate, or if not possible to eliminate, minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. Prior to the Effective Time, the board of directors of the Company shall adopt resolutions that specify (i) the name of each individual whose disposition of Shares (including derivative securities with respect to Shares) is to be exempted, (ii) the number of Shares (including derivative securities with respect to Shares) to be disposed of by each such individual, and (iii) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act.

(c) Ceasing Quotation Authorization and De-Registration. The Company will use its commercially reasonable efforts to cooperate with Parent to cause the Shares to cease to be quoted on the OTC and to be deregistered under the Exchange Act as soon as reasonably practicable following the Effective Time.

7.8 Continuation of the Special Committee. Parent and Merger Sub agree that, from and after the date of this Agreement, subject to applicable Law, at all times prior to the earlier of (a) the consummation of the Merger or (b) the termination of this Agreement, they shall not authorize their designees to the Company’s board of directors to terminate the existence of the Special Committee or materially change its duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause). Prior to the earlier of (x) the consummation of the Merger or (y) the termination of this Agreement, Parent and Merger Sub shall not seek to remove the members of the Special Committee from the Company’s board of directors (other than in the case of removal for cause, as determined in good faith by the Company’s board of directors) and, should all the members of the Special Committee cease to so serve, Parent and Merger Sub shall not restrict the Company’s board of directors from causing the election of an individual or individuals to the board of directors of the Company, each of whom is an independent director, and causing the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

7.9 Standstill. Except as otherwise provided by this Agreement, from and after the date hereof until the earlier of (a) the consummation of the Merger or (b) the termination of this Agreement, Parent, Merger Sub or their respective Affiliates shall not, directly or indirectly, (i) (whether acting alone, as a part of a group or otherwise in concert with others) acquire or enter into any agreement with any third party with respect to the acquisition of, additional Shares by Parent, Merger Sub or their respective Affiliates, or (ii) sell (including short sales), transfer, tender, assign or otherwise dispose of (including by gift) any or all of the Parent Shares or the Parent Preferred Shares. For the avoidance of doubt, it is understood and agreed that the Parent Shares or the Parent Preferred Shares may be sold, transferred or assigned by High River and Koala, as applicable, to Parent from and after the date hereof but prior to the Effective Time.

ARTICLE VIII

Conditions to Consummation of the Merger

8.1 Conditions to the Obligation of Each Party to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or, to the extent legally permissible, waiver by Parent and the

Company (acting pursuant to a resolution of the Special Committee) at or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The Minority Approval shall have been obtained.

(c) No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

8.2 Conditions to the Obligations of the Company to Effect the Merger.

(a) (i) Each representation and warranty of Parent and Merger Sub set forth in Sections 6.1 and 6.2 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and (ii) each representation and warranty of Parent and Merger Sub set forth in Article VI of this Agreement (other than those referenced in clause (i) above) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), other than in the case of this clause (ii) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that for this purpose all references to the term “Parent Material Adverse Effect”, “materiality,” and other similar qualifiers in such representations and warranties shall be disregarded).

(b) Parent and Merger Sub shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Parent and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized officer of each of Parent and Merger Sub, certifying to the effect that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

8.3 Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.

(a) Since the date of the Merger Agreement, a Material Adverse Effect shall not have occurred.

(b) (i) Each representation and warranty of the Company set forth in Sections 5.1 and 5.2(a) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and (ii) each representation and warranty of the Company set forth in Article V of the Merger Agreement (other than those referenced in clause (i) above) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), other than in the case of this clause (ii) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect”, “materiality,” and other similar qualifiers in such representations and warranties shall be disregarded).

(c) The Company shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, certifying to the effect that the conditions set forth in Sections 8.3(a), (b) and (c) have been satisfied.

ARTICLE IX

Termination

9.1 Termination by Mutual Consent. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by mutual written consent of the Company (at the direction of the Special Committee) and Parent.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by either Parent or the Company (at the direction of the Special Committee) if:

(a) the Effective Time shall not have occurred on or before November 15, 2019 (the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to the party seeking to terminate if such party (or, in the case of Parent, either Parent or Merger Sub) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the consummation of the Merger, where such breach has been the primary cause of the failure of the consummation of the Merger to occur on or before the Outside Date;

(b) the Company Stockholder Approval or the Minority Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c) the Special Committee shall have made a Change of Recommendation; or

(d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 9.2(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to such Order.

9.3 Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by the Company (at the direction of the Special Committee) if: (a) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement such that any condition to the consummation of the Merger contained in Section 8.2(a) or (b) is not reasonably capable of being satisfied while such breach is continuing, (b) the Company shall have delivered to Parent written notice of such breach and (c) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 8.2(a) and (b) prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3 if the Company is then in material breach of any of its covenants or agreements contained in this Agreement.

9.4 Termination by Parent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by Parent if: (a) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that any condition to the consummation of the Merger contained in Section 8.3(a), (b) or (c) is not reasonably capable of being satisfied while such breach is continuing, (b) Parent shall have delivered to the Company written notice of such breach and (c) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 8.3(a), (b) and (c) prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.4 if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement.

9.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Subsidiaries); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement, and (ii) the provisions set forth in the second sentence of Section 10.1 shall survive the termination of this Agreement.

ARTICLE X

Miscellaneous and General

10.1 Survival. This Article X and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 7.4 (Publicity), 7.5 (Expenses) and 7.6 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article X and the agreements of the Company, Parent and Merger Sub contained in Sections 7.5 (Expenses) and 9.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the Effective Time or the termination of this Agreement.

10.2 Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after receipt of the Company Stockholder Approval and the Minority Approval at the Company Meeting, no amendment may be made which, by Law or in accordance with the rules of the OTC, requires further approval by the Company’s stockholders without the approval of such stockholders.

10.3 Waiver of Conditions. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company (subject to the approval of the Special Committee), on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after the receipt of the Company Stockholder Approval and the Minority Approval at the Company Meeting, there may not be an extension or waiver under this Agreement which decreases the Per Share Merger Consideration or which adversely affects the rights of the Company’s common stockholders hereunder without the approval of such common stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other breach or failure to perform or comply.

10.4 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

10.5 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflicts of law principles thereof. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware (or if, and only if, the Court of Chancery of the State of Delaware lacks jurisdiction, the federal or state courts of the State of Delaware) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement in accordance with its terms, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without any requirement for the posting of bond or other security, this being in addition to any other remedy to which such party is entitled at law or in equity.

10.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail, by nationally recognized overnight courier service (with proof of service) or by registered or certified mail (postage prepaid, return receipt requested) and shall be deemed given and effective when (i) so delivered in person, (ii) when transmitted via facsimile to the number set forth below or via e-mail (in each case, if no “system” error or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth below, (iii) the Business Day following the day on which the same has been delivered to a nationally recognized overnight courier service or in the case of express mail (charges prepaid) or (iv) four (4) Business Days after being so mailed. Such notices and communications shall be delivered to the respective Parties at the following addresses, facsimile numbers or email addresses as follows:

If to Parent or Merger Sub:

Starfire Holding Corporation

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Keith Cozza

Fax: (866) 640-8022

E-mail: KCozza@sfire.com

with a copy (which does not constitute notice) to:

Icahn Enterprises L.P.

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attention: Jesse A. Lynn, Esq.

Fax: (917) 591-3310

E-mail: jlynn@sfire.com

and

Thompson Hine LLP

335 Madison Avenue, 12th floor

New York, New York 10017

Attention: Todd Mason, Esq.

Corby J. Baumann, Esq.

Fax: (212) 344-6101

E-mail: Todd.Mason@thompsonhine.com

Corby.Baumann@thompsonhine.com

If to the Company or the Special Committee:

Voltari Corporation

767 Fifth Avenue, Suite 4700

New York, NY 10153

Attention: Peter A. Kaouris

Fax: (212) 750 -5826

E-mail: pkaouris@vltc.us

with copies (which does not constitute notice) to:

Dorsey & Whitney LLP

51 West 52nd Street

New York, New York 10019-6119

Attention: Steven Khadavi, Esq.

Fax: (646) 390-6549

E-mail: khadavi.steven@dorsey.com

and

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attention: James E. Bedar, Esq.

Fax: (617) 289-0462

E-mail: jbedar@brownrudnick.com

; or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile or e-mail; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

10.7 Entire Agreement. This Agreement and the Company Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

10.8 No Third-Party Beneficiaries. Except as provided in Section 7.6 (which is intended for the benefit of the Indemnified Parties), each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third-party beneficiaries under Section 7.6 and Article IV shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires the Company to take any action at the direction of the Special Committee, then such action (including any such action required by this Section 10.9) shall only be taken at the direction of the Special Committee.

10.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11 Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

VOLTARI CORPORATION

By:	/s/ Kenneth Goldmann
Name: Kenneth Goldmann
Title: Principal Executive Officer

STARFIRE HOLDING CORPORATION

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Secretary

VOLTARI MERGER SUB LLC

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: Secretary

[Agreement and Plan of Merger Signature Page]

Exhibit A

Form of Certificate of Incorporation

[See Attached]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VOLTARI CORPORATION

FIRST. The name of the corporation (hereinafter called the “Corporation”) is Voltari Corporation.

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The Corporation’s registered agent at this address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $0.001 per share, and are to be of one class.

FIFTH. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation.

SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH. The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated

A-2

Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

*     *     *

A-3

Exhibit B

Form of By-Laws

[See Attached]

SECOND AMENDED AND RESTATED BYLAWS

OF

VOLTARI CORPORATION

(the “Corporation”)

ARTICLE I

Meetings of Stockholders

Section 1.1. Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting. The Corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 1.2. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. The Corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

Section 1.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 1.4. Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 1.5. Quorum. Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7. Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless a different or minimum vote is required by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon.

Section 1.8. Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the certificate of incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 1.9. List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

Section 1.10. Action By Written Consent of Stockholders. Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 1.11. Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and, if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE II

Board of Directors

Section 2.1. Number; Qualifications. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors or the stockholders. Directors need not be stockholders.

Section 2.2. Election; Resignation; Vacancies. At each annual meeting of stockholders, the stockholders shall elect directors, each of whom shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

Section 2.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

Section 2.5. Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

Section 2.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors, the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in their absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8. Action by Unanimous Consent of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee in accordance with applicable law.

ARTICLE III

Committees

Section 3.1. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

ARTICLE IV

Officers

Section 4.1. Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies. The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2. Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3. Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board, the President or the Vice President.

ARTICLE V

Indemnification of Directors and Officers

Section 5.1. Third-Party Actions. The Corporation shall indemnify to the fullest extent authorized or permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such a proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director, officer or trustee, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that, except as provided in Section 5.10 of this Article V with respect to proceedings to enforce rights to indemnification and advancement, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful.

Section 5.2. Derivative Actions. The Corporation shall indemnify to the fullest extent authorized or permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer or trustee, of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such a proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director, officer or trustee, against all expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery of Delaware or such other court shall deem proper.

Section 5.3. Determination Of Indemnification. Any indemnification under Section 5.1 or 5.2 of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 5.1 or 5.2 of this Article V. Such determination shall be made (i) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

Section 5.4. Right To Indemnification. Notwithstanding the other provisions of this Article V, to the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.1 or 5.2 of this Article V, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 5.5. Advance Of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation on behalf of a director or officer in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation as authorized in this Article V.

Section 5.6. Indemnification Not Exclusive. The rights to indemnification and to the advancement of expenses provided by this Article V shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any law, any agreement, the Certificate of Incorporation, any vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 5.7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under the provisions of this Article V.

Section 5.8. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 5.9. Continuity. The indemnification and advancement of expenses provided for in this Article V shall be contract rights and such rights shall continue as to any person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 5.10. Right of Indemnitee to Bring Suit. If a claim under Section 5.1, 5.2 or 5.5 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

ARTICLE VI

Stock

Section 6.1. Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairperson or Vice Chairperson of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 6.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE VII

Powers of Directors and Officers to Contract with the Corporation

Any and all of the directors and officers of the Corporation, notwithstanding their official relations to it, may enter into and perform any contract or agreement of any nature between the Corporation and themselves, or any and all of the individuals from time to time constituting the Board of Directors, or any firm or corporation in which any such director may be interested, directly or indirectly, whether such individual, firm or corporation thus contracting with the Corporation shall thereby derive personal or corporate profits or benefits or otherwise; provided, that (i) the material facts of such interest are disclosed or are known to the Board of Directors or committee thereof and the Board of Directors or committee thereof in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) if the material facts as to such person’s relationship or interest are disclosed or are known to the stockholders entitled to vote thereon, and the contract is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or agreement is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Any director of the Corporation who is interested in any transaction as aforesaid may nevertheless be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or ratify any such transaction. This Article VII shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto.

ARTICLE VIII

Miscellaneous

Section 8.1. Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 8.2. Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 8.3. Manner of Notice. Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the Corporation under any provision of applicable law, the certificate of incorporation, or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice permitted under this Section 8.3, shall be deemed to have consented to receiving such single written notice. Notice to directors may be given by facsimile, telephone or other means of electronic transmission.

Section 8.4. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 8.5. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Section 8.6. Amendment of Bylaws. These bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

Adopted as of                              , 2019.

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Annex B

[LETTERHEAD OF ALVAREZ & MARSAL VALUATION SERVICES, LLC]

March 22, 2019

Special Committee of the Board of Directors

Voltari Corporation

767 Fifth Avenue

New York, NY 10153

To the Special Committee of the Board of Directors:

The Special Committee of the Board of Directors (the “Special Committee”) of Voltari Corporation (the “Company”) has requested Alvarez & Marsal Valuation Services, LLC (“A&M”) to provide it with A&M’s opinion (the “Opinion”) as to the fairness, from a financial point of view, to the Unaffiliated Stockholders (as defined below) of the Consideration (as defined below) to be received by the Unaffiliated Stockholders in the Proposed Transaction (as defined below) pursuant to the Agreement (as defined below), without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder.

1.	Description of the Proposed Transaction

We understand that the Company proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among the Company, Starfire Holding Corporation (“Parent”) and Voltari Merger Sub LLC, a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Proposed Transaction”), and each outstanding share of common stock of the Company held by stockholders other than Parent, Merger Sub or any of their respective subsidiaries or affiliates (the “Unaffiliated Stockholders”) will be converted into the right to receive $0.86 in cash, without interest (the “Consideration”).

2.	Scope of the Analysis

In connection with this Opinion, A&M has, among other things:

a)	Reviewed, among other documents, the following:

i.	An execution copy of the Agreement dated March 22, 2019;

ii.

Real Property Purchase and Sale Agreement dated January 19, 2018, as amended subsequently, by and between The State Media Company and Voltari Real Estate Holding LLC, a wholly owned subsidiary of the Company;

iii.	Triple Net Lease Agreement dated April 23, 2018 by and between The McClatchy Company and Voltari Real Estate Holding LLC;

iv.	Agreement for Sale and Purchase made as of December 3, 2015 by and between 160 Brighton Acquisition, LLC and Voltari Real Estate Holding LLC;

v.	Ground Lease Agreement dated May 23, 2015 by and between Dwek Branches, LLC and JPMorgan Chase Bank, N.A. and Bill of Sale and General Assignment by Dwek Income, LLC and 160 Brighton Acquisition, LLC;

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vi.	Purchase and Sale Agreement dated December 3, 2015, as amended subsequently, by and between Flanders Holding, LLC and Voltari Real Estate Holding LLC;

vii.

Freestanding Lease Agreement dated September 12, 2013, as amended subsequently, between Flanders Holding, LLC and 7-Eleven, Inc. and Assignment and Assumption of Lease dated May 18, 2016 by and between Flanders Holding, LLC and Voltari Real Estate Holding LLC;

viii.	Fair Value Analysis of JPMorgan Chase Branch on 160 Brighton Avenue in Long Branch, NJ as of September 17, 2015 prepared by CBRE and dated October 27, 2015;

ix.	Fair Value Analysis of 7-11 Flanders on 721-725 Flanders Road in Flanders, NY as of May 18, 2016 prepared by CBRE and dated June 29, 2016;

x.	Fair Value Analysis of property on 1401 Shop Road, Columbia, SC as of May 14, 2018 prepared by Greenwich Realty Advisors and dated August 7, 2018;

xi.	Phase I Environmental Site Assessment for 721 Flanders Road, Flanders, NY prepared by IVI, CBRE company and dated December 28, 2015;

xii.	Limited Phase II Environmental Site Assessment for 721 Flanders Road, Flanders, NY prepared by IVI, CBRE company and dated December 30, 2015;

xiii.	Contractual lease revenue estimates prepared by the Company management in a file titled “December 2018 Lease Revenue — All Properties 4200.xslsx”

b)

Reviewed certain publicly available business and historical financial information relating to the Company including the Company’s annual report and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2018;

c)

Reviewed certain non-public internal financial information and other data relating to the business and financial prospects for the Company, including budget for the fiscal year ending December 31, 2019 prepared by management of the Company (the “Management Budget”), that were provided to us by the Company for the purpose of our analysis and accordingly on which basis we prepared our analysis;

d)

Conducted discussions with, and relied on statements made by, members of the senior management of the Company concerning the business, operations, historical financial results, future prospects of the Company, and the Proposed Transaction;

e)

Reviewed a letter dated March 22, 2019 from the management of the Company which made certain representations as to historical financial statements, the Management Budget and the underlying assumptions, and the gross balance of the Company’s net operating loss tax carryforwards as of December 31, 2018 including U.S. federal, U.S. state, Canada, as well as R&D tax credits and foreign tax credits (collectively, the “Company NOLs and Tax Credits”), including representations from the management of the Company that (i) multi-year financial projections reflecting the best currently available estimates and judgments of the management of the Company with respect to the Company’s future financial performance were unavailable, and (ii) notwithstanding the absence of such projections, based upon the best currently available information and good faith judgments of such management, Company management reasonably believes and, solely for purposes of evaluating the Company NOLs and Tax Credits in the Company’s ordinary course of business as a going-concern enterprise in the absence of a sale of the Company, or any other transaction that could monetize such Company NOLs and Tax Credits, A&M should assume, the Company will not generate taxable income in any year in excess of approximately $2 million that could be offset by the Company NOLs and Tax Credits for the foreseeable future (the “Taxable Income Limitation”);

f)	Considered the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that we deemed relevant;

g)	Considered certain financial performance data of the Company and compared that data with similar data for other companies in lines of business we deemed relevant;

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h)	Compared the financial terms of the Proposed Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant;

i)

Reviewed and discussed with the Special Committee the following estimates: (i) estimates prepared by Company management and their tax advisors of the Company NOLs and Tax Credits and the corresponding expiration schedules for such Company NOLs and Tax Credits, (ii) solely for illustrative purposes, estimates of the potential tax savings available to Parent and its affiliates based on the Company NOLs and Tax Credits (the “Parent Estimated NOL Tax Savings”), and (iii) solely for illustrative purposes, estimates of the potential tax savings available to a third party acquiror based on the Company NOLs and Tax Credits and subject to the limitations of Section 382 of the Internal Revenue Code (the “Third Party Estimated NOL Tax Savings”); and

j)	Considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this Opinion.

3.	Assumptions, Qualifications, and Limiting Conditions

The opinions expressed herein are subject to the following additional qualifications and limitations, with the Special Committee’s consent:

a)

In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Company, or otherwise reviewed by us for purposes of this Opinion, and we have not assumed and we do not assume any responsibility or liability for any such information. In addition, we have assumed that (i) the Taxable Income Limitation is based upon the best currently available information and good faith judgments of the management of the Company and is a reasonable basis on which to evaluate the Company’s maximum ability to utilize the Company NOLs and Tax Credits to achieve future tax savings in the Company’s ordinary course of business as a going-concern enterprise in the absence of a sale of the Company, or any other transaction that could monetize such Company NOLs and Tax Credits, (ii) the Parent Estimated NOL Tax Savings are a reasonable basis on which to evaluate Parent’s ability to utilize the Company NOLs and Tax Credits to achieve future tax savings, and (iii) the Third Party Estimated NOL Tax Savings are a reasonable basis on which to evaluate a hypothetical third party acquiror’s ability to utilize the Company NOLs and Tax Credits to achieve future tax savings. In connection with the preparation of our analyses and this Opinion, management of the Company has advised us that the Company has no contracts for the sale of any of its real properties and maintains a full valuation allowance against the Company NOLs and Tax Credits.

b)

With respect to the Management Budget examined by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available information and good faith judgments of the Company management as to the future financial performance of the Company.

c)

We have not made an independent evaluation or appraisal of the assets, other than the Company’s real property assets, or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals, other than the appraisals indicated in Section 2(a) above.

d)

A&M has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, A&M has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

e)	This Opinion addresses only the fairness, from a financial point of view, to the Unaffiliated Stockholders of the Consideration to be received by such Unaffiliated Stockholders in the Proposed

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Transaction. We do not express any view on, and this Opinion does not address, any other term or aspect of the Agreement or Proposed Transaction, including, without limitation, the consideration to be received by holders of the 13% Redeemable Series J Preferred Stock, par value $0.001 per share, of the Company in connection with the Agreement, relative to the Consideration to be received by the Unaffiliated Stockholders or with respect to the fairness of such consideration, or as to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Consideration to be received by the stockholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

f)

We have assumed that the Proposed Transaction as consummated will not differ in any material respect from that described in the Agreement, without any adverse waiver or amendment of any material term or condition thereof, and that the parties to the Agreement will comply with all material terms of the Agreement.

g)

We have assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement without any amendments thereto or any waivers of any terms or conditions thereof.

h)

We accept no responsibility for the accounting or other data and commercial assumptions on which this Opinion is based. Further, this Opinion does not address any legal, regulatory, taxation or accounting matters, as to which we have assumed that the Special Committee has obtained such advice as it deemed necessary from qualified professionals.

i)

This Opinion does not address, and should not be construed to address, the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available with respect to the Company, the underlying business decision of the Special Committee or the Company to effect the Proposed Transaction, or whether the Consideration to be received by the Unaffiliated Stockholders in the Proposed Transaction represents the best price obtainable. We express no view as to the federal, state or local tax consequences of the Proposed Transaction.

j)	This Opinion is based on business, economic, regulatory, monetary, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us.

k)

This Opinion is effective as of the date hereof. We have no obligation to update the Opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request.

l)	We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in our analysis and in connection with the preparation of this Opinion, A&M has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. This Opinion does not constitute a view regarding the solvency of the Company or Parent prior to or subsequent to the Proposed Transaction. A&M has performed no procedures to determine the solvency of the Company or Parent. As such, this Opinion does not constitute a solvency opinion, and should not be relied upon for such purposes. In addition, A&M is not expressing any opinion as to the market price or value of any of the Company’s or Parent’s securities after announcement of the Proposed Transaction. A&M has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

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This Opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, without our prior written consent, except as described in the remainder of this paragraph. This Opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by A&M.

This Opinion is provided for the benefit of the members of the Special Committee, in their capacity as such, in connection with and for the purposes of their consideration of the Proposed Transaction. This Opinion does not constitute a recommendation by A&M to the Special Committee, the Company, any holder of securities of the Company or any other person as to how such person should vote or act in relation to the Proposed Transactions or any form of assurance by A&M as to the condition of the Company; instead, it merely states whether the Consideration to be received by the Unaffiliated Stockholders in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of A&M to any party.

4.	Disclosure of Prior Relationships

We will receive a fee as compensation for our services in rendering this Opinion, a portion of which was paid as a non-refundable retainer and the remainder of which is payable upon A&M stating to the Special Committee that it is prepared to deliver its Opinion. No portion of A&M’s fee is contingent upon either the conclusion expressed in the Opinion or whether or not the Proposed Transaction is successfully consummated. The Company has also agreed to reimburse A&M for certain expenses and to indemnify A&M in respect of certain liabilities that might arise out of our engagement. During the two years preceding the date of this Opinion, A&M and its affiliates have previously provided financial advisory services to certain affiliates of Parent for which A&M and such affiliates have received compensation and customary indemnification provisions, including (a) having acted as financial advisor to a special committee of the board of directors of a company affiliated with Parent in connection with the acquisition by Parent of a subsidiary of such affiliate which was consummated in October 2018, and (b) having provided financial advisory services to a special committee of the board of directors of a company affiliated with Parent in connection with the merger of such company with an affiliate of Parent which was consummated in in June 2018.

5.	Conclusion

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Unaffiliated Stockholders in the Proposed Transaction pursuant to the Agreement is fair to the Unaffiliated Stockholders, from a financial point of view.

This Opinion has been approved by the internal opinion committee of A&M.

Yours faithfully,

/s/ Alvarez & Marsal Valuation Services, LLC

Alvarez & Marsal Valuation Services, LLC

B-5

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION

SPECIAL MEETING OF THE COMMON STOCKHOLDERS OF

VOLTARI CORPORATION

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18262

iPlease detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone.i

    00030300000000000000   8                                                                             [       ]19

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN

1.  To adopt the Agreement and Plan of Merger, dated as of March 22, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among Voltari Corporation, Starfire Holding Corporation, and Voltari Merger Sub LLC.

	☐	☐	☐

2.  To approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement (including the majority of the minority stockholder approval) or in the absence of a quorum.

	☐	☐	☐

NOTE: THIS PROXY, PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. THE PROXIES ARE FURTHER AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full     title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

VOLTARI CORPORATION

PROXY FOR SPECIAL MEETING OF THE COMMON STOCKHOLDERS TO BE HELD ON [     ], 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received notice of the special meeting and proxy statement, hereby appoints Peter K. Shea, Kenneth Goldmann and/or Peter Kaouris as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of VOLTARI CORPORATION held of record by the undersigned at the close of business on [ ], 2019, the record date, at the Special Meeting of Stockholders to be held on [ ], 2019 at [ ], at the offices of Brown Rudnick LLP, 7 Times Square, New York, NY 10036, and at any adjournment thereof.

(Continued and to be signed on the reverse side.)

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